As filed with the United States Securities and Exchange Commission on November 2, 2021.
Registration No. 333-258818

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-1/A
Amendment No. 1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
APPLIED BLOCKCHAIN, INC.
(Exact Name of Registrant as Specified in its Charter)
Nevada (State or other jurisdiction of incorporation or organization)	7370 (Primary Standard Industrial Classification Code Number)	95-4863690 (I.R.S. Employer Identification No.)
3811 Turtle Creek Blvd., Suite 2100,
Dallas, TX 75219
214-427-1704
(Address, including zip code, and telephone number, including area code, of principal executive offices)
Copies to:
Carol Sherman, Esq.
Kelley Drye & Warren LLP
Canterbury Green
201 Broad Street
Stamford, CT 06901
Telephone: (203) 324-1400
Facsimile: (203) 327-2669
Approximate date of proposed sale to public: As soon as practicable on or after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.   ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”). (Check one):
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 7(a)(2)(B) of the Securities Act.   ☐
CALCULATION OF REGISTRATION FEE

Title of Securities being Registered	Amount of Securities to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.001 per share	205,863,636(2)	$1.39(3)	$286,150,455 (3)	$31,219.01(3)(4)
Common stock par value $0.001 per share	4,545,454(5)	$4.48 (6)	$20,363,634 (6)	$1,888 (6)
Total	210,409,090			$33,107.01 (4)

(1)
Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
205,863,636 shares were included in the calculation of the registration fee in connection with the original Form S-1 filed on August 13, 2021.

(3)
Estimated solely for the purpose of calculating the registration fee for this offering pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), using the average of the high and low sale prices on August 6, 2021 of $1.39 as reported on the OTC Markets Group Inc.’s Pink marketplace (the “OTC Pink”).

(4)
$31,219.01 of the registration fee was previously paid at the time of filing of the original Form S-1 on August 13, 2021.

(5)
4,545,454 additional shares of common stock held by stockholders have been included in the number of shares being registered hereunder

(6)
Estimated solely for the purpose of calculating the registration fee for this offering pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), using the average of the high and low sale prices on October 29, 2021 of $4.48 as reported on the OTC Markets Group Inc.’s Pink marketplace (the “OTC Pink”).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED NOVEMBER 2, 2021
210,409,090 Shares of Common Stock
The selling stockholders named in this prospectus, or the Selling Stockholders, may offer and sell from time to time up to 210,409,090 shares of our common stock, par value $0.001 per share (the “Registered Shares”), consisting of:
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up to 132,000,000 shares of common stock issuable upon automatic conversion when the registration statement of which this prospectus forms a part is declared effective by the Securities Exchange Commission (the “SEC” or the “Commission”), of 660,000 shares of our Series C Convertible Redeemable Preferred Stock issued in a private placement pursuant to subscription agreements entered into on April 15, 2021; and

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up to 78,409,090 shares of common stock issuable upon automatic conversion when the registration statement of which this prospectus forms a part is declared effective by the SEC of 1,380,000 shares of our Series D Convertible Redeemable Preferred Stock issued in a private placement pursuant to subscription agreements entered into on July 30, 2021, August 24, 2021 and October 7, 2021.

The Selling Stockholders may offer, sell or distribute all or a portion of the Registered Shares publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the Registered Shares. We will bear all costs, expenses and fees in connection with the registration of these Registered Shares, including with regard to compliance with state securities or “blue sky” laws. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their sale of shares of common stock or warrants. See “Plan of Distribution” beginning on page 67 of this prospectus.
Our common stock currently trades on the Pink Market operated by OTC Market Group Inc. (“OTC Pink”) under the symbol “APLD.” On October 29, 2021, the last reported sale price of our common stock on the OTC Pink was $4.69 per share. Quotes of stock trading prices on any over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.
The public offering price per share of common stock will be determined by the Selling Stockholders and may be at a discount to the then current market price. Therefore, the recent market price used throughout this preliminary prospectus may not be indicative of the final offering price.
We intend to apply to have our common stock quoted on the OTCQB tier of the OTC Market Group, Inc. under the symbol “APLD.” We cannot guarantee that we will be successful in having our common stock quoted on the OTCQB.
We are deemed to be a shell company as defined under Rule 405 of the Securities Act of 1933, as amended. As such stockholders cannot rely on the provisions of Rule 144 for the resale of their shares until certain conditions are met.
Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 7 to read about factors you should consider before buying shares of our common stock.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is            , 2021

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For investors outside of the United States: Neither we nor any of the registered stockholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of common stock and the distribution of this prospectus outside of the United States.
ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using the “shelf” registration process. Under this shelf registration process, the Selling Stockholders may, from time to time, sell the Registered Shares offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Stockholders of the Registered Shares offered by them described in this prospectus.
You should rely only on information contained in this prospectus filed with the Securities and Exchange Commission, or the SEC. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus is correct after the date of this prospectus.
This prospectus is not an offer to sell or the solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful or in any state or other jurisdiction where the offer is not permitted. The information contained in this prospectus is accurate only as of its date regardless of the time of delivery of this prospectus or of any sale of common stock.
Neither we nor the Selling Stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Stockholders will make an offer to sell these Registered Shares in any jurisdiction where the offer or sale is not permitted.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”
Unless the context indicates otherwise, references in this prospectus to the “Company,” “APLD,” “we,” “us,” “our” and similar terms refer to Applied Blockchain, Inc. and its consolidated subsidiaries.
MARKET AND INDUSTRY DATA
Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations, market position, market opportunity, and market size, is based on information from various third-party industry and research sources, as well as assumptions that we have made that are based on those data and other similar sources, and on our knowledge of the markets for our products and services. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we believe the market position, market opportunity, and market size information included in this prospectus is generally reliable, information of this sort is inherently imprecise. In addition, projections, assumptions, and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.
This prospectus contains statistical data, estimates, and forecasts that are based on industry publications or reports generated by third-party providers, or other publicly available information, as well as other information based on internal estimates.

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GLOSSARY FOR CRYPTOASSETS
Throughout this prospectus, we use a number of industry terms and concepts which are defined as follows:
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Altcoin:    Cryptocurrencies other than Bitcoin. They share some characteristics with Bitcoin but are also different in order to appeal to a wide variety of users.

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Bitcoin:    Bitcoin is a decentralized digital currency, without a central bank or single administrator, that can be sent from user to user on the peer-to-peer bitcoin network without the need for intermediaries.

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Block:    Synonymous with digital pages in a ledger. Blocks are added to an existing blockchain as transactions occur on the network. Miners are rewarded for “mining” a new block with ETH on the Ethereum platform.

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Blockchain:    A cryptographically secure digital ledger that maintains a record of all transactions that occur on the network and follows a consensus protocol for confirming new blocks to be added to the blockchain.

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Consensus Mechanism:    Each of Ethereum and Bitcoin use Proof-of-work (POW) as the Consensus Mechanism.

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Crypto:    A broad term for any cryptography-based market, system, application, or decentralized network.

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Cryptoasset:    Any digital asset built using blockchain technology, including cryptocurrencies, stablecoins, and security tokens.

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Cryptoeconomy:    A new open financial system built upon crypto.

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Ethereum:    An open software platform based on blockchain technology that enables anyone to build and deploy decentralized applications.

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Ether or ETH:    The cryptoasset of the Ethereum (a way to pay for the processing power required to run the network and used by users on the Ethereum platform to pay fees).

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Hash rate:    The hash rate is the measuring unit of the processing power of a blockchain network (1 Mhash/s indicates 1 million hash calculations are done every second).

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Hosting:    A service that includes a facility powering, housing, and maintaining mining equipment.

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GPU:    A graphic processing unit which can process many pieces of data simultaneously.

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Miner:    Individuals or entities who operate a computer or group of computers that add new transactions to Blocks, and verify Blocks created by other miners. Miners collect transaction fees and are rewarded with new tokens for their services.

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Mining:    The process by which new blocks are created, and thus new transactions are added to the blockchain.

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Wallet:    A place to store public and private keys for cryptoassets. Wallets are typically software, hardware, or paper-based.

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PROSPECTUS SUMMARY
This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should carefully read this prospectus in its entirety before investing in our common stock, including the sections titled “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the accompanying notes, provided elsewhere in this prospectus. Some of the statements in this prospectus constitute forward-looking statements. See the section titled “Special Note Regarding Forward-Looking Statements.” Unless the context otherwise requires, the terms “Applied Blockchain,” “the company,” “we,” “us,” and “our” in this prospectus refer to Applied Blockchain, Inc. and our consolidated subsidiaries.
Our Business
We are a participant in the dynamic Cryptoeconomy, actively mining cryptoassets and developing hosting services offered to other cryptoasset (crypto) miners. We are positioning ourself to play an active role in increasing acceptance of cryptoassets, recognizing cryptoassets as a currency and store of value. While crypto itself is not new, demand for it in the recent years has led to many financial institutions giving clients exposure through various investment vehicles, retail investors allocating portions of their portfolios to crypto, merchants accepting crypto as a form of payment, crypto ATM machines becoming more readily available around the world, and at least one government approving Bitcoin as legal tender requiring merchants to be able to accept Bitcoin as well as other forms of currency. As the Cryptoeconomy expands, we are positioning ourselves to support the growth via our multi-pronged strategy, which consists of:
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Mining, Bitcoin, Ethereum and other Cryptoassets:   gives us the ability to deploy resources toward Ethereum and Bitcoin, while opportunistically mining other Altcoins.

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Scaling Hosting Operations:   leveraging partnerships to support scalable, low-cost mining solutions to support crypto and blockchain infrastructure.

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Expansion of Mining Hardware and Related Infrastructure:   rapidly deploying capital to expand mining operations.

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Proprietary Quantitative Models:   allow us to calculate mining returns in real-time and adjust mining hash power as needed. We believe that the models developed with our strategic partners allow us to deploy our hardware to mine the cryptocurrencies that will drive high returns on investment.

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Strategic Crypto Asset Management:   allows us to utilize trading strategies to maximize asset value and hedge against downside risk.

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Fleet Management:   opportunistic trading of mining equipment in secondary markets to locate inefficient hardware and replace it with more efficient hardware.

Mining Operation
Our mission is to quickly scale a large mining operation focused on mining Bitcoin and Ethereum (Ether). With a specialized algorithm and advice provided by strategic partners and mining pool managers, we are able to mine the most profitable cryptoassets in the market and adjust in real-time if needed when more financially lucrative opportunities arise. As a result of changes to Chinese regulations of cryptoasset mining businesses and the uncertain regulatory climate in China surrounding cryptoasset mining operations, we decided to locate our mining hardware in North America. Shortly after that, China began its crackdown on mining facilities in locations across the country. These events pushed us to explore other co-hosting locations. By July 2021, we had entered into a co-hosting agreement with Coinmint LLC, had our initial order of mining equipment delivered and installed at Coinmint’s co-hosting facility and began our mining operations. We also determined that constructing our own co-hosting facilities would enable us to generate a stable cash flow stream through long-term hosting agreements, lower the cost of power for our own mining operations and eliminate risks to us of relying on a third party host. We have ordered additional mining equipment, which we expect to be delivered and installed in the fourth quarter of calendar year 2021 in our first co-hosting facility which is currently under construction. We do not plan to utilize third-party co-hosting facilities for our equipment other than what is currently hosted by Coinmint.

Hosting Operation
Our mission includes building co-hosting facilities in which our customers will lease space and access to electricity and in which we will also install our own crypto mining equipment providing us with fees from customers and less expensive access to power to run our crypto mining business. We have purchased property in North Dakota on which we have begun construction of our first co-hosting facility. We have also entered into an Amended and Restated Energy Services Agreement with respect to 100 megawatts to be used by us and our co-hosting customers. We have also entered into agreements with 4 customers which will account for the total available energy under the Amended and Restated Energy Services Agreement at our first facility and 85MW of energy at our second facility once built and able to provide such energy.
Working with expert advisors in the fields of power, crypto mining operations, procurement, and construction, we have designed a plan for a prefabricated facility and organization within the facility that can be delivered and installed quickly and maximize performance and efficiency of the facility and our and our customers’ crypto mining equipment. Installation of our first co-hosting facility began in October 2021. We expect this facility to be completed in the fourth quarter of calendar year 2021.
With low-cost energy powering our co-hosting facilities, our customers can expect an agile and cost competitive crypto mining solution. We have identified at least two additional sites for additional facilities and several potential customers to fill such additional sites. We are negotiating leases and/or purchases of such property, energy agreements to support such facilities and agreements with potential additional co-hosting customers.
Our Competitive Strengths
Premier strategic partnerships with leading industry participants.   We believe that our partnerships with SparkPool, GMR and Bitmain have provided, and certain partners continue to provide, us with a significant competitive advantage. SparkPool operated one of the largest Ethereum mining pools in the world, and was one of the leading software developers for mining software globally. SparkPool provided us mining software, hardware selection, analytics, and purchasing power. SparkPool also assists us in engineering and designing our sites. SparkPool is currently in the process of shutting down its operations and is assisting us in a transition to a new Ether mining pool manager, Ethermine. We have also entered into a new agreement with SparkPool pursuant to which SparkPool will advise us on operating our own Ether mining pool for our own mining activities and, should we determine to do so in the future, as a service to third parties. GMR has deep crypto mining experience, in particular with Ether and Bitcoin, and advises us, based on its proprietary algorithm, as to distribution of our resources among different cryptoassets to optimize our mining activities in real-time. GMR also provides us with mining asset selection, asset management and trading services. GMR has also been a proponent of our hosting strategy, having signed a contract for approximately 50% of our 100MW capacity as part of our hosting operation under development. Bitmain, our newest partner, provides us with preferred access to Bitcoin mining equipment as well as leads for potential hosting customers. SparkPool, GMR, and Bitmain are each strategic equity investors in our company.
Access to low-cost power with long-term services agreement.   One of the main benefits of our Amended and Restated Electric Service Agreement is the low cost of power for mining. Even prior to the crypto mining restrictions in China, power capacity available for Bitcoin mining was scarce, especially at scalable sites with over 100MW+ of potential capacity. This scarcity of mining power allows us to realize attractive hosting rates in the current market, in particular given our ability to provide long-term (5-year) hosting contracts. For the first 100MW buildout, we secured 5-years of power from a utility that pre-filled the 100MW of planned capacity before breaking ground.
Access to mining equipment during shortage.   Independent of our Bitmain partnership, we secured an order for Nvidia GPUs from a third-party. The new Bitmain partnership has only reinforced our access to mining equipment, as evidenced by our order through Bitmain for 200PH of mining equipment due late in calendar year 2021. As we continue to scale our operations, we expect to leverage our strategic partnerships in order to ensure that we receive timely access to the highest quality equipment.
Hosting provides predictable, sticky revenue and cash flow to complement more volatile mining operations.   The financial performance of mining operations is linked to the value of the underlying cryptocurrencies mined, which can result in volatility in financial results. However, through the recently executed Amended and Restated Electric Service Agreement with a utility in the upper Midwest, we have locked in a ceiling for our energy costs. The Amended and Restated Electric Service Agreement has also enabled us to launch our hosting business with long-term customer contracts. We intend for the steady cash flows generated by our hosting operations to be reinvested into the hosting business or re-deployed into our mining business in order to opportunistically mine the most profitable crypto currencies.
Strong management team and board of advisors with deep experience in crypto mining and hosting operations.   We have recently expanded our leadership team by attracting top talent in the crypto mining and hosting space. Recent hires from both publicly traded and private company competitors have allowed us to build a team capable of designing hosting data centers, constructing hosting facilities, and efficiently running mining operations at scale. In addition, our board of advisors includes luminaries in the crypto space, including the co-founders of SparkPool and GMR.
Our Growth Strategies
Acquire mining equipment and build scale in our mining operations.   Leveraging our strategic partners and their industry relationships, we intend to source and receive mining equipment to scale our operation as quickly as possible. Our diversified mining strategy allows us to opportunistically deploy capital into mining hardware that will provide the highest return on investment, including through mining Ethereum, Bitcoin, and many other alternative coins. Our partnership with Bitmain also provides us with access to high quality and efficient mining equipment from the leading manufacturer of crypto hardware in the world. Furthermore, we have added the leadership team to expand our mining operations through strategic hiring. We believe that we are positioned to benefit from our experienced team as well as our strategic relationships to accelerate the buildout of our mining operations and to optimize any hardware we deploy.
Leverage partners to grow hosting operations while minimizing risk.   Our strategic partners GMR and Bitmain have entered into hosting contracts with us that will utilize the available capacity from our first planned 100MW hosting site, enabling us to pre-fill our initial site before breaking ground. Beyond their own use of our hosting capabilities, our partners have strong relationships across the cryptocurrency ecosystem, and we believe that we will be able to leverage their networks to identify leads for our expansion of hosting operations. In fact, we believe that we have sufficient demand to fill our planned hosting expansion to approximately 500MW, which should minimize the risk of accelerating expansion.
Secure scalable power sites in areas favorable for crypto mining.   We have developed a pipeline of potential power sources. We are currently developing our first hosting site in the Midwest, and we have visibility into two additional sites in the Midwest as well as solar and wind assets in Texas. Through our build-out of our first Midwest facility and the prior experience our leadership team brings to our initiatives, we believe that we have developed a repeatable power strategy to significantly scale our operations. In addition, we are currently focused on and will continue to target states that have favorable laws and regulations for the crypto mining industry, which we believe further de-risks the scaling of our operations.
Vertically integrate power assets.   With recent additions to our management team, we are increasingly looking at various types of power assets to support the growth of our mining and hosting operations. This also includes power generation assets, which longer-term could be used to reduce our cost of power. Our management team has experience not only in evaluating and acquiring power assets, but also in the conversion of power assets to crypto mining/hosting operations and the construction of data centers with the specific purpose of mining crypto currency assets.
Expand into other cryptocurrency assets and businesses.   While we do not currently mine cryptoassets other than Bitcoin and Ether, we see potential value in the ecosystems developing around cryptoassets. New asset classes such as Non-fungible tokens (NFTs) have increasingly gained acceptance. An NFT allows for representation of something unique as an Ethereum-based asset. In the first three months of 2021, NFT sales were over $2 billion, with volumes up approximately 20x compared to the $93 million in sales during the final three months of 2020 according to reporting by CNBC. Additionally, we may expand into other cryptoasset related businesses. For instance, pursuant to our agreement with SparkPool, formerly one of the largest Ether mining pool managers before shutting down its operations in response to changed regulations in China, SparkPool is advising us on how to manage a mining pool for our own mining activities and potentially as a service to provide to third parties. We deem the following factors important in making a decision to enter into a particular line of business: advice from securities and regulatory legal counsel about the regulatory framework applicable to such line of business, including the Howey test for whether or not a particular asset could be a security and consequences thereof, as applicable at the time, economic conditions, costs and benefits resulting from investing in a new line of business rather than our current mining and co-hosting businesses, other costs of establishing such new or additional line of business, investor appetite, and other factors that may arise from time to time which could impact the costs and benefits to us and our shareholders.
Our Company History
Applied Blockchain, Inc. was incorporated in Nevada in May 2001 under the name of Reel Staff, Inc. to provide staffing services to film, video and television production companies. In September 2002, in connection with a share exchange with the stockholders of Flight Safety Technologies, Inc. (“FSTO”) and merger with FSTO, we changed our name to Flight Safety Technologies, Inc. On October 23, 2009, we filed a certificate of amendment to our articles of incorporation with the Secretary of State of the State of Nevada to change our name to Applied Science Products, Inc. ceased operations in 2014. As a result of having no business or revenues from 2015 through May 2021, we are currently deemed a shell company.
In December 2020, we began investigating opportunities to acquire, or otherwise build, an operating business. We determined to build a business focused on cryptoassets, and specifically participate in Ethereum (Ether) mining. On March 19, 2021, we entered into the Services Agreement with GMR Limited, a British Virgin Islands limited liability company (“GMR”), Xsquared Holding Limited, a British Virgin Islands limited liability company (“SparkPool”) and Valuefinder, a British Virgin Islands limited liability company (“Valuefinder” and, together with GMR and SparkPool, each a “Service Provider” and collectively, the “Service Providers”). Pursuant to the Services Agreement, we engaged the Service Providers to provide cryptoasset mining management and analysis and to secure equipment to be purchased by us as consideration for 44,640,889 shares of common stock to be issued to GMR and SparkPool or their designees and 18,938,559 shares of common stock to be issued to Valuefinder or its designee, in each case upon the occurrence of certain events. On March 25, 2021, we filed a certificate of amendment to our Second Amended and Restated Articles of Incorporation (as amended from time to time, our “Articles”) with the Secretary of State of the State of Nevada to change our name to Applied Blockchain, Inc. By July 2021, we had purchased crypto mining equipment, taken delivery of such equipment, installed such equipment at a cohosting location and began mining and generating revenue. In July 2021, we added a strategic partner, Bitmain Technologies Limited (“Bitmain”), a producer of products for blockchain and artificial intelligence (AI) applications, to assist in the operation and development of our mining and co-hosting business as well as the identification of other strategic business initiatives.
Summary Risk Factors
An investment in our common stock involves a high degree of risk and uncertainty. You should carefully consider the risks summarized below and the other risks that are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary. These risks include, but are not limited to, the following:
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We have little operating history in the crypto mining and co-hosting business with limited sources of revenue and may be unable to increase our revenue from operations or raise additional capital needed to grow our business or become profitable.

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Our business plan is dependent on the price of Bitcoin, Ether and other cryptoassets which has fluctuated wildly and could continue to do so.

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If we fail to manage our growth, our business, financial conditional and results of operations could be harmed.

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We are dependent on third-party brokers to source our mining equipment. Failure to properly manage these relationships or failure of the brokers to perform as expected could have a material adverse effect on our business, prospects or operations.

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We and our co-hosting customers are subject to a highly-evolving regulatory landscape and any adverse changes to, or our failure to comply with, any laws or regulations could adversely affect our business, prospects or operations, including potential illegality now, or in the future, of acquiring, owning, holding, selling or using Bitcoin, Ether or other cryptoassets, participating in blockchains or utilizing similar cryptoassets in one or more countries, the ruling of which would adversely affect us.

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Governmental actions may have a materially adverse effect on the cryptoasset mining industry as a whole, which would have an adverse effect on our business and results of operations.

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Cryptoassets’ status as a “security,” a “commodity” or a “financial instrument” in any relevant jurisdiction is subject to a high degree of uncertainty and if we or our co-hosting customers are unable to properly characterize a cryptoasset, we or they may be subject to regulatory scrutiny, investigations, fines, and other penalties, which may adversely affect our business, operating results, and financial condition.

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Our business is dependent on technology, access to the internet and electricity which may not be available on commercially reasonable terms, if at all. Broad disruption of the internet could also adversely affect the prices of Bitcoin, Ether or other cryptoassets.

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Banks and financial institutions vary in the services they provide to businesses that engage in cryptoasset-related activities or that accept cryptoasset as payment.

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There is a lack of liquid markets for cryptoassets and banks and other services providers may stop providing services to entities involved in cryptoasset mining and such markets could be manipulated.

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Acceptance and/or widespread use of Bitcoin, Ether and other cryptoassets is uncertain.

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Cryptoassets may have concentrated ownership and large sales or distributions by holders of such cryptoassets could have an adverse effect on the market price of such cryptoasset.

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Competition from other methods of investing in Bitcoin, Ether and other cryptoassets or the development of competing blockchain platforms or technologies may adversely affect our operations, investment strategies and profitability.

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We may not adequately respond to rapidly changing technology or methods of, rules of, or access to, platforms which may negatively affect our business. Rapidly changing technology or platform methods, rules and access may render our crypto mining and related equipment and facilities obsolete, unprofitable or unusable.

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Our reliance on a third-party mining pool service provider for our mining revenue payouts may have a negative impact on our operations such as a result of cyber-attacks against the mining pool operator and/or our limited recourse against the mining pool operator with respect to rewards paid to us.

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The characteristics of cryptoassets have been, and may in the future continue to be, exploited to facilitate illegal activity such as fraud, money laundering, tax evasion and ransomware scams; if any of our co-hosting customers do so or are alleged to have done so, it could adversely affect us.

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The open source structure of the Bitcoin and Ethereum network protocols and structure of the platforms are open to manipulation, hacking, decreases in transaction fees. Circumstances may arise that do not provide an adequate incentive to continue mining or co-hosting and we may cease mining operations and/or co-hosting facility operations, which will likely lead to our failure to achieve profitability.

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The loss or destruction of private keys required to access any cryptoassets held in custody for our own account may be irreversible. If we are unable to access our private keys or if we experience a hack or other data loss relating to our ability to access any cryptoassets, it could cause regulatory scrutiny, reputational harm, and other losses.

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Cryptoassets and Bitcoin and Ether platforms, including those maintained by or for us, are susceptible to malicious actors, botnets, and cybersecurity threats and may be exposed to cybersecurity threats and hacks.

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Our cryptoassets may be subject to damage, theft or restriction on access.

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The limited rights of legal recourse against us, and our lack of insurance protection expose us and our stockholders to the risk of loss of our cryptoassets for which no person is liable.

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We may not be able to realize the benefits of forks.

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COVID-19 or any pandemic, epidemic or infectious disease outbreak in the United States or elsewhere, may adversely affect our business.

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The price of our common stock may have little or no relationship to the historical bid prices of our common stock on the OTC Pink.

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We will incur increased costs as a result of closing this offering and later becoming a public reporting company.

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You may experience dilution of your ownership interest because of the future issuance of additional equity in our company.

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We are a shell company and as such stockholders cannot rely on the provisions of Rule 144 for the resale of their shares until certain conditions are met.

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Provisions in Articles, our amended and restated bylaws (as amended from time to time, the “Bylaws”), and Nevada law may discourage a takeover attempt even if a takeover might be beneficial to our stockholders.

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Cryptoassets face significant scaling obstacles that can lead to high fees or slow transaction settlement times.

Our Corporate Information
Our executive office is located at 3811 Turtle Creek Blvd., Suite 2100, Dallas, Texas 75219, and our phone number is (214) 427-1704. Our principal website address is www.appliedblockchaininc.com. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.
Implications of Being a Smaller Reporting Company
We are a “smaller reporting company” as defined in the Exchange Act. We may take advantage of certain of the scaled disclosures available to smaller reporting companies so long as the market value of our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

RISK FACTORS
Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, before making a decision to invest in our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of or that we currently believe are immaterial may also become important factors that adversely affect our business. If any of the following risks occur, our business, operating results, financial condition and future prospects could be materially and adversely affected. In that event, the market price of our common stock could decline, and you could lose part or all of your investment. Some statements in this prospectus, including such statements in the following risk factors, constitute forward-looking statements. See the section entitled “Special Note Regarding Forward-Looking Statements.”
Risks Related to Our Business
We are at an early stage of development of our cryptoasset mining and hosting business and currently have limited sources of revenue and may never become profitable.
Until 2021, we had no operations since 2014. Although we began generating revenue in 2021 from our cryptoasset mining activities, we are subject to the risks and uncertainties of a new business, including the risk that we may never develop, complete development or market any of our proposed services or be able to liquidate our cryptoassets. Accordingly, we have only a limited history upon which an evaluation of our prospects and future performance can be made. If we are unable to increase our generation of revenue, we will not become profitable, and we may be unable to continue our operations. Furthermore, our proposed operations are subject to all business risks associated with new enterprises. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the expansion of a business, operation in a competitive industry, and the continued development of advertising, promotions and a corresponding customer base. There can be no assurances that we will operate profitably.
We have a business plan which is dependent on the price of Bitcoin, Ether and/or other cryptoassets. A decline in the price of Bitcoin, Ether and/or other cryptoassets could result in significant losses to us and our co-hosting customers.
In June 2021, we acquired equipment and began operating our own cryptoasset mining equipment to generate cryptoassets to exchange for U.S. Dollars. Our current strategy will continue to expose us to the numerous risks and volatility associated within this sector. Although, based on the current trend in cryptoasset mining, we do not expect to incur losses from our crypto mining operations for the near-term, if the price of cryptoassets declines, we could incur future losses and these losses could be significant as we incur costs and expenses associated with investments and potential future acquisitions, as well as legal and administrative related expenses. Our co-hosting customers could also experience significant losses if the price of cryptoassets declines. If our co-hosting customers’ losses are significant enough, they may be unable to continue to pay our fees and we experience a decline in revenue from our co-hosting operations. We intend to closely monitor our cash balances, cash needs and expense levels. Our mining operations are costly, require substantial investment prior to generation of any revenue and our expenses are likely to increase in the future. This expense increase may not be offset by a corresponding increase in revenue. Our expenses may be greater than we anticipate, and our investments to make our business more efficient may not succeed and may outpace monetization efforts. Increases in our costs without a corresponding increase in our revenue would increase our losses and could seriously harm our business and financial performance.
We are subject to a highly-evolving regulatory landscape and any adverse changes to, or our failure to comply with, any laws or regulations could adversely affect our business, prospects or operations.
Our business is subject to extensive laws, rules, regulations, policies and legal and regulatory guidance, including those governing securities, commodities, cryptoasset custody, exchange and transfer, data governance, data protection, cybersecurity and tax. Many of these legal and regulatory regimes were adopted prior to the advent of the Internet, mobile technologies, cryptoassets and related technologies. As a result, they do not contemplate or address unique issues associated with the crypto economy, are subject to significant uncertainty, and vary widely across U.S. federal, state and local and international jurisdictions. These legal and regulatory regimes, including the laws, rules and regulations thereunder, evolve frequently and may be modified, interpreted and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another. Moreover, the complexity and evolving nature of our business and the significant uncertainty surrounding the regulation of the crypto economy requires us to exercise our judgement as to whether certain laws, rules and regulations apply to us, and it is possible that governmental bodies and regulators may disagree with our conclusions. To the extent we have not complied with such laws, rules and regulations, we could be subject to significant fines and other regulatory consequences, which could adversely affect our business, prospects or operations. As cryptoasset has grown in popularity and in market size, the Federal Reserve Board, U.S. Congress and certain U.S. agencies (e.g., the Commodity Futures Trading Commission, the SEC, the Financial Crimes Enforcement Network and the Federal Bureau of Investigation) have begun to examine the operations of cryptoasset networks, cryptoasset users and cryptoasset exchange markets.
Ongoing and future regulatory actions could effectively prevent our ongoing or planned crypto mining and co-hosting operations, limiting or preventing future revenue generation by us and rendering our operations and crypto mining equipment obsolete. Such actions could severely impact our ability to continue to operate and our ability to continue as a going concern or to pursue our strategy at all, which would have a material adverse effect on our business, prospects or operations.
If we fail to effectively manage our growth, our business, financial condition and results of operations could be harmed.
We are a development stage company with a small management team and are subject to the strains of ongoing development and growth, which will place significant demands on our management and our operational and financial infrastructure. Although we may not grow as we expect, if we fail to manage our growth effectively or to develop and expand our managerial, operational and financial resources and systems, our business and financial results would be materially harmed.
We may not be able to manage growth effectively, which could damage our reputation, limit our growth and negatively affect our operating results. Further, we cannot provide any assurance that we will successfully identify emerging trends and growth opportunities in this business sector and we may lose out on opportunities. Such circumstances could have a material adverse effect on our business, prospects or operations.
We have an evolving business model which is subject to various uncertainties.
We are building a cryptoasset mining operation. As cryptoassets and blockchain technologies become more widely available, we expect the services and products associated with them to evolve. Future regulations may require us to change our business in order to comply fully with federal and state laws regulating cryptoasset (including Ethereum and Bitcoin) mining. In order to stay current with the industry, our business model may need to evolve as well. From time to time, we may modify aspects of our business model relating to our strategy. We cannot offer any assurance that these or any other modifications will be successful or will not result in harm to our business.
We may be unable to raise additional capital needed to grow our business.
We may operate at a loss as we continue to establish our business model, or if Bitcoin, Ether and other cryptoasset prices decline. In addition, we expect to need to raise substantial additional capital to expand our operations, pursue our growth strategies and to respond to competitive pressures or unanticipated working capital requirements. We may not be able to obtain additional debt or equity financing on favorable terms, if at all, which could impair our growth and adversely affect our existing operations. If we raise additional equity financing, our stockholders may experience significant dilution of their ownership interests, and the per share value of our common stock could decline. Furthermore, if we engage in additional debt financing, the holders of debt likely would have priority over the holders of common stock on order of payment preference. We may be required to accept terms that restrict our ability to incur additional indebtedness, take other actions including terms that require us to maintain specified liquidity or other ratios that could otherwise not be in the interests of our stockholders.

Any disruption of service experienced by certain of our third-party service providers or our failure to manage and maintain existing relationships or identify and engage or hire other qualified third-party service providers or employees to perform similar functions could harm our business, financial condition, operating results, cash flows, and prospects.
We may depend upon outside advisors who may not be available on reasonable terms as needed. To supplement the business experience of our officers and directors, we may be required to employ technical experts, appraisers, attorneys, or other consultants or advisors. Our management, with approval of our board of directors (“Board”) in certain cases, without any input from stockholders, will make the selection of any such advisors. Furthermore, it is anticipated that such persons may be engaged on an “as needed” basis without a continuing fiduciary or other obligation to us. In the event we consider it necessary to hire outside advisors, we may elect to hire persons who are affiliates, if they are able to provide the required services.
On March 19, 2021, we entered into the Services Agreement with GMR Limited, a British Virgin Islands limited liability company (“GMR”), Xsquared Holding Limited, a British Virgin Islands limited liability company (“SparkPool”) and Valuefinder, a British Virgin Islands limited liability company (“Valuefinder” and, together with GMR and SparkPool, each a “Service Provider” and collectively, the “Service Providers”). Pursuant to the Services Agreement, we engaged the Service Providers to provide cryptoasset mining management and analysis and to secure equipment to be purchased by us as consideration for 44,640,889 shares of common stock to be issued to GMR and SparkPool or their designees and 18,938,559 shares of common stock to be issued to Valuefinder or its designee, in each case upon the occurrence of certain events. On March 25, 2021, we filed a certificate of amendment to our Second Amended and Restated Articles of Incorporation (as amended from time to time, our “Articles”) with the Secretary of State of the State of Nevada to change our name to Applied Blockchain, Inc. By July 2021, we had purchased crypto mining equipment, taken delivery of such equipment, installed such equipment at a cohosting location and began mining and generating revenue. In July 2021, we added a strategic partner, Bitmain Technologies Limited (“Bitmain”), a producer of products for blockchain and artificial intelligence (AI) applications, to assist in the operation and development of our mining and co-hosting business as well as the identification of other strategic business initiatives.
If these third parties or other outside advisors experience difficulty providing the services we require, or if they experience disruptions or financial distress or cease operations temporarily or permanently, it could make it difficult for us to operate our cryptoasset mining operations. If we are unsuccessful in identifying or finding highly qualified third-party service providers or employees, if we fail to negotiate cost-effective relationships with them or if we are ineffective in managing and maintaining these relationships, it could materially and adversely affect our cryptoasset mining business and our financial condition, operating results, cash flows, and prospects.
The loss of any of our management team, our inability to execute an effective succession plan, or our inability to attract and retain qualified personnel, could adversely affect our business.
Our success and future growth will depend to a significant degree on the skills and services of our management team. We will need to continue to grow our management team in order to alleviate pressure on our existing team and in order to continue to develop our business. If our management team, including any new hires that we may make, fails to work together effectively and to execute our plans and strategies on a timely basis, our business could be harmed. Furthermore, if we fail to execute an effective contingency or succession plan with the loss of any member of our management team, the loss of such management personnel may significantly disrupt our business.
The loss of key members of our management team could inhibit our growth prospects. Our future success also depends in large part on our ability to attract, retain and motivate key management and operating personnel. As we continue to develop and expand our operations, we may require personnel with different skills and experiences, and who have a sound understanding of our business and the cryptoasset industry. The market for highly qualified personnel in this industry is very competitive and we may be unable to attract such personnel. If we are unable to attract such personnel, our business could be harmed.

We are dependent on third-party brokers to source our miners, and failure to properly manage these relationships, or the failure of these brokers to perform as expected, could have a material adverse effect on our business, prospects or operations.
We currently rely on third-party brokers to source our miners. We have no assurance that business interruptions will not occur as a result of the failure by these brokers to perform as expected, including the failure to locate acceptable or sufficient miners for our purchase. Many of the competitors in our industry have also been purchasing mining equipment at scale, which has caused a world-wide shortage of mining equipment and extended the corresponding delivery schedules for new miner purchases. We cannot ensure that our brokers will continue to perform services to our satisfaction or on commercially reasonable terms. The recent increased demand for miners has also limited the supply of miners that brokers may source for us. Our brokers may also decline our orders to fulfill those of our competitors, putting us at competitive harm. There are no assurances that any miner manufacturers will be able to keep pace with the surge in demand for mining equipment. If our brokers are not able to provide the agreed services at the level of quality and quantity we require or become unable to handle the volume of miners we seek, we may not be able to replace such broker in a timely manner. Any delays, interruption or increased costs could have a material adverse effect on our business, prospects or operations.
We may depend upon outside advisors who may not be available on reasonable terms as needed.
To supplement the business experience of our officers and directors, we may be required to employ technical experts, appraisers, attorneys, or other consultants or advisors. Our management, with our board of directors (“Board”) approval in certain cases, without any input from stockholders will make the selection of any such advisors. Furthermore, it is anticipated that such persons may be engaged on an “as needed” basis without a continuing fiduciary or other obligation to us. In the event we consider it necessary to hire outside advisors, we may elect to hire persons who are affiliates, if they are able to provide the required services.
COVID-19 or any pandemic, epidemic or outbreak of an infectious disease in the United States or elsewhere may adversely affect our business.
The COVID-19 virus has had unpredictable and unprecedented impacts in the United States and around the world. The World Health Organization has declared the outbreak of COVID-19 as a “pandemic,” or a worldwide spread of a new disease. Many countries around the world have imposed quarantines and restrictions on travel and large gatherings to slow the spread of the virus. In the United States, federal, state and local governments have enacted restrictions on travel, gatherings, and workplaces, with exceptions made for essential workers and businesses. We are still assessing potential effects on our business from COVID-19 and any actions implemented by the federal, state and local governments. We may experience disruptions to our business operations resulting from quarantines, self-isolations, or other movement and restrictions on the ability of our employees to perform their jobs. If we are unable to take delivery of, or effectively service and maintain, our equipment, our ability to mine cryptoassets will be adversely affected, which would have an adverse effect on our business and the results of our operations.
China has also prohibited the shipment of cryptoasset related products in and out of its borders, which could negatively impact our ability to receive mining equipment from China-based suppliers. Third-party manufacturers, suppliers, sub-contractors and customers have been and will continue to be disrupted by worker absenteeism, quarantines, restrictions on employees’ ability to work, office and factory closures, disruptions to ports and other shipping infrastructure, border closures, or other travel or health-related restrictions. Depending on the magnitude of such effects on our supply chain, shipments of parts for our existing miners, as well as any new equipment we purchase, may be delayed. As our equipment requires repair or becomes obsolete and requires replacement, our ability to obtain adequate replacements or repair parts from their manufacturer may therefore be hampered. Supply chain disruptions could therefore negatively impact our operations. If not resolved quickly, the impact of the COVID-19 global pandemic could have a material adverse effect on our business.

If we were deemed to be an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), applicable restrictions could make it impractical for us to continue our business as currently contemplated and could have a material adverse effect on our business, financial condition and results of operations.
Under Sections 3(a)(1)(A) and (C) of the Investment Company Act, a company generally will be deemed to be an “investment company” for purposes of the Investment Company Act if (i) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities or (ii) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We do not believe that we are an “investment company,” as such term is defined in either of those sections of the Investment Company Act.
Additionally, we believe that we are not engaged in the business of investing, reinvesting, or trading in securities, and we do not hold ourselves out as being engaged in those activities. As a result of our investments and our cryptoasset mining activities, it is possible that the investment securities we hold in the future could exceed 40% of our total assets, exclusive of cash items and, accordingly, we could determine that we have become an inadvertent investment company. To date the U.S. Securities and Exchange Commission (the “SEC”) staff have treated Bitcoin as a commodity, but it is possible that the SEC may deem Bitcoin, Ethereum and other cryptoassets an investment security in the future, although we do not believe any of the cryptoasset we will acquire or mine are securities. An inadvertent investment company can avoid being classified as an investment company if it can rely on one of the exclusions under the Investment Company Act. One such exclusion, Rule 3a-2 under the Investment Company Act, allows an inadvertent investment company a grace period of one year from the earlier of (a) the date on which an issuer owns securities and/or cash having a value exceeding 50% of the issuer’s total assets on either a consolidated or unconsolidated basis and (b) the date on which an issuer owns or proposes to acquire investment securities having a value exceeding 40% of the value of such issuer’s total assets (exclusive of government securities and cash items) on an unconsolidated basis. At this time, we do not believe we are an inadvertent investment company. If we do become an inadvertent investment company in the future, we may take actions to cause the investment securities held by us to be less than 40% of our total assets, which may include acquiring assets with our cash and cryptoasset on hand or liquidating our investment securities or cryptoasset or seeking a no-action letter from the SEC if we are unable to acquire sufficient assets or liquidate sufficient investment securities in a timely manner. Liquidating our investment securities or cryptoasset could result in losses.
As the Rule 3a-2 exception is available to a company no more than once every three years, and assuming no other exclusion were available to us, we would have to keep within the 40% limit for at least three years after we cease being an inadvertent investment company. This may limit our ability to make certain investments or enter into joint ventures that could otherwise have a positive impact on our earnings. In any event, we do not intend to become an investment company engaged in the business of investing and trading securities.
Classification as an investment company under the Investment Company Act requires registration with the SEC. If an investment company fails to register, it would have to stop doing almost all business, and its contracts would become voidable. Registration is time consuming and restrictive and would require a restructuring of our operations, and we would be very constrained in the kind of business we could do as a registered investment company. Further, we would become subject to substantial regulation concerning management, operations, transactions with affiliated persons and portfolio composition, and would need to file reports under the Investment Company Act regime. The cost of such compliance would result in us incurring substantial additional expenses, and the failure to register if required would have a materially adverse impact to conduct our operations. Furthermore, our classification as an investment company could adversely affect our ability to engage in future combinations, acquisitions or other transactions on a tax-free basis.
The cryptoeconomy is novel and has little to no access to policymakers or lobbying organizations, which may harm our ability to effectively react to proposed legislation and regulation of cryptoassets or cryptoasset platforms adverse to our business.
As cryptoassets have grown in both popularity and market size, various U.S. federal, state, and local and foreign governmental organizations, consumer agencies and public advocacy groups have been examining the operations of crypto networks, users and platforms, with a focus on how cryptoassets can be used to launder the proceeds of illegal activities, fund criminal or terrorist enterprises, and the safety and soundness of platforms and other service providers that hold cryptoassets for users. Many of these entities have called for heightened regulatory oversight, and have issued consumer advisories describing the risks posed by cryptoassets to users and investors. For instance, in July 2019, then-U.S. Treasury Secretary Steven Mnuchin stated that he had “very serious concerns” about cryptoassets. Outside the United States, several jurisdictions have banned so-called initial coin offerings, such as China and South Korea, while Canada, Singapore, Hong Kong, have opined that token offerings may constitute securities offerings subject to local securities regulations. In July 2019, the United Kingdom’s Financial Conduct Authority proposed rules to address harm to retail customers arising from the sale of derivatives and exchange-traded notes that reference certain types of cryptoassets, contending that they are “ill-suited” to retail investors due to extreme volatility, valuation challenges and association with financial crimes.
The cryptoeconomy is novel and has little to no access to policymakers and lobbying organizations in many jurisdictions. Competitors from other, more established industries, including traditional financial services, may have greater access to lobbyists or governmental officials, and regulators that are concerned about the potential for cryptoassets for illicit usage may effect statutory and regulatory changes with minimal or discounted inputs from the crypto economy. As a result, new laws and regulations may be proposed and adopted in the United States and internationally, or existing laws and regulations may be interpreted in new ways, that harm the crypto economy or cryptoasset platforms, which could adversely impact our business.
Cryptoassets’ status as a “security,” a “commodity” or a “financial instrument” in any relevant jurisdiction is subject to a high degree of uncertainty and if we are unable to properly characterize a cryptoasset, we may be subject to regulatory scrutiny, investigations, fines, and other penalties, which may adversely affect our business, operating results, and financial condition.
In 2018, the SEC Director of Corporate Finance William Hinman announced that the Commission would not treat Ether or Bitcoin as securities. The legal test for determining whether or not any given cryptoasset is a security (the Howey test) is a highly complex, fact-driven analysis the outcome of which is difficult to predict. The SEC took the position that initial coin offerings (“ICOs”) are issuances of securities, a position that was upheld by the U.S. District Court for the Southern District of NY in the 2020 case SEC v. Telegram Group Inc. & TON Issuer Inc. The SEC’s position on most other cryptoassets, other than Bitcoin, Ether and ICOs, is that it is up to market participants to determine whether or not a particular cryptoasset is a “security.” The SEC generally does not provide advance guidance or confirmation on the status of any particular cryptoasset as a security. Furthermore, the SEC’s views in this area have evolved over time and it is difficult to predict the direction or timing of any continuing evolution. It is also possible that a change in the governing administration or the appointment of new SEC commissioners could substantially impact the views of the SEC and its staff. Public statements by senior officials at the SEC indicate that the SEC does not intend to take the position that Bitcoin or Ether are securities (in their current form). With respect to all other cryptoassets, there is currently no certainty under the applicable legal test that such assets are not securities, notwithstanding the conclusions we may draw based on our risk-based assessment regarding the likelihood that a particular cryptoasset could be deemed a “security” under applicable laws. Similarly, though the SEC’s Strategic Hub for Innovation and Financial Technology published a framework for analyzing whether any given cryptoasset is a security in April 2019, this framework is also not a rule, regulation or statement of the SEC and is not binding on the SEC.
Several foreign jurisdictions have taken a broad-based approach to classifying cryptoassets as “securities,” while other foreign jurisdictions, such as Switzerland, Malta, and Singapore, have adopted a narrower approach. As a result, certain cryptoassets may be deemed to be a “security” under the laws of some jurisdictions but not others. Various foreign jurisdictions may, in the future, adopt additional laws, regulations, or directives that affect the characterization of cryptoassets as “securities.” If Bitcoin or any other supported cryptoasset is deemed to be a security under any U.S. federal, state, or foreign jurisdiction, or in a proceeding in a court of law or otherwise, it may have adverse consequences for such supported cryptoasset. For instance, all transactions in such supported cryptoasset would have to be registered with the SEC or other foreign authority, or conducted in accordance with an exemption from registration, which could severely limit its liquidity, usability and transactability. Moreover, the networks on which such supported cryptoassets are utilized may be required to be regulated as securities intermediaries, and subject to applicable rules, which could effectively render the network impracticable for its existing purposes. Further, it could draw negative publicity and a decline in the general acceptance of the cryptoasset. Also, it may make it difficult for such supported cryptoasset to be traded, cleared, and custodied as compared to other cryptoassets that are not considered to be securities.
Ongoing and future regulatory actions could effectively interfere with our ongoing or planned crypto mining and co-hosting operations, limiting or preventing future revenue generation by us and rendering our operations and crypto mining equipment obsolete. Such actions could severely impact our ability to continue to operate and our ability to continue as a going concern or to pursue our strategy at all, which would have a material adverse effect on our business, prospects or operations.
Banks, financial institutions and other businesses vary in the services they provide to businesses that engage in cryptoasset-related activities or that accept cryptoasset as payment.
Although a number of significant U.S. banks and investment institutions, such as Goldman Sachs, Citi Group, J.P. Morgan and BlackRock, allow customers to carry and invest in cryptoassets, the acceptance and use by banks of cryptoassets varies. Additionally, a number of companies and individuals or businesses associated with cryptoassets may have had and may continue to have their existing banking services discontinued with financial institutions in response to government action, particularly in China, where regulatory response to cryptoassets has been to exclude their use for ordinary consumer transactions. However, in 2020, the Office of the Comptroller of the Currency of the U.S. Treasury Department announced that national banks and federal savings associations may provide cryptoasset custody services for customers. While we expect Ethereum and Bitcoin to continue to gain greater acceptance by banks and investment institutions, we cannot accurately predict the level and scope of services that these institutions will offer to businesses engaging in Ethereum or other cryptoasset related activities.
The usefulness of Ethereum and Bitcoin as payment systems and the public perception of Ethereum and Bitcoin could be damaged if banks or financial institutions were to close the accounts of businesses engaging in cryptoasset-related activities. This could occur as a result of compliance risk, cost, government regulation or public pressure. The risk applies to securities firms, clearance and settlement firms, national stock and derivatives on commodities exchanges, the over-the-counter market, and the Depository Trust Company, which, if any of such entities adopts or implements similar policies, rules or regulations, could negatively affect our relationships with financial institutions and impede our ability to convert Bitcoin, Ether or other cryptoassets to fiat currencies. Such factors could have a material adverse effect on our ability to continue as a going concern or to pursue our strategy at all, which could have a material adverse effect on our business, prospects or operations and harm investors.
In addition to commercial banks, we have experienced reluctance by other service providers including public account firms and insurance companies.
If our co-hosting customers suffer from harm or loss as a result of risks relating to crypto mining operations or determine not to use our co-hosting facility, our co-hosting operations may suffer from significant losses.
We have material customer concentration in our co-hosting business. We have entered into contracts with four customers to utilize our first co-hosting facility which is currently under construction. When our first co-hosting facility begins producing revenue, these four customers will account for 100% of the revenue from our first co-hosting facility (100MW). These customers have also contracted for 85MW of power at our second co-hosting facility once completed and operational. There are inherent risks whenever a large percentage of total revenues are concentrated with a limited number of customers. Additionally, our co-hosting customers are crypto miners themselves and subject to the same risks as we are with respect to their crypto mining businesses. It is not possible for us to predict the future level of demand for our services that will be generated by these customers or the future demand for the products and services of these customers. Should some or all of our co-hosting customers suffer from harm or loss due to a set of circumstances, their businesses could be negatively impacted or prevented. Further, our contracts with these customers permit them to terminate our services at any time (subject to notice and certain other provisions).
If any of our customers experience declining mining operations for any reason or determine to stop utilizing our co-hosting facilities, we could be pressured to reduce the prices we charge for our services or we could lose a major customer. Any such development could have an adverse effect on our margins and financial position, and would negatively affect our revenues and results of operations.
We may not be able to compete with other companies, some of whom have greater resources and experience.
We may not be able to compete successfully against present or future competitors. We do not have the resources to compete with larger providers of similar products or services at this time. The cryptoasset industry has attracted various high-profile and well-established operators, some of which have substantially greater liquidity and financial resources than we do. With the limited resources we have available, we may experience great difficulties in expanding and improving our network of computers to remain competitive. Competition from existing and future competitors, particularly those that have access to competitively priced energy, could result in our inability to secure acquisitions and partnerships that we may need to expand our business in the future. This competition from other entities with greater resources, experience and reputations may result in our failure to maintain or expand our business, as we may never be able to successfully execute our business plan. If we are unable to expand and remain competitive, our business could be negatively affected which would have an adverse effect on the trading price of our common stock, which would harm our investors.
The impact of geopolitical and economic events on the supply and demand for cryptoassets is uncertain.
Geopolitical crises may motivate large-scale purchases of cryptoassets, which could increase the price of Bitcoin , Ether and other cryptoassets rapidly. This may increase the likelihood of a subsequent price decrease as crisis-driven purchasing behavior dissipates, adversely affecting the value of our inventory following such downward adjustment. Such risks are similar to the risks of purchasing commodities in general uncertain times, such as the risk of purchasing, holding or selling gold. Alternatively, as an emerging asset class with limited acceptance as a payment system or commodity, global crises and general economic downturn may discourage investment in Bitcoin, Ether and other cryptoassets as investors focus their investment on less volatile asset classes as a means of hedging their investment risk.
As an alternative to fiat currencies that are backed by central governments, Bitcoin, Ether and other cryptoassets, which are relatively new, are subject to supply and demand forces. How such supply and demand will be impacted by geopolitical events is largely uncertain but could be harmful to us and investors in our common stock. Political or economic crises may motivate large-scale acquisitions or sales of Bitcoin, Ether and other cryptoasset either globally or locally. Such events could have a material adverse effect on our ability to continue as a going concern or to pursue our strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any cryptoasset we mine or otherwise acquire or hold for our own account.
Governmental actions may have a materially adverse effect on the cryptoasset mining industry as a whole, which would have an adverse effect on our business and results of operations.
China is the world’s largest producer of Bitcoin, Ether and other cryptoassets and a large majority of the world’s cryptoasset mining power (some observers estimate that China produces as high as 80% of the world’s cryptoasset mining power) is located there. China has already made transacting in cryptoassets illegal for Chinese citizens in mainland China, and additional restrictions may follow. However, thus far, China has permitted cryptoasset mining on a national scale, but provincial governments have taken action to restrict and even ban cryptoasset mining within their province. For example, actions were taken in March 2021 by the governmental authorities for the Chinese province of Inner Mongolia, which represents roughly 8% of the world’s total mining power, to ban cryptoasset mining in the province due in part to the industry’s intense electrical power demands and its negative environmental impacts (both in terms of the waste produced by mining the rare earth metals used to manufacture miners and the production of electrical power used in cryptoasset mining). On September 24, 2021, China imposed a ban on all crypto transactions and mining. Other governments around the world are also reviewing their rules and regulations concerning the cryptoasset industry, including the United States.
On May 3, 2021, a bill was presented to the New York Senate’s Environmental Conservation Committee that, if passed, would establish a three-year moratorium on the operation of cryptoasset mining centers pending an environmental impact study on the greenhouse gas emissions caused by the cryptoasset mining industry in the State of New York. Because we are unable to influence or predict future regulatory actions taken by governments in China, the United States or elsewhere, we may have little opportunity or ability to respond to rapidly evolving regulatory positions which may have a materially adverse effect on our industry and, therefore, our business and results of operations. If further extreme regulatory action is taken by various government entities, our business may suffer and investors in our securities may lose part or all of their investment.
Acceptance and/or widespread use of Bitcoin, Ether and other cryptoassets is uncertain.
Currently, there is a relatively limited use of any cryptoasset in the retail and commercial marketplace, thus contributing to price volatility that could adversely affect an investment in our common stock. Banks and other established financial institutions may refuse to process funds for cryptoasset transactions, process wire transfers to or from cryptoasset exchanges, cryptoasset-related companies or service providers, or maintain accounts for persons or entities transacting in cryptoasset. Conversely, a significant portion of cryptoasset demand is generated by investors seeking a long-term store of value or speculators seeking to profit from the short- or long-term holding of the asset. Price volatility undermines cryptoassets’ role as a medium of exchange, as retailers are much less likely to accept it as a form of payment. Market capitalization for cryptoasset as a medium of exchange and payment method may always be low.
The relative lack of acceptance of cryptoasset in the retail and commercial marketplace, or a reduction of such use, limits the ability of end users to use them to pay for goods and services. Such lack of acceptance or decline in acceptances could have a material adverse effect on our ability to continue as a going concern or to pursue our strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of Bitcoin, Ether or other cryptoassets we mine or otherwise acquire or hold for our own account.
It may be illegal now, or in the future, to acquire, own, hold, sell or use Bitcoin, Ether or other cryptoassets, participate in blockchains or utilize similar cryptoassets in one or more countries, the ruling of which would adversely affect us.
Although currently cryptoassets generally are not regulated or are lightly regulated in most countries, one or more countries such as China and Russia, which have taken harsh regulatory action in the past, may take regulatory actions in the future that could severely restrict the right to acquire, own, hold, sell or use these cryptoassets or to exchange for fiat currency. In many nations, particularly in China and Russia, it is illegal to accept payment in cryptoassets for consumer transactions and banking institutions are barred from accepting deposits of some or all cryptoassets. Such restrictions may adversely affect us as the large-scale use of Bitcoin, Ether or other cryptoassets as a means of exchange is presently confined to certain regions globally. Such circumstances could have a material adverse effect on our ability to continue as a going concern or to pursue our strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any Bitcoin, Ether or other cryptoassets we mine or otherwise acquire or hold for our own account, and harm investors.
There is a lack of liquid markets, and possible manipulation of blockchain/cryptoassets.
Cryptoassets that are represented and trade on a ledger-based platform may not necessarily benefit from viable trading markets. Stock exchanges have listing requirements and vet issuers; requiring them to be subjected to rigorous listing standards and rules, and monitor investors transacting on such platform for fraud and other improprieties. These conditions may not necessarily be replicated on a distributed ledger platform, depending on the platform’s controls and other policies. The laxer a distributed ledger platform is about vetting issuers of cryptoassets or users that transact on the platform, the higher the potential risk for fraud or the manipulation of the ledger due to a control event. These factors may decrease liquidity or volume or may otherwise increase volatility of investment securities or other assets trading on a ledger-based system, which may adversely affect us. Such circumstances could have a material adverse effect on our ability to continue as a going concern or to pursue our strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any Bitcoin, Ether or other cryptoassets we mine or otherwise acquire or hold for our own account, and harm investors.

Cryptoassets may have concentrated ownership and large sales or distributions by holders of such cryptoassets could have an adverse effect on the market price of such cryptoasset.
As of December 31, 2020, the largest 100 Ether wallets held approximately 35% of the Ether in circulation. As of December 31, 2020, the largest 100 Bitcoin wallets held approximately 14% of the Bitcoins in circulation. Moreover, it is possible that other persons or entities control multiple wallets that collectively hold a significant number of Ether or Bitcoin, even if they individually only hold a small amount, and it is possible that some of these wallets are controlled by the same person or entity. Similar or more concentrated levels of concentrated ownership may exist for other cryptoassets as well. As a result of this concentration of ownership, large sales or distributions by such holders could have an adverse effect on the market price of Bitcoin, Ether and other cryptoassets.
Our operations, investment strategies and profitability may be adversely affected by competition from other methods of investing in Bitcoin, Ether and other cryptoassets.
We compete with other users and/or companies that are mining Bitcoin, Ether and other cryptoassets and other potential financial vehicles, including securities backed by or linked to cryptoassets through entities similar to us. Market and financial conditions, and other conditions beyond our control, may make it more attractive to invest in other financial vehicles, or to invest in Bitcoin, Ether or other cryptoassets directly, which could limit the market for our shares and reduce their liquidity. The emergence of other financial vehicles and exchange-traded funds have been scrutinized by regulators and such scrutiny and the negative impressions or conclusions resulting from such scrutiny could be applicable to us and impact our ability to successfully pursue our strategy or operate at all, or to establish or maintain a public market for our securities. Such circumstances could have a material adverse effect on our ability to continue as a going concern or to pursue our strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any Bitcoin, Ether or other cryptoassets we mine or otherwise acquire or hold for our own account, and harm investors.
The development and acceptance of competing blockchain platforms or technologies may cause consumers to use alternative distributed ledgers or other alternatives.
The development and acceptance of competing blockchain platforms or technologies may cause consumers to use alternative distributed ledgers or an alternative to distributed ledgers altogether. Our business utilizes presently existent digital ledgers and blockchains and we could face difficulty adapting to emergent digital ledgers, blockchains, or alternatives thereto. This may adversely affect us and our exposure to various blockchain technologies and prevent us from realizing the anticipated profits from our investments. Such circumstances could have a material adverse effect on our ability to continue as a going concern or to pursue our strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any Bitcoin, Ether or other cryptoassets we mine or otherwise acquire or hold for our own account, and harm investors.
The price of Ether/Bitcoin may be affected by the sale of Ether/Bitcoin by other vehicles investing in ETH/Bitcoin or tracking Ether/Bitcoin markets.
The global market for Ether/Bitcoin is characterized by supply constraints that differ from those present in the markets for commodities or other assets such as gold and silver. To the extent that other vehicles investing in Ether/Bitcoin or tracking Ether/Bitcoin markets form and come to represent a significant proportion of the demand for Ether/Bitcoin, large redemptions of the securities of those vehicles and the subsequent sale of Ether/Bitcoin by such vehicles could negatively affect Ether/Bitcoin prices and therefore affect the value of the Ether/Bitcoin inventory we hold. Such events could have a material adverse effect on our ability to continue as a going concern or to pursue our strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any Ether/Bitcoin we mine or otherwise acquire or hold for our own account.
The nature of our business requires the application of complex financial accounting rules, and there is limited guidance from accounting standard setting bodies. If financial accounting standards undergo significant changes, our operating results could be adversely affected.
The accounting rules and regulations that we must comply with are complex and subject to interpretation by the Financial Accounting Standards Board (“FASB”), the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and may even affect the reporting of transactions completed before the announcement or effectiveness of a change. Recent actions and public comments from the FASB and the SEC have focused on the integrity of financial reporting and internal controls. In addition, many companies’ accounting policies are being subject to heightened scrutiny by regulators and the public. Further, there have been limited precedents for the financial accounting of cryptoassets and related valuation and revenue recognition, and no official guidance has been provided by the FASB or the SEC. As such, there remains significant uncertainty on how companies can account for cryptoasset transactions, cryptoassets, and related revenue. Uncertainties or changes in regulatory or financial accounting standards could result in the need to change our accounting methods and restate our financial statements and impair our ability to provide timely and accurate financial information, which could adversely affect our financial statements, result in a loss of investor confidence, and more generally impact our business, operating results, and financial condition.
We may not adequately respond to rapidly changing technology or methods of, rules of, or access to, platforms which may negatively affect our business. Rapidly changing technology or platform methods, rules and access may render our crypto mining and related equipment and facilities obsolete, unprofitable or unusable.
Competitive conditions within the cryptoasset industry require that we use sophisticated technology in the operation of our business. The industry for blockchain technology is characterized by rapid technological changes, new product introductions, enhancements and evolving industry standards. New technologies, techniques or products could emerge that might offer better performance than the software and other technologies we currently utilize, and we may have to manage transitions to these new technologies to remain competitive. We may not be successful, generally or relative to our competitors in the cryptoasset industry, in timely implementing new technology into our systems, or doing so in a cost-effective manner. During the course of implementing any such new technology into our operations, we may experience system interruptions and failures and may find existing crypto mining equipment and infrastructure investments become obsolete. Furthermore, there can be no assurances that we will recognize, in a timely manner or at all, the benefits that we may expect as a result of our implementing new technology into our operations. Additionally, the methods, rules and access to the platforms which we mine change rapidly and could result in the platforms becoming obsolete or unusable by us. As a result of such changes to technology and/or platforms, our business and operations may suffer, and there may be adverse effects on the value of our securities.
Our future success will depend upon the value of Bitcoin, Ether and other cryptoassets; the value of such cryptoasset may be subject to pricing risk and has historically been subject to wide swings.
Our operating results will depend on the value of Bitcoin, Ether and other cryptoassets we mine. Specifically, our revenues from our mining operations are based on two factors: (1) the number of Ether/Bitcoin rewards and other cryptoassets we successfully mine and (2) the value of the same. In addition, our operating results are directly impacted by changes in the value of Ether/Bitcoin, because under the value measurement model, both realized and unrealized changes will be reflected in our statement of operations (i.e., we will be marking cryptoasset to fair value each quarter). This means that our operating results will be subject to swings based upon increases or decreases in the value of the cryptoassets we mine. Further, our mining equipment is principally utilized for mining Ether and Bitcoin. If other cryptoassets were to achieve acceptance at the expense of Ethereum/Bitcoin causing the value of our Ether/Bitcoin and other cryptoassets to decline, or if Ethereum/Bitcoin were to switch its proof of work encryption algorithm to one for which our miners are not specialized, or the value of Ether/Bitcoin and our other cryptoassets were to decline for other reasons, particularly if such decline were significant or over an extended period of time, our operating results would be adversely affected, and there could be a material adverse effect on our ability to continue as a going concern or to pursue our strategy at all, which could have a material adverse effect on our business, prospects or operations, and harm investors.
Cryptoasset market prices, which have historically been extremely volatile and are impacted by a variety of factors (including those discussed herein), are determined primarily using data from various exchanges, over-the-counter markets and derivative platforms. Furthermore, such prices may be subject to factors such as those that impact commodities, more so than business activities, which could be subjected to additional influence from fraudulent or illegitimate actors, real or perceived scarcity, and political, economic, regulatory or other conditions. Pricing may be the result of, and may continue to result in, speculation regarding future appreciation in the value of Bitcoin, Ether or other cryptoassets we mine, or our share price, inflating and making their market prices more volatile or creating “bubble” type risks for both our cryptoasset and shares of our securities.
If the award of Ether/Bitcoin reward for solving blocks and transaction fees, is not sufficiently high, we may not have an adequate incentive to continue mining and may cease mining operations, which will likely lead to our failure to achieve profitability.
If the number of Ether/Bitcoin awarded for solving a block in a blockchain decreases, our ability to achieve profitability worsens. Decreased use and demand for Ether/Bitcoin rewards may adversely affect our incentive to expend processing power to solve blocks. If the award of Ether/Bitcoin rewards for solving blocks and transaction fees are not sufficiently high, we may not have an adequate incentive to continue mining and may cease our mining operations. Miners ceasing operations would reduce the collective processing power on the network, which would adversely affect the confirmation process for transactions (i.e., temporarily decreasing the speed at which blocks are added to a blockchain until the next scheduled adjustment in difficulty for block solutions) and make the Ethereum network more vulnerable to a malicious actor or botnet obtaining control in excess of 50 percent of the processing power active on a blockchain, potentially permitting such actor or botnet to manipulate a blockchain in a manner that adversely affects our activities. A reduction in confidence in the confirmation process or processing power of the network could result and be irreversible. Such events could have a material adverse effect on our ability to continue to pursue our strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any cryptoasset we mine or otherwise acquire or hold for our own account. In addition, such events could have a material adverse effect on the usefulness of our crypto mining equipment and co-hosting facilities, particularly any investment or commitments made by us for co-hosting facilities.
If the number of Ether/Bitcoin token rewards awarded for solving a block in a blockchain decreases, the incentive for miners to continue to contribute to the network may transition from a set reward to transaction fees. In order to incentivize miners to continue to contribute to the network, the network may either formally or informally transition from a set reward to transaction fees earned upon solving a block. This transition could be accomplished by miners independently electing to record in the blocks they solve only those transactions that include payment of a transaction fee. If transaction fees paid for transactions become too high, the marketplace may be reluctant to accept Bitcoin, Ether or other cryptoassets as a means of payment and existing users may be motivated to switch from Bitcoin, Ether and other cryptoassets to another cryptoasset or to fiat currency. Either the requirement from miners of higher transaction fees in exchange for recording transactions in a blockchain or a software upgrade that automatically charges fees for all transactions may decrease demand for Ether or Bitcoin and prevent the expansion of these networks to retail merchants and commercial businesses, resulting in a reduction in the price of Bitcoin, Ether and other cryptoassets that could adversely impact an investment in our securities. Decreased use and demand for Bitcoin, Ether or other cryptoassets that we have accumulated may adversely affect their value and may adversely impact an investment in us.
Because the number of Bitcoin awarded for solving a block in the Bitcoin network blockchain continually decreases, miners must invest in increasing processing power to maintain their yield of Bitcoins, which might make Bitcoin mining uneconomical for us.
The award of new Bitcoin for solving blocks continually declines, so that Bitcoin miners must invest in increasing processing power in order to maintain or increase their yield of Bitcoin. If the pricing of Bitcoin were to decline significantly, there can be no assurance that we would be able to recover our investment in the computer hardware and processing power required to upgrade our mining operations. There can, moreover, be no assurance that we will have the resources to upgrade our processing power in order to maintain the continuing profitability of our mining operations. Also, the developers of the Bitcoin network or other programmers could propose amendments to the network’s protocols and software that, if accepted, might require us to modify our Bitcoin operations, and increase our investment in Bitcoin, in order to maintain profitability. There can be no assurance, however, that we will be able to do so. In addition, any decrease in demand for crypto mining resources would adversely impact our investment in, and operation of, our co-hosting facilities and negatively impact our business, operating results and financial condition.
Cryptoasset mining is capital intensive.
Remaining competitive in the cryptoasset mining industry requires significant capital expenditure on new chips and other hardware necessary to increase processing power as the cryptoasset network difficulty increases, as well as commitments for power and co-hosting arrangements. If we are unable to fund our capital expenditures, either through our revenue stream or through other sources of capital, we may be unable to remain competitive and experience a deterioration in our result of operations and financial condition.
The limited rights of legal recourse against us, and our lack of insurance protection expose us and our stockholders to the risk of loss of our cryptoassets for which no person is liable.
The cryptoassets held by us are not insured. Therefore, a loss may be suffered with respect to our cryptoassets which is not covered by insurance and for which no person is liable in damages which could adversely affect our operations and, consequently, an investment in us.
We do not hold our cryptoassets with a banking institution or a member of the Federal Deposit Insurance Corporation (“FDIC”) or the Securities Investor Protection Corporation (“SIPC”) and, therefore, our cryptoassets are not subject to the protections enjoyed by depositors with FDIC or SIPC member institutions.
Intellectual property rights claims may adversely affect the operation of some or all cryptoasset networks.
Third parties may assert intellectual property claims relating to the holding and transfer of cryptoassets and their source code. Regardless of the merit of any intellectual property or other legal action, any threatened action that reduces confidence in some or all cryptoasset networks’ long-term viability or the ability of end-users to hold and transfer cryptoassets may adversely affect an investment in us. Additionally, a meritorious intellectual property claim could prevent us and other end-users from accessing some or all cryptoasset networks or holding or transferring their cryptoassets. As a result, an intellectual property claim against us or other large cryptoasset network participants could adversely affect an investment in us.
Cryptoasset Mining Equipment and Technology Related Risks
The open-source structure of the Ethereum and Bitcoin network protocols means that the contributors to the protocol are generally not directly compensated for their contributions in maintaining and developing the protocol. A failure to properly monitor and upgrade the protocol could damage the Ethereum network and an investment in us.
The Ethereum and Bitcoin networks, for example, operate based on an open-source protocol maintained by contributors. As an open-source projects, Ethereum and Bitcoin are not represented by an official organization or authority. As the network protocol is not sold and its use does not generate revenues for contributors, contributors are generally not compensated for maintaining and updating the network protocols. The lack of guaranteed financial incentive for contributors to maintain or develop the networks and the lack of guaranteed resources to adequately address emerging issues with the networks may reduce incentives to address the issues adequately or in a timely manner. Changes to a cryptoasset network which we are mining on may adversely affect an investment in us.
The further development and acceptance of cryptoasset networks and other cryptoassets, which represent a new and rapidly changing industry, are subject to a variety of factors that are difficult to evaluate. The slowing or stopping of the development or acceptance of cryptoasset systems may adversely affect an investment in us.
The further development and acceptance of cryptoasset networks and other cryptoassets, which represent a new and rapidly changing industry, are subject to a variety of factors that are difficult to evaluate. The slowing or stopping of the development or acceptance of cryptoasset systems may adversely affect an investment in us.
Cryptoassets built on blockchain technology were only introduced in 2008 and remain in the early stages of development. The use of cryptoassets to, among other things, buy and sell goods and services and complete transactions, is part of a new and rapidly evolving industry that employs cryptoassets, including Ether and Bitcoin, based upon a computer-generated mathematical and/or cryptographic protocol. The further growth and development of any cryptoassets and their underlying networks and other cryptographic and algorithmic protocols governing the creation, transfer and usage of cryptoassets represent a new and evolving paradigm that is subject to a variety of factors that are difficult to evaluate, including:
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continued worldwide growth in the adoption and use of Ether and Bitcoin as mediums of exchange;

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governmental and quasi-governmental regulation of Ether and Bitcoin and its use, or restrictions on or regulation of access to and operation of the Ethereum and Bitcoin networks or similar cryptoasset systems;

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changes in consumer demographics and public tastes and preferences;

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the maintenance and development of the open-source software protocol of the network, including software updates and changes to network protocols that could introduce bugs or security risks;

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the increased consolidation of contributors to the Ethereum and Bitcoin blockchains through mining pools;

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the availability and popularity of other forms or methods of buying and selling goods and services, including new means of using fiat currencies;

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the use of the networks supporting cryptoassets for developing smart contracts and distributed applications;

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general economic conditions and the regulatory environment relating to cryptoassets; and

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negative consumer sentiment and perception of Ethereum and Bitcoin specifically and cryptoassets generally.

The outcome of these factors could have negative effects on our ability to continue as a going concern or to pursue our business strategy at all, which could have a material adverse effect on our business, prospects or operations as well as a potentially negative effect on the value of any Bitcoin, Ether or other cryptoassets we mine or otherwise acquire or hold for our own account, which would harm investors in our securities.
Our reliance on a third-party mining pool service provider for our mining revenue payouts may have a negative impact on our operations such as a result of cyber-attacks against the mining pool operator and/or our limited recourse against the mining pool operator with respect to rewards paid to us.
We receive cryptoasset mining rewards from our mining activity through a third-party mining pool operator. Mining pools allow miners to combine their processing power, increasing their chances of solving a block and getting paid by the network. The rewards are distributed by the pool operator, proportionally to our contribution to the pool’s overall mining power, used to generate each block. Should the pool operator’s system suffer downtime due to a cyber-attack, software malfunction or other similar issues, it will negatively impact our ability to mine and receive revenue. Furthermore, we are dependent on the accuracy of the mining pool operator’s record keeping to accurately record the total processing power provided to the pool for a given cryptoasset mining application in order to assess the proportion of that total processing power we provided.
While we have internal methods of tracking both our power provided and the total used by the pool, the mining pool operator uses its own recordkeeping to determine our proportion of a given reward. We have little means of recourse against the mining pool operator if we determine the proportion of the reward paid out to us by the mining pool operator is incorrect, other than leaving the pool. If we are unable to consistently obtain accurate proportionate rewards from our mining pool operators, we may experience reduced reward for our efforts, which would have an adverse effect on our business and operations.
We may face risks of Internet disruptions, which could have an adverse effect on the price of Bitcoin, Ether and other cryptoassets.
A disruption of the Internet may affect the use of Bitcoin, Ether and other cryptoassets and subsequently the value of our common stock. Generally, Bitcoin, Ether and our business of mining cryptoassets is dependent upon the Internet. A significant disruption in Internet connectivity could disrupt a currency’s network operations until the disruption is resolved and have an adverse effect on the price of cryptoassets and our ability to mine them.
The properties included in our mining network may experience damages, including damages that are not covered by insurance.
Our current mining operation is, and any future mining operations we establish will be, subject to a variety of risks relating to physical condition and operation, including:
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the presence of construction or repair defects or other structural or building damage;

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any noncompliance with or liabilities under applicable environmental, health or safety regulations or requirements or building permit requirements;

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any damage resulting from natural disasters, such as hurricanes, earthquakes, fires, floods and windstorms; and

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claims by employees and others for injuries sustained at our properties.

For example, our mining operations could be rendered inoperable, temporarily or permanently, as a result of a fire or other natural disaster or by a terrorist or other attack on the facilities where are miners are located. The security and other measures we take to protect against these risks may not be sufficient. We are currently investigating and expect to obtain property insurance that covers mining equipment, and includes business interruption for mining operations, subject to certain deductibles. The insurance we obtain may not be adequate to cover the losses we suffer as a result of any of these events. In the event of an uninsured loss, including a loss in excess of insured limits, at any of the mines in our network, such mines may not be adequately repaired in a timely manner or at all and we may lose some or all of the future revenues anticipated to be derived from such mines. The potential impact on our business is currently magnified because we are only operating from a single location.
The characteristics of cryptoassets have been, and may in the future continue to be, exploited to facilitate illegal activity such as fraud, money laundering, tax evasion and ransomware scams; if any of our customers do so or are alleged to have done so, it could adversely affect us.
Digital currencies and the digital currency industry are relatively new and, in many cases, lightly regulated or largely unregulated. Some types of digital currency have characteristics, such as the speed with which digital currency transactions can be conducted, the ability to conduct transactions without the involvement of regulated intermediaries, the ability to engage in transactions across multiple jurisdictions, the irreversible nature of certain digital currency transactions and encryption technology that anonymizes these transactions, that make digital currency particularly susceptible to use in illegal activity such as fraud, money laundering, tax evasion and ransomware scams. Two prominent examples of marketplaces that accepted digital currency payments for illegal activities include Silk Road, an online marketplace on the dark web that, among other things, facilitated the sale of illegal drugs and forged legal documents using digital currencies and AlphaBay, another darknet market that utilized digital currencies to hide the locations of its servers and identities of its users. Both of these marketplaces were investigated and closed by U.S. law enforcement authorities. U.S. regulators, including the SEC, Commodity Futures Trading Commission, and Federal Trade Commission, as well as non-U.S. regulators, have taken legal action against persons alleged to be engaged in Ponzi schemes and other fraudulent schemes involving digital currencies. In addition, the Federal Bureau of Investigation has noted the increasing use of digital currency in various ransomware scams.
While we believe that our risk management and compliance framework, which includes thorough reviews we conduct as part of our due diligence process (either in connection with onboarding new customers or monitoring existing customers), is reasonably designed to detect any such illicit activities conducted by our potential or existing customers (or, in the case of digital currency exchanges, their customers), we cannot ensure that we will be able to detect any such illegal activity in all instances. Because the speed, irreversibility and anonymity of certain digital currency transactions make them more difficult to track, fraudulent transactions may be more likely to occur. We or our potential banking counterparties may be specifically targeted by individuals seeking to conduct fraudulent transfers, and it may be difficult or impossible for us to detect and avoid such transactions in certain circumstances. If one of our customers (or in the case of digital currency exchanges, their customers) were to engage in or be accused of engaging in illegal activities using digital currency, we could be subject to various fines and sanctions, including limitations on our activities, which could also cause reputational damage and adversely affect our business, financial condition and results of operations.
The decentralized nature of cryptoasset systems may lead to slow or inadequate responses to crises, which may negatively affect our business.
The decentralized nature of the governance of cryptoasset systems may lead to ineffective decision making that slows development or prevents a network from overcoming emergent obstacles. Governance of many cryptoasset systems is by voluntary consensus and open competition with no clear leadership structure or authority. To the extent lack of clarity in corporate governance of the Ethereum system leads to ineffective decision making that slows development and growth of Bitcoin, Ether or other cryptoassets, the value of our securities may be adversely affected.
The loss or destruction of private keys required to access any cryptoassets held in custody for our own account may be irreversible. If we are unable to access our private keys or if we experience a hack or other data loss relating to our ability to access any cryptoassets, it could cause regulatory scrutiny, reputational harm, and other losses.
Cryptoassets are generally controllable only by the possessor of the unique private key relating to the digital wallet in which the cryptoassets are held. While blockchain protocols typically require public addresses to be published when used in a transaction, private keys must be safeguarded and kept private in order to prevent a third party from accessing the cryptoassets held in such a wallet. To the extent that any of the private keys relating to our hot wallet or cold storage containing cryptoassets held for our own account or for our customers is lost, destroyed, or otherwise compromised or unavailable, and no backup of the private key is accessible, we will be unable to access the cryptoassets held in the related wallet. Further, we cannot provide assurance that our wallet will not be hacked or compromised. Cryptoassets and blockchain technologies have been, and may in the future be, subject to security breaches, hacking, or other malicious activities. Any loss of private keys relating to, or hack or other compromise of, digital wallets used to store our customers’ cryptoassets could adversely affect our ability to access or sell our cryptoassets, and subject us to significant financial losses. As such, any loss of private keys due to a hack, employee or service provider misconduct or error, or other compromise by third parties could hurt our brand and reputation, result in significant losses, and adversely impact our business. The total value of cryptoassets in our possession and control is significantly greater than the total value of insurance coverage that would compensate us in the event of theft or other loss of funds.
Cryptoassets face significant scaling obstacles that can lead to high fees or slow transaction settlement times.
Cryptoassets face significant scaling obstacles that can lead to high fees or slow transaction settlement times, and attempts to increase the volume of transactions may not be effective. Scaling cryptoassets is essential to the widespread acceptance of cryptoassets as a means of payment, which widespread acceptance is necessary to the continued growth and development of our business. Many cryptoasset networks, including the Ethereum network, face significant scaling challenges. For example, cryptoassets are limited with respect to how many transactions can occur per second. Participants in the cryptoasset ecosystem debate potential approaches to increasing the average number of transactions per second that the network can handle and have implemented mechanisms or are researching ways to increase scale, such as increasing the allowable sizes of blocks, and therefore the number of transactions per block, and sharding (a horizontal partition of data in a database or search engine), which would not require every single transaction to be included in every single miner’s or validator’s block. However, there is no guarantee that any of the mechanisms in place or being explored for increasing the scale of settlement of cryptoasset transactions will be effective, or how long they will take to become effective, which could adversely affect an investment in our securities.

There are risks related to technological obsolescence, the vulnerability of the global supply chain to cryptoasset hardware disruption, and difficulty in obtaining new hardware which may have a negative effect on our business.
Our mining operations can only be successful and ultimately profitable if the costs, including hardware and electricity costs, associated with mining Bitcoin, Ether and other cryptoassets are lower than the price of the Bitcoin, Ether and/or other cryptoassets. As our mining facility operates, our miners experience ordinary wear and tear and general hardware breakdown, and may also face more significant malfunctions caused by a number of extraneous factors beyond our control. The physical degradation of our miners will require us to, over time, replace those miners which are no longer functional. Additionally, as the technology evolves, we may be required to acquire newer models of miners to remain competitive in the market. The cost and availability of new machines is unpredictable. As a result, at times, we may obtain miners and other hardware from third parties at premium prices, to the extent they are available. In order to keep pace with technological advances and competition from other mining companies, it will be necessary to purchase new miners, which will eventually need to be repaired or replaced along with other equipment from time to time to stay competitive. This upgrading process requires substantial capital investment, and we may face challenges in doing so on a timely and cost-effective basis. Also, because we expect to depreciate all new miners, our reported operating results will be negatively affected.
The global supply chain for mining equipment is presently constrained due to unprecedented demand coupled with a global semiconductor shortage, with a significant portion of available miners being acquired by companies with substantial resources. Prices for both new and older models of miners have been on the rise and these supply constraints are expected to continue for the foreseeable future. China, a major supplier of cryptoasset miners, has seen a production slowdown as a result of COVID-19. Should similar outbreaks or other disruptions to the China-based global supply chain for hardware occur, we may not be able to obtain adequate replacement parts for our existing miners or to obtain additional miners on a timely basis, if at all, or we may only be able to acquire miners at premium prices. Such events could have a material adverse effect on our ability to pursue our strategy, which could have a material adverse effect on our business and the value of our securities.
We may not be able to realize the benefits of forks. Forks in a cryptoasset network may occur in the future which may affect the value of cryptoassets held by us.
To the extent that a significant majority of users and miners on a cryptoasset network install software that changes the cryptoasset network or properties of a cryptoasset, including the irreversibility of transactions and limitations on the mining of new cryptoasset, the cryptoasset network would be subject to new protocols and software. However, if less than a significant majority of users and miners on the cryptoasset network consent to the proposed modification, and the modification is not compatible with the software prior to its modification, the consequence would be what is known as a “fork” of the network, with one prong running the pre-modified software and the other running the modified software. The effect of such a fork would be the existence of two versions of the cryptoasset running in parallel, yet lacking interchangeability and necessitating exchange-type transaction to convert currencies between the two forks. Additionally, it may be unclear following a fork which fork represents the original asset and which is the new asset. Different metrics adopted by industry participants to determine which is the original asset include: referring to the wishes of the core developers of a cryptoasset, blockchains with the greatest amount of hashing power contributed by miners or validators; or blockchains with the longest chain. A fork in the Ethereum network could adversely affect an investment in our securities or our ability to operate.
We may not be able to realize the economic benefit of a fork, either immediately or ever, which could adversely affect an investment in our securities. If we hold Bitcoin, Ether or other cryptoassets at the time of a hard fork into two cryptoassets, industry standards would dictate that we would be expected to hold an equivalent amount of the old and new assets following the fork. However, we may not be able, or it may not be practical, to secure or realize the economic benefit of the new asset for various reasons. For instance, we may determine that there is no safe or practical way to custody the new asset, that trying to do so may pose an unacceptable risk to our holdings in the old asset, or that the costs of taking possession and/or maintaining ownership of the new cryptoasset exceed the benefits of owning the new cryptoasset. Additionally, laws, regulation or other factors may prevent us from benefitting from the new asset even if there is a safe and practical way to custody and secure the new asset.

There is a possibility of Ethereum mining algorithms transitioning to proof of stake validation and other mining related risks, which could make us less competitive and ultimately adversely affect our business and the value of our stock.
Proof of stake is an alternative method for validating Ethereum transactions. Should the algorithm shift from a proof of work validation method to a proof of stake method, mining would require less energy and may render any company that maintains advantages in the current climate (for example, from lower priced electricity, processing, real estate, or hosting) less competitive. We, as a result of our efforts to optimize and improve the efficiency of our Ethereum mining operations, may be exposed to the risk in the future of losing the benefit of our capital investments and the competitive advantage we hope to gain form this as a result, and may be negatively impacted if a switch to proof of stake validation were to occur. Such events could have a material adverse effect on our ability to continue as a going concern or to pursue our strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any Bitcoin, Ether and other cryptoassets we mine or otherwise acquire or hold for our own account.
If a malicious actor or botnet obtains control in excess of 50% of the processing power active on any cryptoasset network, it is possible that such actor or botnet could manipulate the blockchain in a manner that adversely affects an investment in us.
If a malicious actor or botnet (a volunteer or hacked collection of computers controlled by networked software coordinating the actions of the computers) obtains a majority of the processing power dedicated to mining on any cryptoasset network, including the Ethereum network, it may be able to alter the blockchain by constructing alternate blocks if it is able to solve for such blocks faster than the remainder of the miners on the blockchain can add valid blocks. In such alternate blocks, the malicious actor or botnet could control, exclude or modify the ordering of transactions, though it could not generate new cryptoassets or transactions using such control. Using alternate blocks, the malicious actor could “double-spend” its own cryptoassets (i.e., spend the same cryptoassets in more than one transaction) and prevent the confirmation of other users’ transactions for so long as it maintains control. To the extent that such malicious actor or botnet does not yield its majority control of the processing power or the cryptoasset community does not reject the fraudulent blocks as malicious, reversing any changes made to the blockchain may not be possible. Such changes could adversely affect an investment in us.
The approach towards and possible crossing of the 50% threshold indicate a greater risk that a single mining pool could exert authority over the validation of cryptoasset transactions. To the extent that the cryptoassets ecosystems do not act to ensure greater decentralization of cryptoasset mining processing power, the feasibility of a malicious actor obtaining in excess of 50% of the processing power on any cryptoasset network (e.g., through control of a large mining pool or through hacking such a mining pool) will increase, which may adversely impact an investment in us.
Cryptoassets, including those maintained by or for us, may be exposed to cybersecurity threats and hacks.
As with any computer code generally, flaws in cryptoasset codes, including Ethereum codes, may be exposed by malicious actors. Several errors and defects have been found previously, including those that disabled some functionality for users and exposed users’ information. Exploitations of flaws in the source code that allow malicious actors to take or create money have previously occurred. Despite our efforts and processes to prevent breaches, our devices, as well as our miners, computer systems and those of third parties that we use in our operations, are vulnerable to cyber security risks, including cyber-attacks such as viruses and worms, phishing attacks, denial-of-service attacks, physical or electronic break-ins, employee theft or misuse, and similar disruptions from unauthorized tampering with our miners and computer systems or those of third parties that we use in our operations. Such events could have a material adverse effect on our ability to continue as a going concern or to pursue our strategy at all, which could have a material adverse effect on our business, prospects or operations and potentially the value of any cryptoasset we mine or otherwise acquire or hold for our own account.
Our cryptoassets may be subject to loss, damage, theft or restriction on access.
There is a risk that part or all of our cryptoassets could be lost, stolen or destroyed. We believe that our cryptoassets will be an appealing target to hackers or malware distributors seeking to destroy, damage or steal our cryptoassets. We cannot guarantee that we will prevent loss, damage or theft, whether caused intentionally, accidentally or by act of God. Access to our cryptoassets could also be restricted by natural events (such as an earthquake or flood) or human actions (such as a terrorist attack). Any of these events may adversely affect our operations and, consequently, an investment in us.
We may become reliant on Internet bandwidth and data center providers and other third parties for key aspects of our cryptoasset mining, and any failure or interruption in the services and products provided by these third parties could harm our business.
Until our first hosting facility is operational and our equipment relocated to such facility, we will continue to rely on a third-party vendor, a co-hosting facility, for maintenance of our Internet capabilities, electricity and physical location for our mining equipment. Any disruption in the colocation or other services provided by such third-party co-hosting facility or any failure of the co-hosting provider to handle current or higher volumes of use could significantly harm our business. Any financial or other difficulties our provider faces may have negative effects on our business, the nature and extent of which we cannot predict. We exercise little control over the third-party vendor, which increases our vulnerability to problems with the services they provide. Any errors, failures, interruptions or delays experienced in connection with the third-party services could adversely affect our business.
Risks Related to our Common Stock
An active, liquid trading market for our common stock does not currently exist and may not develop after this offering, and as a result, you may not be able to sell your common stock at or above the public offering price, or at all.
A relatively inactive trading market exists for our common stock on the OTC Pink Market. No assurance can be given as to the following:
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that we will be successful in causing our common stock to become listed on the NYSE American, any other national securities exchange or OTCQB or OTCQX;

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the likelihood that a more active trading market for shares of our common stock will develop or be sustained;

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the liquidity of any such market;

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the ability of our stockholders to sell their shares of common stock; or

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the price that our stockholders may obtain for their shares of common stock.

If an active market does not develop for our common stock or is not maintained, the market price of our common stock may decline and you may not be able to sell your shares. The market price of our common stock may be highly volatile and subject to wide fluctuations. Our financial performance, government regulatory action, tax laws, interest rates and market conditions in general could have a significant impact on the future market price of our common stock.
The price of our common stock may have little or no relationship to the historical bid prices of our common stock on the OTC Pink.
There has been no public market for our capital stock other than the OTC Pink. Given the limited history of sales and the lack of publicly available information about our business, financing and financial results available, among other factors, this information may have little or no relation to broader market demand for our common stock and thus the price of our common stock. As a result, you should not rely on these historical sales prices as they may differ materially from the opening price of the common stock and subsequent prices of our common stock. For more information about how the public offering price of our common stock will be determined, see the section titled “Plan of Distribution.”
We do not expect to declare or pay dividends in the foreseeable future.
Except for PIK Dividends that we may be required to issue to holders of our Series C Preferred Stock and Series D Preferred Stock if we fail to timely perform our obligations under the Registration Rights

Agreement entered in connection with the private placement of our Series C Preferred Stock or the Registration Rights Agreement entered into in connection with the private placement of our Series D Preferred Stock (as described in our Amended and Restated Certificate of Incorporation, the Certificates of Designation and the Registration Rights Agreements entered into), we do not expect to declare or pay dividends in the foreseeable future, as we anticipate that we will invest future earnings in the development and growth of our business. Therefore, holders of our common stock may not receive any return on their investment in our common stock unless and until the value of such common stock increases and they are able to sell such shares of common stock, and there is no assurance that any of the foregoing will occur.
If our common stock does not become publicly traded on the NYSE American, another national securities exchange, OTCQB or OTCQX, our access to the capital markets will be limited.
Although we intend to file an application to list our common stock on the NYSE American, there is no guarantee that our common stock will be listed on any national securities exchange or traded on OTCQB or OTCQX. If we are unable to have our common stock listed on the NYSE American, another national securities exchange, or traded on OTCQB or OTCQX, our access to capital markets will be limited and we will have to rely on funding from private sources. Such limited access to the capital markets could impair our ability to finance our operations and any potential acquisitions and could have a material adverse effect on our business, operating results and financial condition.
Failure to establish and maintain effective internal control over financial reporting could have a material adverse effect on our business, operating results and stock value.
As a privately held company, we are not currently required to comply with the SEC’s rules implementing Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Following the effectiveness of the registration statement of which this prospectus forms a part, we will be a public company and be required to comply with the SEC’s rules implementing Section 302 of Sarbanes-Oxley, which will require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. We will not be required to make our first assessment of our internal control over financial reporting until the year following our first annual report required to be filed with the SEC, likely beginning with the fiscal year ending May 31, 2023. To comply with the requirements of being a public company, we will need to upgrade our systems, including information technology, implement additional financial and management controls, reporting systems and procedures and hire additional accounting, finance and legal staff.
We currently have material weaknesses in the design or operation of our internal controls, which could adversely affect our ability to record, process, summarize and report financial data. We have not yet designed and/or implemented user access controls to ensure appropriate segregation of duties that would adequately restrict user and privileged access to the financially relevant systems and data to appropriate personnel. We also do not have a properly designed internal control system that identifies critical processes and key controls.
Our efforts to develop and maintain our internal controls may not be successful, and we may be unable to maintain effective controls over our financial processes and reporting in the future and comply with the certification and reporting obligations under Sections 302 and 404 of Sarbanes-Oxley. Any failure to maintain effective controls or any difficulties encountered in our implementation or improvement of our internal controls over financial reporting could result in material misstatements that are not prevented or detected on a timely basis, which could potentially subject us to sanctions or investigations by the SEC or other regulatory authorities. Ineffective internal controls could also cause investors to lose confidence in our reported financial information.
We will incur increased costs as a result of closing this offering and later becoming a public reporting company.
We are not currently a public reporting company, and as such, we will not be responsible for the corporate governance and financial reporting practices and policies required of a public company. Following the effectiveness of the registration statement of which this prospectus forms a part, we will be a public company. As a public company with listed equity securities, we will need to comply with new laws, regulations and requirements, certain corporate governance provisions of Sarbanes — Oxley Act of 2002 (“Sarbanes-Oxley”), related regulations of the SEC and the requirements of the NYSE American. Complying with these statutes, regulations and requirements will occupy a significant amount of time of our Board and management and will significantly increase our costs and expenses. We will need to:
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institute a more comprehensive compliance function;

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design, establish, evaluate and maintain a system of internal controls over financial reporting in compliance with the requirements of Section 404 of Sarbanes-Oxley and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

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comply with rules promulgated by the NYSE American or any other national securities exchange or over the counter market on which our common stock is listed or traded;

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prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws;

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establish new internal policies, such as those relating to disclosure controls and procedures and insider trading;

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involve in and retain to a greater degree outside counsel and accountants for the above activities; and

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establish an investor relations function.

In addition, we expect that being a public reporting company subject to these rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. If adequate director and officer liability insurance coverage is not available, it may require us to retain substantial cash balances and further restrict our ability to invest in the business. These factors could also make it more difficult for us to attract and retain qualified members of our Board, particularly to serve on our audit committee, and qualified executive officers.
You may experience dilution of your ownership interest because of the future issuance of additional equity in our company.
In the future, we may issue additional shares of capital stock in our company, resulting in the dilution of the investors’ relative ownership. We may also issue other securities that are convertible into or exercisable for equity in our company in connection with hiring or retaining employees or consultants, future acquisitions or future sales of our securities.
Provisions in our Articles, our Bylaws, and Nevada law may discourage a takeover attempt even if a takeover might be beneficial to our stockholders.
Provisions contained in our Articles and Bylaws could make it more difficult for a third party to acquire us if we have become a publicly traded company. Provisions of our Articles and Bylaws impose various procedural and other requirements, which could make it more difficult for stockholders to effect certain corporate actions. For example, our Articles authorize our Board to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock without any vote or action by our stockholders. Thus, our Board can authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our other series of capital stock. These rights may have the effect of delaying or deterring a change of control of our company. Additionally, our Bylaws establish limitations on the removal of directors and on the ability of our stockholders to call special meetings.
For a more complete understanding of these provisions, please refer to the Nevada Revised Statutes and our Articles and Bylaws.
Though not now, we may be or in the future we may become subject to Nevada’s control share law. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and it does business in Nevada or through an affiliated corporation. The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.
The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.
If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for the redemption of such stockholder’s shares.
Nevada’s control share law may have the effect of discouraging takeovers of the corporation.
In addition to the control share law, Nevada has a business combination law which prohibits certain business combinations between Nevada corporations and “interested stockholders” for two years after the “interested stockholder” first becomes an “interested stockholder,” unless our Board approves the combination in advance or thereafter by both the Board and 60% of the disinterested stockholders. For purposes of Nevada law, an “interested stockholder” is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquiror to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.
The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of us from doing so if it cannot obtain the approval of our Board.
The regulation of penny stocks by the SEC and FINRA may have an effect on the tradability of our securities.
Our shares of common stock are currently listed for trading on the OTC Pink Market. Our common stock is subject to a Securities and Exchange Commission rule that imposes special sales practice requirements upon broker-dealers who sell such securities to persons other than established customers or accredited investors. For purposes of the rule, the phrase “accredited investors” means, in general terms, institutions with assets in excess of $5,000,000, or individuals having a net worth in excess of $1,000,000 or having an annual income that exceeds $200,000 (or that, when combined with a spouse’s income, exceeds $300,000).
For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities and also may affect the ability of sellers to sell their securities in any market that might therefore develop.
In addition, the Securities and Exchange Commission has adopted a number of rules to regulate “penny stocks.” Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Exchange Act. Because our securities constitute “penny stocks” within the meaning of the rules, the rules would apply to us and to our securities. The rules may further affect the ability of owners of our common stock to sell our securities in any market that might develop for them.

Stockholders should be aware that, according to Securities and Exchange Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.
The shares of our common stock may be thinly traded on the OTC Pink Market, meaning that the number of persons interested in purchasing our shares of common stock at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven, early stage company such as ours or purchase or recommend the purchase of our shares of common stock until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares of common stock is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on the price of our common stock.
We are a shell company and as such stockholders cannot rely on the provisions of Rule 144 for the resale of their shares until certain conditions are met.
We are a shell company as defined under Rule 405 of the Securities Act of 1933 as a registrant that has no or nominal operations and either no or nominal assets, or assets consisting only of cash or cash equivalents and/or other nominal assets. As securities issued by a shell company, the securities issued by us can only be resold pursuant to an effective registration statement by for the sale of such securities or utilizing the provisions of Rule 144 once certain conditions are met, including that: (i) we have ceased to be a shell company (ii) we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, (iii) we have filed all required reports under the Exchange Act of the preceding 12 months and (iv) one year has elapsed since we filed “Form 10” information (e.g. audited financial statements, management information and compensation, stockholder information, etc.).
Thus, a stockholder of the ours will not be able to sell its shares until such time as a registration statement for those shares is filed or we have ceased to be a shell company either by effecting a business combination or by developmental growth, we have remained current on its Exchange Act filings for 12 months and we have filed the information as would be required by a “Form 10” filing.
In addition, because we are a shell company, a person selling restricted or control securities may not use Rule 144 unless certain conditions have been met. Rule 144(i) provides that Rule 144 may only become available for the resale of securities by a person selling restricted or control securities that were originally issued by a shell company if certain conditions are met. These conditions are: (a) that the issuer is no longer a shell company of the company; (b) that the issuer is an SEC reporter; (c) that the issuer has filed all required reports during the preceding 12 months or any shorter period during which the company has been subject to reporting requirements; and (d) has filed current Form 10 information with the SEC reflecting that it is no longer a shell company.
Furthermore, as a shell company, we will not become eligible to use Form S-8 to register offerings of our securities until 60 calendar days after we cease to be a shell company and we file information equivalent to what it would be required to file if we filed Form 10 information with the SEC.

If securities or industry analysts do not publish research or reports about our business, or if they downgrade their recommendations regarding our common stock, its trading price and volume could decline.
We expect the trading market for our common stock to be influenced by the research and reports that industry or securities analysts publish about us, our business or our industry. As a new public company, we do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our company, the trading price for our stock may be negatively impacted. If we obtain securities or industry analyst coverage and if one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline and our common stock to be less liquid. Moreover, if one or more of the analysts who cover us downgrades our stock or publishes inaccurate or unfavorable research about our business, or if our results of operations do not meet their expectations, our stock price could decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future operating results and financial position, our business strategy and plans, market growth, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements.
Forward-looking statements contained in this prospectus include, but are not limited to, statements about:
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our future financial performance, including our expectations regarding our net revenue, operating expenses, and our ability to achieve and maintain future profitability;

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our business plan and our ability to effectively manage our growth;

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anticipated trends, growth rates, and challenges in our business, the cryptoeconomy, and in the markets in which we operate;

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further development and market acceptance of cryptoasset networks and other cryptoassets;

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further development of our co-hosting facilities and customer base for co-hosting services;

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beliefs and objectives for future operations;

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our cryptoassets may be subject to loss, damage, theft or restriction on access;

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the value of Bitcoin, Ether and other cryptoassets, which may be subject to pricing risk has historically been subject to wide swings;

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our expectations concerning relationships with third parties;

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the effects of increased competition in our markets and our ability to compete effectively;

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our ability to stay in compliance with laws and regulations that currently apply or become applicable to our business both in the United States and internationally;

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economic and industry trends, projected growth, or trend analysis;

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trends in revenue, cost of revenue, and gross margin;

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trends in operating expenses, including technology and development expenses, sales and marketing expenses, and general and administrative expenses, and expectations regarding these expenses as a percentage of revenue;

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increased expenses associated with being a public company; and

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other statements regarding our future operations, financial condition, and prospects and business strategies.

We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our operating results, financial condition, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including those described in the section titled “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.
You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. We undertake no obligation to update any of these forward-looking statements for any reason after the date of this prospectus or to conform these statements to actual results or revised expectations, except as required by law.
You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus forms a part with the understanding that our actual future results, performance, and events and circumstances may be materially different from what we expect.
This prospectus contains statistical data, estimates, and forecasts that are based on industry publications or reports generated by third-party providers, or other publicly available information, as well as other information based on internal estimates.

USE OF PROCEEDS
All the Registered Shares offered by the Selling Stockholders will be sold by them for their respective accounts. We will not receive any of the proceeds from these sales.
The Selling Stockholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain other legal expenses incurred by such Selling Stockholders in disposing of their Registered Shares, and we will bear all other costs, fees and expenses incurred in effecting the registration of such Registered Shares, including, without limitation, all registration and filing fees, or OTCQB quotation fees, and fees and expenses of our counsel and our independent registered public accountants.

DIVIDEND POLICY
We may become obligated to issue paid-in-kind dividends (“PIK Dividends”) to holders of our Series C Preferred Stock and our Series D Preferred Stock if we had failed to timely cause the registration statement of which this prospectus forms a part to be filed with the SEC or if we fail in the future to cause the registration statement of which this prospectus forms a part to become effective or to cause our common stock to be listed on a national securities exchange or traded on the OTCQX or OTCQB, in each case in accordance with the terms of the Series C Preferred Stock and Series D Preferred Stock (as described in our Articles, and the certificates of designations of the Series C Preferred Stock and Series D Preferred Stock) and the related Registration Rights Agreements filed as exhibits hereto. The registration statement of which this prospectus forms a part was filed timely on August 13, 2021. At the time the registration statement of which this prospectus forms a part becomes effective and our shares of common stock are listed on a national securities exchange or traded on OTCQX or OTCQB, our obligation to issue further PIK Dividends will cease. We intend to apply to have our common stock quoted on the OTCQB tier of the OTC Market Group, Inc. under the symbol “APLD.” However, there is no assurance that this registration statement will become effective or that our common stock will be quoted on the OTCQB or listed or traded on a national securities exchange or OTCQX, at the expected times or at all. Except for such PIK Dividends we do not expect to declare or pay dividends in the foreseeable future, as we anticipate that we will invest future earnings in the development and growth of our business.
Until such PIK Dividends are required we intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our capital stock in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions, and other factors that our Board may deem relevant.

CAPITALIZATION
The following table sets forth cash and cash equivalents, as well as our capitalization, as of August 31, 2021 on:
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an actual basis; and

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a pro forma as adjusted basis, giving effect to the automatic conversions of all outstanding shares of our Series C Preferred Stock and Series D Preferred Stock as of August 31, 2021 into 210,409,090 shares of our common stock, as if such conversions had occurred on August 31, 2021 and giving effect to this offering.

You should read this table together with our consolidated financial statements and related notes, and the sections titled “Selected Consolidated Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each included elsewhere in this prospectus.
	As of August 31, 2021
	Actual	Pro Forma As Adjusted
	(in thousands)
Cash and cash equivalents	$28,929	$28,929
Mezzanine equity:
Series C convertible and redeemable preferred stock, $.001 par value, 660,000 shares authorized, issued and outstanding and 0 shares outstanding	15,135	—
Series D convertible and redeemable preferred stock, $.001 par value, 1,304,000 shares authorized, issued and not outstanding	29,902	—
Stockholders’ equity
Series A, convertible preferred stock, $.001 par value, authorized 70,000 shares, 27,195 shares issued and outstanding	—	—
Series B, convertible preferred stock, $.001 par value, authorized 50,000 shares, 17,087 shares issued and outstanding	—	—
Common stock, $.001 par value, 1,000,000,000 shares authorized, 320,381,519 and 9,066,363 shares issued and outstanding	3,122	3,328
Additional paid-in capital	40,856	85,687
Treasury Stock, 36,300 shares, at cost	(62)	(62)
Accumulated deficit	(44,667)	(44,667)
Total stockholders’ equity	(751)	44,286
Total capitalization	(44,286)	44,286
The number of shares of our common stock to be outstanding following the effectiveness of this registration statement includes:
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320,381,519 shares of our common stock outstanding as of August 31, 2021;

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132,000,000 shares of our common stock issuable on the automatic conversion of our Series C Preferred Stock upon effectiveness of the Resale Registration Statement expected to become effective simultaneously with or prior to effectiveness of this registration statement; and

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78,409,090 shares of our common stock issuable on the automatic conversion of our Series D Preferred Stock upon effectiveness of the Resale Registration Statement expected to become effective simultaneously with or prior to effectiveness of this registration statement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should read the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.
Trends and Uncertainties
In June 2021, we began our crypto mining operations. Prior to that time, we had no operating business or revenues since 2014. As a result, we are currently deemed to be a shell company. During June 2021, we also began planning and executing a strategy to develop co-hosting operations to meet the changing challenges and needs of the cryptoasset industry. As our business operations continue or commence and grow, and because of the rapidly changing nature of our industry, our business will continue to change. The regulatory framework in which we operate may change. In the year ended May 31, 2021, we did not have cryptoasset related operations. In the future we will account for such operations as set forth below. These accounting rules and regulations we follow are likely to change in the future as discussed below.
Regulatory Matters
Our business is subject to extensive laws, rules, regulations, policies and legal and regulatory guidance, including those governing securities, commodities, cryptoasset custody, exchange and transfer, data governance, data protection, cybersecurity and tax. Many of these legal and regulatory regimes were adopted prior to the advent of the Internet, mobile technologies, cryptoassets and related technologies. As a result, they do not contemplate or address unique issues associated with the crypto economy, are subject to significant uncertainty, and vary widely across U.S. federal, state and local and international jurisdictions. These legal and regulatory regimes, including the laws, rules and regulations thereunder, evolve frequently and may be modified, interpreted and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another. Moreover, the complexity and evolving nature of our business and the significant uncertainty surrounding the regulation of the crypto economy requires us to exercise our judgement as to whether certain laws, rules and regulations apply to us, and it is possible that governmental bodies and regulators may disagree with our conclusions. To the extent we have not complied with such laws, rules and regulations, we could be subject to significant fines and other regulatory consequences, which could adversely affect our business, prospects or operations. As cryptoassets have grown in popularity and in market size, the Federal Reserve Board, U.S. Congress and certain U.S. agencies (e.g., the Commodity Futures Trading Commission, the SEC, the Financial Crimes Enforcement Network and the Federal Bureau of Investigation) have begun to examine the operations of cryptoasset networks, cryptoasset users and cryptoasset exchange markets. Other countries around the world are likewise reviewing and, in some cases, increasing regulation of the cryptoasset industry. For instance, on September 24, 2021, China imposed a ban on all crypto transactions and mining.
Ongoing and future regulatory actions could effectively prevent our ongoing or planned crypto mining and co-hosting operations, limiting or preventing future revenue generation by us and rendering our operations and crypto mining equipment obsolete. Such actions could severely impact our ability to continue to operate and our ability to continue as a going concern or to pursue our strategy at all, which would have a material adverse effect on our business, prospects or operations.
Accounting Matters
Hosting revenue
We are constructing our first facility in which we will provide energized space and operating and maintenance services to third-party mining companies who locate their mining hardware within our co-hosting facility. We will account for these agreements as a single performance obligation for services being delivered in a series with delivery being measured by energy consumption by our co-hosting customers, subject in certain cases to minimum monthly fees to be paid to us. As such, we will recognize revenue over the life of the contracts as our series of performance obligations are met. Hosting contracts may require payment in advance of the service delivery. We will recognize such payments as deferred revenue until our performance obligations are met, at which time we will recognize the revenue. We do not have any significant warranty obligations. Hosting revenue will be included in hosting revenue in our consolidated statements of operations.
COVID-19
The COVID-19 virus has had unpredictable and unprecedented impacts in the United States and around the world. The World Health Organization has declared the outbreak of COVID-19 as a “pandemic,” or a worldwide spread of a new disease. Many countries around the world have imposed quarantines and restrictions on travel and large gatherings to slow the spread of the virus. In the United States, federal, state and local governments have enacted restrictions on travel, gatherings, and workplaces, with exceptions made for essential workers and businesses. We are still assessing potential effects on our business from COVID-19 and any actions implemented by the federal, state and local governments. We may experience disruptions to our business operations resulting from quarantines, self-isolations, or other restrictions on the movement or ability of our employees and consultants to perform their jobs. Such restrictions could impact our ability to construct our co-hosting facilities or take delivery of, or effectively service and maintain, our own and our customers’ crypto mining equipment.
China has also limited the shipment of products in and out of its borders, which could negatively impact our ability to receive mining equipment from China-based suppliers. Third-party manufacturers, suppliers, sub-contractors and customers have been and will continue to be disrupted by worker absenteeism, quarantines, restrictions on employees’ ability to work, office and factory closures, disruptions to ports and other shipping infrastructure, border closures, or other travel or health-related restrictions. Depending on the magnitude of such effects on our supply chain, shipments of parts for our existing miners, as well as any new equipment we purchase, may be delayed. As our equipment requires repair or becomes obsolete and requires replacement, our ability to obtain adequate replacements or repair parts from their manufacturer may therefore be hampered. Supply chain disruptions could therefore negatively impact our operations.
The implications of the COVID-19 pandemic on our results of operations and overall financial performance remain uncertain. The economic effects of the pandemic and resulting societal changes are currently not predictable, and the future financial impacts could vary from those foreseen.
Components of Results of Operations
Operating Expenses
Our operating expenses consist primarily of expenses related to salaries of employees hired to develop and start our operating business and costs related to our activities in starting an operating business.
Net Loss
Our net loss is primarily attributable to interest expense and the increase in our net loss from fiscal year 2020 to fiscal year 2021 was primarily due to expenses related to starting our business which was dormant in fiscal year 2020.
Liquidity and Capital Resources
Sources of Liquidity
We have only generated cash from the sale of our convertible preferred stock. Since December 2020, when we began planning to acquire or build an operational business, we have raised aggregate gross proceeds of $49.0 million from issuances of our convertible preferred stock. On April 15, 2021, we received $16.5 million in gross proceeds from the issuance of our Series C Convertible Redeemable Preferred Stock

and on July 30, 2021, we received $32.5 million in gross proceeds from the issuance of our Series D Preferred Stock. During fiscal year 2021, we did not generate any revenue from crypto mining, co-hosting or otherwise. We have incurred net losses from operations. In June 2021, as a result of commencement of our crypto mining operations, we began to generate revenue. As of May 31, 2021 and May 31, 2020, we had cash of $11.8 million and $0, respectively, and an accumulated deficit of $21.6 million and $21.1 million, respectively.
Funding Requirements
Having ceased our operations in 2014, we have experienced net losses until the first quarter of our fiscal year ended May 31, 2022. Our transition to profitability is dependent on the successful mining of crypto assets, the purchase and installation of additional crypto mining equipment and/or the successful operation of one or more of our own co-hosting facilities. We believe that amounts we received from our April 2021 and July 2021 sales of convertible preferred stock, together with revenue we have begun to achieve in our crypto mining operations, after planned expenditures to purchase new crypto mining equipment and commence building our co-hosting operations, will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months.
We expect that our general and administrative expenses and our operating expenditures will continue to increase as we continue to expand our operations and as we become a public company when the registration statement of which this prospectus forms a part becomes effective. We also expect that our revenues will increase as we bring online additional crypto mining equipment and open our first operational co-hosting facility. We expect to need additional capital to fund continued growth, which we may obtain through one or more equity offerings, debt financings or other third-party funding. Because of the numerous risks and uncertainties associated with the crypto mining industry, we are unable to estimate the amount of increased capital we may need to raise to continue to purchase additional or new crypto mining equipment or parts or build additional co-hosting facilities and we may use our available capital sooner that we currently expect.
We believe that our existing cash, together with the anticipated revenues from current operations, will enable us to fund our operating expenses and capital expenditure requirements through at least 12 months. We have based our estimates as to how long we expect we will be able to fund our operations on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect, in which case, we would be required to obtain additional financing sooner than currently projected, which may not be available to us on acceptable terms, or at all. Our failure to raise capital as and when needed would have a negative impact on our financial condition and our ability to pursue our business strategy.
Cash Flows
The net cash used by operating activities for fiscal year 2021 consisted primarily of a net loss of $5.7 million due to operating costs associated with wages, consulting expenses, professional fees and general administrative expenses.
The net cash used in investing activities for fiscal year 2021 represents computers and office equipment and the deposits for mining equipment purchase agreements.
The net cash provided by financing activities for fiscal year 2021 represents proceeds from issuance of our Series C Preferred Stock.
In fiscal year 2020 there was no cash used by operating activities, no cash used in investing activities and no cash from financing activities.
Off Balance Sheet Arrangements
None.
Significant Accounting Pronouncements
None.

Recent Accounting Pronouncements
We continually assess any new accounting pronouncements to determine their applicability. When it is determined that a new accounting pronouncement affects our financial reporting, we undertake a study to determine the consequences of the change to its consolidated financial statements and assures that there are proper controls in place to ascertain that our consolidated financial statements properly reflect the change.
In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes” (Topic 740): Simplifying the Accounting for Income Taxes” (“ASU 2019-12”), which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted.
In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and it also simplifies the diluted earnings per share calculation in certain areas. This ASU is effective for annual reporting periods beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020. This update permits the use of either the modified retrospective or fully retrospective method of transition. We are currently evaluating the impact this ASU will have on its consolidated financial statements and related disclosures.

BUSINESS
Overview
Our Business
We are a participant in the dynamic Cryptoeconomy, actively mining cryptoassets and developing hosting services offered to other cryptoasset (crypto) miners. We are positioning ourself to play an active role in increasing acceptance of cryptoassets, recognizing cryptoassets as a currency and store of value. While crypto itself is not new, demand for it in the recent years has led to many financial institutions giving clients exposure through various investment vehicles, retail investors allocating portions of their portfolios to crypto, merchants accepting crypto as a form of payment, crypto ATM machines becoming more readily available around the world, and at least one government approving Bitcoin as legal tender requiring merchants to be able to accept Bitcoin as well as other forms of currency. As the Cryptoeconomy expands, we are positioning ourselves to support the growth via our multi-pronged strategy, which consists of:
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Mining, Bitcoin, Ethereum and other Cryptoassets:   gives us the ability to deploy resources toward Ethereum and Bitcoin, while opportunistically mining other Altcoins.

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Scaling Hosting Operations:   leveraging partnerships to support scalable, low-cost mining solutions to support crypto and blockchain infrastructure.

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Expansion of Mining Hardware and Related Infrastructure:   rapidly deploying capital to expand mining operations.

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Proprietary Quantitative Models:   allow us to calculate mining returns in real-time and adjust mining hash power as needed. We believe that the models developed with our strategic partners allow us to deploy our hardware to mine the cryptocurrencies that will drive high returns on investment.

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Strategic Crypto Asset Management:   allows us to utilize trading strategies to maximize asset value and hedge against downside risk.

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Fleet Management:   opportunistic trading of mining equipment in secondary markets to locate inefficient hardware and replace it with more efficient hardware.

Mining Operation
Our mission is to quickly scale a large mining operation focused on mining Bitcoin and Ethereum (Ether). With a specialized algorithm and advice provided by strategic partners and mining pool managers, we are able to mine the most profitable cryptoassets in the market and adjust in real-time if needed when more financially lucrative opportunities arise. As a result of changes to Chinese regulations of cryptoasset mining businesses and the uncertain regulatory climate in China surrounding cryptoasset mining operations, we decided to locate our mining hardware in North America. Shortly after that, China began its crackdown on mining facilities in locations across the country. These events pushed us to explore other co-hosting locations. By July 2021, we had entered into a co-hosting agreement with Coinmint LLC, had our initial order of mining equipment delivered and installed at Coinmint’s co-hosting facility and began our mining operations. We also determined that constructing our own co-hosting facilities would enable us to generate a stable cash flow stream through long-term hosting agreements, lower the cost of power for our own mining operations and eliminate risks to us of relying on a third party host. We have ordered additional mining equipment, which we expect to be delivered and installed in the fourth quarter of calendar year 2021 in our first co-hosting facility which is currently under construction. We do not plan to utilize third-party co-hosting facilities for our equipment other than what is currently hosted by Coinmint.
We do not intend to accept digital assets as payment for services. We do intend to hold digital assets we mine for investment or conversion into fiat currency for working capital purposes.
We do not currently intend to mine cryptoassets other than Bitcoin and Ether. However, we may consider expanding our cryptoasset mining business in the future. We deem the following factors important in making a decision to mine a particular cryptoasset: advice from securities and regulatory legal counsel about the regulatory framework and the Howey test, as applicable at the time, economic conditions, costs and benefits resulting from shifting operating equipment to mine cryptoassets other than Bitcoin and Ether as well as costs of any new or additional equipment, investor appetite, and other factors that may arise from time to time which could impact the costs and benefits to us and our shareholders of mining cryptoassets other than Bitcoin and Ether.
Hosting Operation
Our mission includes building co-hosting facilities in which our customers will lease space and access to electricity and in which we will also install our own crypto mining equipment providing us with fees from customers and less expensive access to power to run our crypto mining business. We have purchased property in North Dakota on which we have begun construction of our first co-hosting facility. We have also entered into an Amended and Restated Energy Services Agreement with respect to 100 megawatts to be used by us and our co-hosting customers. We have also entered into agreements with 4 customers which will account for the total available energy under the Amended and Restated Energy Services Agreement at our first facility and 85MW of energy at our second facility once built and able to provide such energy.
Working with expert advisors in the fields of power, crypto mining operations, procurement, and construction, we have designed a plan for a prefabricated facility and organization within the facility that can be delivered and installed quickly and maximize performance and efficiency of the facility and our and our customers’ crypto mining equipment. Installation of our first co-hosting facility began in October 2021. We expect this facility to be completed in the fourth quarter of calendar year 2021.
With low-cost energy powering our co-hosting facilities, our customers can expect an agile and cost competitive crypto mining solution. We have identified at least two additional sites for additional facilities and several potential customers to fill such additional sites. We are negotiating leases and/or purchases of such property, energy agreements to support such facilities and agreements with potential additional co-hosting customers.
Company History
Applied Blockchain, Inc. was incorporated in Nevada in May 2001 under the name of Reel Staff, Inc. to provide staffing services to film, video and television production companies. In September 2002, in connection with a share exchange with the stockholders of Flight Safety Technologies, Inc. (“FSTO”), we discontinued previous operations and changed our name to FSTO, FSTO became our subsidiary and stockholders of FSTO acquired approximately 53% of our outstanding common stock. In June 2003, FSTO merged into us, and we became the owners of certain patents related to air travel safety technology which we planned to develop and market. On July 29, 2009, we filed a Form 15 with the SEC to terminate the registration of our common stock and our obligations to file annual, quarterly and other periodic reports with the SEC in order to conserve financial and other resources for the continuing development and commercialization of our business.
On September 2, 2008, we formed a subsidiary, Advanced Plasma Products, that acquired certain intellectual property and laboratory equipment for the development of products based on patented atmospheric plasma technology. We designed, produced and sold air purification products. The company also spent significant resources developing a medical device for chronic wound treatment. On October 23, 2009, we filed a certificate of amendment to our Articles with the Secretary of State of the State of Nevada to change our name to Applied Science Products, Inc.
On January 13, 2009, we acquired Cummins Family Produce, Inc., an Idaho corporation (“CFP”). CFP was a fresh produce processing and packaging business. The purpose of the acquisition was to acquire a cash generating business to further fund the development of plasma-based products at our other subsidiary, Advanced Plasma Products. Operations ceased in 2013 and the facilities leased by CFP were sold to another company. Thereafter, we were not able to secure additional funding needed to complete development and testing of the wound treatment device and operations ceased in 2014.
Since that time, all of our then existing subsidiaries have been dissolved or have become defunct.
On December 3, 2020, we filed a Certificate of Reinstatement/Revival with the Secretary of State of the State of Nevada in order reinstate us. At that time, we began investigating opportunities to acquire, or otherwise build, an operating business. We determined to build a business focused on cryptoassets, and specifically participate in Ethereum (Ether) mining. In March 2021, the Company executed a strategy planning and portfolio advisory services agreement (“Services Agreement”) with GMR Limited, a British Virgin Island limited liability company (“GMR”), Xsquared Holding Limited, a British Virgin Island limited liability company (“SparkPool”) and Valuefinder, a British Virgin Islands limited liability company (“Valuefinder”) and, together with GMR and SparkPool, the “Service Providers”). Jason Zhang, a board member of the Company, is the sole equity holder and manager, of Valuefinder and a related party. Pursuant to the Services Agreement, the Service Providers agreed to provide cryptoasset mining management and analysis and to assist the Company in securing difficult to obtain equipment and the Company agreed to issue 44,640,889 shares of the Company’s common stock to GMR or its designees, 44,640,889 shares of the Company’s common stock to SparkPool or its designees and 18,938,559 shares of the Company’s common stock to Valuefinder or its designees. Each Service Provider has provided such services to the Company which services commenced in June 2021. In July 2021, after clearance of the Company’s name change by FINRA and receipt of additional information from the Service Providers required by the transfer agent, the Company issued 44,640,889 shares of the Company’s common stock to each of GMR and SparkPool and 18,938,559 shares of the Company’s common stock to Jason Zhang, Valuefinder’s designee.
On April 7, 2021, we filed a certificate of amendment to our Articles with the Secretary of State of Nevada, to, among other things, change our name to Applied Blockchain, Inc.
To raise funds to purchase crypto mining equipment and begin building our business, on April 15, 2021, we filed our Articles with the Secretary of State of Nevada, to, among other things, establish Series C Convertible Redeemable Preferred Stock and to file the Certificate of Designations related thereto. Also on April 15, 2021, we entered into that certain placement agent agreement, dated as of April 7, 2021, by and between us and B. Riley Securities, Inc. Pursuant to such agreement, on July 16, 2021 we issued 660,000 shares of Series C Convertible Redeemable Preferred Stock (the “Series C Preferred Stock”) to certain investors for gross proceeds of $16,500,000. We used the net proceeds from the offering, among other things, to purchase cryptoasset mining equipment and pay for co-hosting services from Coinmint, LLC.
Also on April 15, 2021 holders of a majority of the shares of Series A Preferred Stock and Series B Preferred Stock opted to convert such shares which triggered a mandatory conversion of all outstanding Series A Convertible Preferred Stock and Series B Convertible Preferred Stock into an aggregate of 172,591,849 shares of our common stock which shares were issued on July 2, 2021. Additionally, on April 15, 2021, we entered into an Exchange Agreement with certain noteholders, including Wes Cummins, our chairman of the Board, chief executive officer, secretary and treasurer, pursuant to which we agreed to exchange all outstanding notes for an aggregate of 30,502,970 shares of our common stock, which shares were issued on July 2, 2021.
In June 2021, we entered into a Co-Hosting and Services Agreement with Coinmint, LLC pursuant to which Coinmint hosts certain of our crypto mining equipment. We subsequently took delivery of our crypto mining equipment, installed the equipment at Coinmint’s co-hosting facility and began mining operations in June 2021.
On July 29, 2021, we filed a certificate of amendment to our Articles with the Secretary of State of Nevada, to increase our authorized capital stock to 1,005,000,000 shares and designate 1,000,000,000 as common stock. On the same day, we filed with the Secretary of State of Nevada the certificate of designations to establish Series D Convertible Redeemable Preferred Stock (the “Series D Preferred Stock”).
To raise funds to lease or purchase property, purchase and install a physical building on such land to house our co-hosting facility, make deposits for our energy services agreement and purchase additional crypto mining equipment to continue to expand our mining business and build our co-hosting business, on August 4 and 5, 2021, pursuant to that certain placement agent agreement, dated as of July 30, 2021, by and between us and B. Riley Securities, Inc. (the “Placement Agent Agreement”), we issued 1,300,000 shares of Series D Preferred Stock to certain investors for gross proceeds of $32,500,000. On August 25, 2021, pursuant to that certain placement agent agreement, dated as of July 30, 2021, we issued an additional 4,000 shares of Series D Preferred Stock to an investor for gross proceeds of $100,000. On October 7, 2021, we amended the Placement Agent Agreement to extend the duration during which previously unsold shares of Series D Preferred Stock could be sold and issued the remaining 76,000 unsold shares of Series D Preferred Stock to investors for gross proceeds of $1,900,000. We used a portion of the proceeds from the Series D Preferred Stock offering, among other things, to purchase property on which to locate our first co-hosting facility, pay amounts needed to secure an energy services agreement, order the prefabricated building that is being installed to serve as our first co-hosting location and to purchase additional mining equipment.
During the year ended May 31, 2021, we formed two subsidiaries, Shanghai Sparkly Ore Tech, Ltd and Applied Blockchain, Ltd. Shanghai Sparkly Ore Tech, Ltd is a wholly owned foreign entity in China that is currently dormant. Applied Blockchain, Ltd. is a wholly owned subsidiary formed in Grand Cayman. Applied Blockchain, Cayman was dormant except that it held a digital wallet which we might use in the future if we undertake crypto mining outside of the U.S. until October 12, 2021 when it entered into a services agreement with Xsquared Holding Limited. In June 2021, we formed a wholly-owned subsidiary, APLD Hosting, LLC, in Nevada. APLD Hosting is entering into agreements to own and operate our co-hosting facilities.
Our Competitive Strengths
Premier strategic partnerships with leading industry participants.   We believe that our partnerships with SparkPool, GMR and Bitmain have provided, and certain partners continue to provide, us with a significant competitive advantage. SparkPool operated one of the largest Ethereum mining pools in the world, and was one of the leading software developers for mining software globally. SparkPool provided us mining software, hardware selection, analytics, and purchasing power. SparkPool also assists us in engineering and designing our sites. SparkPool is currently in the process of shutting down its operations and is assisting us in a transition to a new Ether mining pool manager, Ethermine. We have also entered into a new agreement with SparkPool pursuant to which SparkPool will advise us on operating our own Ether mining pool for our own mining activities and, should we determine to do so in the future, as a service to third parties. GMR has deep crypto mining experience, in particular with Ether and Bitcoin, and advises us, based on its proprietary algorithm, as to distribution of our resources among different cryptoassets to optimize our mining activities in real-time. GMR also provides us with mining asset selection, asset management and trading services. GMR has also been a proponent of our hosting strategy, having signed a contract for approximately 50% of our 100MW capacity as part of our hosting operation under development. Bitmain, our newest partner, provides us with preferred access to Bitcoin mining equipment as well as leads for potential hosting customers. SparkPool, GMR, and Bitmain are each strategic equity investors in our company.
Access to low-cost power with long-term services agreement.   One of the main benefits of our Amended and Restated Electric Service Agreement is the low cost of power for mining. Even prior to the crypto mining restrictions in China, power capacity available for Bitcoin mining was scarce, especially at scalable sites with over 100MW+ of potential capacity. This scarcity of mining power allows us to realize attractive hosting rates in the current market, in particular given our ability to provide long-term (5-year) hosting contracts. For the first 100MW buildout, we secured 5-years of power from a utility that pre-filled the 100MW of planned capacity before breaking ground.
Access to mining equipment during shortage.   Independent of our Bitmain partnership, we secured an order for Nvidia GPUs from a third-party. The new Bitmain partnership has only reinforced our access to mining equipment, as evidenced by our order through Bitmain for 200PH of mining equipment due late in calendar year 2021. As we continue to scale our operations, we expect to leverage our strategic partnerships in order to ensure that we receive timely access to the highest quality equipment.
Hosting provides predictable, sticky revenue and cash flow to complement more volatile mining operations.    The financial performance of mining operations is linked to the value of the underlying cryptocurrencies mined, which can result in volatility in financial results. However, through the recently executed Electric Service Agreement with a utility in the upper Midwest, we have locked in a ceiling for our energy costs. The Electric Service Agreement has also enabled us to launch our hosting business with long-term customer contracts. We intend for the steady cash flows generated by our hosting operations to be reinvested into the hosting business or re-deployed into our mining business in order to opportunistically mine the most profitable crypto currencies.
Strong management team and board of advisors with deep experience in crypto mining and hosting operations.   We have recently expanded our leadership team by attracting top talent in the crypto mining and hosting space. Recent hires from both publicly traded and private company competitors have allowed us to build a team capable of designing hosting data centers, constructing hosting facilities, and efficiently running mining operations at scale. In addition, our board of advisors includes luminaries in the crypto space, including the co-founders of SparkPool and GMR.
Our Growth Strategies
Acquire mining equipment and build scale in our mining operations.   Leveraging our strategic partners and their industry relationships, we intend to source and receive mining equipment to scale our operation as quickly as possible. Our diversified mining strategy allows us to opportunistically deploy capital into mining hardware that will provide the highest return on investment, including through mining Ethereum, Bitcoin, and many other alternative coins. Our partnership with Bitmain also provides us with access to high quality and efficient mining equipment from the leading manufacturer of crypto hardware in the world. Furthermore, we have added the leadership team to expand our mining operations through strategic hiring. We believe that we are positioned to benefit from our experienced team as well as our strategic relationships to accelerate the buildout of our mining operations and to optimize any hardware we deploy.
Leverage partners to grow hosting operations while minimizing risk.   Our strategic partners GMR and Bitmain have entered into hosting contracts with us that will utilize the available capacity from our first planned 100MW hosting site, enabling us to pre-fill our initial site before breaking ground. Beyond their own use of our hosting capabilities, our partners have strong relationships across the cryptocurrency ecosystem, and we believe that we will be able to leverage their networks to identify leads for our expansion of hosting operations. In fact, we believe that we have sufficient demand to fill our planned hosting expansion to approximately 500MW, which should minimize the risk of accelerating expansion.
Secure scalable power sites in areas favorable for crypto mining.   We have developed a pipeline of potential power sources. We are currently developing our first hosting site in the Midwest, and we have visibility into two additional sites in the Midwest as well as solar and wind assets in Texas. Through our build-out of our first Midwest facility and the prior experience our leadership team brings to our initiatives, we believe that we have developed a repeatable power strategy to significantly scale our operations. In addition, we are currently focused on and will continue to target states that have favorable laws and regulations for the crypto mining industry, which we believe further de-risks the scaling of our operations.
Vertically integrate power assets.    With recent additions to our management team, we are increasingly looking at various types of power assets to support the growth of our mining and hosting operations. This also includes power generation assets, which longer-term could be used to reduce our cost of power. Our management team has experience not only in evaluating and acquiring power assets, but also in the conversion of power assets to crypto mining/hosting operations and the construction of data centers with the specific purpose of mining crypto currency assets.
Expand into other cryptocurrency assets and businesses.    While we do not currently mine cryptoassets other than Bitcoin and Ether, we see potential value in the ecosystems developing around cryptoassets. New asset classes such as Non-fungible tokens (NFTs) have increasingly gained acceptance. An NFT allows for representation of something unique as an Ethereum-based asset. In the first three months of 2021, NFT sales were over $2 billion, with volumes up approximately 20x compared to the $93 million in sales during the final three months of 2020 according to reporting by CNBC. Additionally, we may expand into other cryptoasset related businesses. For instance, pursuant to our agreement with SparkPool, formerly one of the largest Ether mining pool managers before shutting down its operations in response to changed regulations in China, SparkPool is advising us on how to manage a mining pool for our own mining activities and potentially as a service to provide to third parties. We deem the following factors important in making a decision to enter into a particular line of business: advice from securities and regulatory legal counsel about the regulatory framework applicable to such line of business, including the Howey test for whether or not a particular asset could be a security and consequences thereof, as applicable at the time, economic conditions, costs and benefits resulting from investing in a new line of business rather than our current mining and co-hosting businesses, other costs of establishing such new or additional line of business, investor appetite, and other factors that may arise from time to time which could impact the costs and benefits to us and our shareholders.

Strategic Relationships
In March 2021, we executed a strategy planning and portfolio advisory services agreement (“Services Agreement”) with GMR Limited, a British Virgin Island limited liability company (“GMR”), Xsquared Holding Limited, a British Virgin Island limited liability company (“SparkPool”) and Valuefinder, a British Virgin Islands limited liability company (“Valuefinder”) and, together with GMR and SparkPool, the “Service Providers”). Jason Zhang, one of our board members, is the sole equity holder and manager, of Valuefinder and a related party. Pursuant to the Services Agreement, the Service Providers agreed to provide cryptoasset mining management and analysis and to assist us in securing difficult to obtain equipment and we agreed to issue 44,640,889 shares of our common stock to GMR or its designees, 44,640,889 shares of our common stock to SparkPool or its designees and 18,938,559 shares of our common stock to Valuefinder or its designees. Each Service Provider has provided such services to us which services commenced in June 2021. In July 2021, after clearance of our name change by FINRA and receipt of additional information from the Service Providers required by the transfer agent, the Company issued 44,640,889 shares of our common stock to each of GMR and SparkPool and 18,938,559 shares of our common stock to Jason Zhang, Valuefinder’s designee. In July 2021, we added a strategic partner, Bitmain Technologies Limited (“Bitmain”), a producer of products for blockchain and artificial intelligence (AI) applications. Bitmain has assisted us in the identification and analysis of other strategic business initiatives.
Company’s Crypto Mining
The strategic relationships between APLD, SparkPool, GMR and Bitmain have provided APLD access to difficult to acquire hardware needed to begin and grow our mining operations and advice about our mining focus and business plans. SparkPool is currently in process of shutting down its operations and is assisting us in a transition to a new Ether mining pool manager, Ethermine. The terms of mining pool management arrangements with SparkPool and Ethermine are substantially similar, not subject to contracts and may be terminated by us at any time. Accordingly, we do not expect any negative adverse effects on our business as a result of the change of Ether mining pool managers. As we purchase Bitcoin mining hardware and establish our co-hosting business, SparkPool’s advice and assistance acquiring Ether mining hardware which were instrumental in our ability to commence our mining business is becoming less significant to us. GMR’s proprietary algorithm optimizes mining in real-time to maximize return on deployment assets. The GMR team provides services to us with respect to mining asset selection, asset management, trading, etc. We have also entered into an agreement with Bitmain Technologies Limited from whom we are purchasing additional mining equipment. Additionally, several of these strategic partners have invested in us and have, or are expected to, become our co-hosting customers.
Company’s Hosting Operations
Valuefinder and Bitmain have provided advice on commencing a co-hosting business in addition to our mining business. On September 12, 2021, we entered into an Amended and Restated Energy Services Agreement with respect to 100 megawatts to be used by us and our co-hosting customers. We have also entered into agreements with several of our Service Providers, or entities introduced to us by them, for our co-hosting services, which will account for greater than 90% of the available energy under the Amended and Restated Energy Services Agreement.
Future Business Expansion
Our expectations for our future business expansion are:
Fiscal year 2022:
•
In the third or fourth quarter of fiscal year 2022, complete installation of our first facility and have customer equipment and our own equipment installed in our facility, together utilizing 100% of the capacity of the first facility.

•
Continue negotiating and entering additional customer agreements for additional capacity at our second facility and beyond.

•
Begin construction of our second facility and enter into an energy services agreement with respect to such location.

•
Purchase and install additional mining equipment.

•
Assess the state of our mining operations and purchase additional mining equipment if feasible and beneficial. The cryptoasset mining market changes quickly and future expansion of the mining business will depend on then current status of the market and technology.

Fiscal year 2023:
•
Complete construction of our second facility and install customer equipment and our own equipment in our second facility.

•
Enter into agreements with additional customers for any additional capacity not already contracted for at the second facility.

•
Begin construction of our third facility.

•
Enter into agreements with respect to a third co-hosting facility location, install the facility and customer equipment.

•
Assess the state of our mining operations and purchase additional mining equipment if feasible and beneficial. The crypto asset mining market changes quickly and future expansion of the mining business will depend on then current status of the market and technology.

Fiscal year 2024 and beyond
•
Continue to expand the number of facilities we operate and our own mining operations. However, the crypto asset mining market changes quickly and future expansion of our business will depend on then current status of the market and technology.

•
We may consider new lines of cryptoasset related businesses.

Why Ethereum
Enables New Version of the Internet:   Global distributed computing network and growing demand for permissionless platforms without centralized toll takers.
Use of Non Fungible Tokens (“NFTs”) on Ethereum is rising:   represents anything digitally unique and scarce, with current excitement centered around digital art. NFTs are unique and verifiable on the blockchain, they are permanent and programmable and it is a digital ownership that is freely tradable.
Diverse Altcoin Opportunity:   there is a multitude of Altcoins that can be mined on the Ethereum network.
Why Bitcoin
Diversifying our Cryptoasset opportunity:   Mining Bitcoin in addition to Ether provides us more diversity, allowing us to rely less on one type of cryptoasset and alleviating the risk of our business being unable to continue mining if one platform becomes unusable. For instance, Ethereum may move to a proof of stake consensus mechanism. If that happens, mining Ethereum will become obsolete at which point we can become a validator on the network. Mining Bitcoin allows us to continue mining if and when we stop mining Ether.
Largest Market Cap:   Bitcoin has the largest market cap of all cryptocurrency.
Access:   We have access to Bitcoin mining hardware through our strategic relationship with Bitmain.
Wide Acceptance:   Bitcoin is the most widely adopted cryptocurrency by institutional and retail investors.

Competitive Advantage
There is a multitude of cost components to crypto mining operations. Some components are cost of hardware, like ASICS used to mine Bitcoin and GPUs used to mine Ether; electrical costs, and the cost a miner pays to have its crypto mining equipment hosted. Our competitive advantages are:
1.
Our priority access to hardware procurement resulting from vendor relationships secured by strategic partners.

2.
The high demand for co-hosting services which we expect to serve as a steady income stream for us once our facilities are operational.

3.
Once our co-hosting facilities are operational, we will reduce high electrical and hosting fees by plugging our own crypto mining equipment into our own co-hosting facilities.

Co-hosting and mining operations are tightly integrated. The demand for co-hosting skyrocketed following restrictions and prohibitions on crypto mining imposed by China. As a result of this unprecedented demand, we have begun to enter into long-term contracts that will allow us to scale and maintain low costs. We have also entered into long-term agreements with four customers and we have identified additional suppliers and customers with whom we are negotiating additional agreements.
Customers
We have material customer concentration in our co-hosting business. We have entered into contracts with JointHash Holding Limited (a subsidiary of GMR), Bitmain Technologies Limited, F2Pool Mining, Inc. and Hashing LLC to utilize our first co-hosting facility which is currently under construction. When construction of our first co-hosting facility is complete, JointHash has contracted to use 40% of the available power, Bitmain for 45% a and F2Pool for 15%. Together these customers will account for 100% of our co-hosting facility revenue until our second facility is constructed and operational. These 4 customers have agreed to use an additional 85 MW of power at our second facility, once it is constructed and operational. We are currently exploring options with respect to property on which our second facility will be built as well as energy services arrangements to provide power to the second facility.
Pursuant to our co-hosting contracts with our all four customers we agree to provide an environment and electricity for normal operation, monitoring, reporting and maintenance of equipment and the customers agree to pay service fees to us. Service fees are made up of hosting fees, operation fees and maintenance fees. Hosting fees to be paid by JointHash, Bitmain and F2Pool are based on the cost of power consumption by the customer plus a surcharge with F2Pool. Operation fees and maintenance fees are to be determined by the parties in each contract and on each purchase order. F2Pool has agreed to pay a monthly minimum services fee determined in relation to then current hosting fees and Hashing agreed to pay a flat fee per month for all services subject to certain additional fees for maintenance fees.
The agreements with JointHash and Bitmain are effective until terminated. In addition to providing for termination for breaches or defaults (subject to certain cure periods) and by mutual agreement of the relevant parties, JointHash and Bitmain may terminate their agreements with respect to all or part of their equipment subject to the relevant agreement with payment of a termination fee calculated by reference to the equipment as to which the agreement is being terminated and its forecasted energy usage.
The terms of the agreements with F2Pool and Hashing are 60 calendar months from the date on which no less than a negotiated number of megawatts of power are available at our first facility. The term may be extended for an additional 24 months without change to the fee structure by agreement of both parties. Unilateral termination rights are only available upon defaults or breaches of the agreement (subject to cure periods), bankruptcy or similar situations and certain assignment, sale or merger of F2Pool to or with a third party.
Government Regulations
Our business is subject to extensive laws, rules, regulations, policies and legal and regulatory guidance, including those governing securities, commodities, cryptoasset custody, exchange and transfer, data governance, data protection, cybersecurity and tax. Many of these legal and regulatory regimes were adopted prior to the advent of the Internet, mobile technologies, cryptoassets and related technologies. As a result, they do not contemplate or address unique issues associated with the crypto economy, are subject to significant uncertainty, and vary widely across U.S. federal, state and local and international jurisdictions. These legal and regulatory regimes, including the laws, rules and regulations thereunder, evolve frequently and may be modified, interpreted and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another. Moreover, the complexity and evolving nature of our business and the significant uncertainty surrounding the regulation of the crypto economy requires us to exercise our judgement as to whether certain laws, rules and regulations apply to us, and it is possible that governmental bodies and regulators may disagree with our conclusions. To the extent we have not complied with such laws, rules and regulations, we could be subject to significant fines and other regulatory consequences, which could adversely affect our business, prospects or operations. As cryptoassets have grown in popularity and in market size, the Federal Reserve Board, U.S. Congress and certain U.S. agencies (e.g., the Commodity Futures Trading Commission, the SEC, the Financial Crimes Enforcement Network and the Federal Bureau of Investigation) have begun to examine the operations of cryptoasset networks, cryptoasset users and cryptoasset exchange markets. On September 24, 2021, China imposed a ban on all crypto transactions and mining. Other governments around the world are also reviewing their rules and regulations concerning the cryptoasset industry, including the United States.
In 2018, the SEC Director of Corporate Finance William Hinman announced that the Commission would not treat Ether or Bitcoin as securities. The legal test for determining whether or not any given cryptoasset is a security (the Howey test) is a highly complex, fact-driven analysis the outcome of which is difficult to predict. The SEC took the position that initial coin offerings (“ICOs”) are issuances of securities, a position that was upheld by the U.S. District Court for the Southern District of NY in the 2020 case SEC v. Telegram Group Inc. & TON Issuer Inc. The SEC’s position on most other cryptoassets, other than Bitcoin, Ether and ICOs, is that it is up to market participants to determine whether or not a particular cryptoasset is a “security.” The SEC generally does not provide advance guidance or confirmation on the status of any particular cryptoasset as a security. Furthermore, the SEC’s views in this area have evolved over time and it is difficult to predict the direction or timing of any continuing evolution. It is also possible that a change in the governing administration or the appointment of new SEC commissioners could substantially impact the views of the SEC and its staff. Public statements by senior officials at the SEC indicate that the SEC does not intend to take the position that Bitcoin or Ether are securities (in their current form). With respect to all other cryptoassets, there is currently no certainty under the applicable legal test that such assets are not securities, notwithstanding the conclusions we may draw based on our risk-based assessment regarding the likelihood that a particular cryptoasset could be deemed a “security” under applicable laws. Similarly, though the SEC’s Strategic Hub for Innovation and Financial Technology published a framework for analyzing whether any given cryptoasset is a security in April 2019, this framework is also not a rule, regulation or statement of the SEC and is not binding on the SEC.
Ongoing and future regulatory actions could effectively prevent our ongoing or planned crypto mining and co-hosting operations, limiting or preventing future revenue generation by us and rendering our operations and crypto mining equipment obsolete. Such actions could severely impact our ability to continue to operate and our ability to continue as a going concern or to pursue our strategy at all, which would have a material adverse effect on our business, prospects or operations.
Environmental Regulations
We have observed increasing media attention directed at the environmental concerns associated with cryptocurrency mining, particularly its energy-intensive nature. While we do not believe any U.S.-based regulators have taken a position adverse to our business, in March 2021, the governmental authorities for the Chinese province of Inner Mongolia, which represented roughly 8% of the world’s total mining power, banned bitcoin mining in the province due to the industry’s intense electrical power demands and its negative environmental impacts (both in terms of the waste produced by mining the rare Earth metals used to manufacture miners and the production of electrical power used in bitcoin mining). We have, and continue to, monitor domestic and international regulations, including regulations relating to environmental impacts of our business.

Our first co-hosting facility is being constructed in North Dakota. North Dakota is one of the States leading the United States in wind power generation. We signed an energy services agreement with a utility in North Dakota to power this facility. The power comes off a grid and we cannot control whether that energy is generated by wind or other methods. We do not have access to information about the amount of energy we used and the sources of that energy. We have, and will continue to, consider opportunities for limiting the impact of our business on the environment.
Employees and Human Capital
As of October 22, 2021 we had 22 employees, all of whom are full time. We also have 6 independent contractors who focus full time on our business and one independent contractor who works on a part time basis on our business. We have relied and plan on continuing to rely on independent organizations, advisors and consultants to perform certain services for us, including obtaining opportunities for us to purchase additional crypto mining equipment and managing our mining pool. Such services may not always be available to us on a timely basis, on commercially reasonable terms or at all. Our future performance will depend in part on our ability to successfully integrate newly hired employees and to engage and retain consultants, as well as our ability to develop an effective working relationship with our employees and consultants.

DESCRIPTION OF PROPERTIES
We lease approximately 10,699 square feet of office space at 3811 Turtle Creek Blvd., Suite 2100, Dallas, Texas 75219. We use this location as our principal offices.
Our wholly-owned subsidiary, APLD Hosting LLC, owns in fee simple, free of all encumbrances, a 40-acre parcel of land located in Stutsman County, North Dakota, to be used in our co-hosting business. We are currently constructing our first co-hosting facility at this location.

LEGAL PROCEEDINGS
As of the date of this prospectus, we are not involved in legal proceedings.

MANAGEMENT
Executive Officers and Directors
The following table provides information regarding our executive officers and directors as of October 22, 2021:
Name	Age	Position(s)
Executive Officers
Wes Cummins	44	Chief Executive Officer, Secretary, Treasurer, Chairman of the Board
David Rench	44	Chief Financial Officer
Regina Ingel	34	Executive Vice President of Operations
Non-Employee Directors
Chuck Hastings(1)(3)	43	Director
Kelli McDonald(2)(3)	43	Director
Douglas Miller(1)(2)	64	Director
Virginia Moore(2)(3)	48	Director
Richard Nottenburg	67	Director
Jason Zhang	28	Director

(1)
Member of the audit committee.

(2)
Member of the compensation committee.

(3)
Member of the nominating and corporate governance committee.

Executive officers
Wes Cummins
Mr. Cummins has served as a member of our Board from 2007 until 2020 and from March 11, 2021 through present. During that time Mr. Cummins also served in various executive officer positions and he is currently serving as our chairman of the Board, chief executive officer, president, secretary and treasurer. Mr. Cummins was also the founder and CEO of 272 Capital LP, a registered investment advisor, which he sold to B. Riley Financial, Inc. (Nasdaq: RILY) in August 2021. Following the sale Mr. Cummins joined B. Riley as President of B. Riley Asset Management. Mr. Cummins intends to spend at least 40 hours per week on our business. Mr. Cummins has been a technology investor for over 20 years and held various positions in capital markets including positions at investment banks and hedge funds. Prior to founding 272 Capital and starting our operating business, Mr. Cummins was an analyst with Nokomis Capital, L.L.C., an investment advisory firm, a position he held from October 2012 until February 2020. Mr. Cummins also serves as a member of the boards of Sequans Communications S.A. (NYSE: SQNS), a fabless designer, developer and supplier of cellular semiconductor solutions for massive, broadband and critical Internet of Things markets and Vishay Precision Group, Inc. (VPG), designer, manufacturer and marketer of sensors, and sensor-based measurement systems, as well as specialty resistors and strain gages based upon their proprietary technology. He holds a BSBA from Washington University in St. Louis where he majored in finance and accounting. We believe Mr. Cummins’ experience building a business and as a chief executive officer and his experience investing in technology gives him insight and perspective into creating and building a technology based company as well as operating as a public company and enables him to be an effective board member.
David Rench
Mr. Rench became our chief financial officer in March 2021 and continues to serve in that capacity. Prior to joining us, Mr. Rench co-founded in 2010, and from 2010 to 2017 served as the VP of Finance and

Operations of, a software startup company, ihiji, until the company was acquired by Control4 in 2017. After the acquisition of ihiji, Mr. Rench joined and served as Chief Financial Officer of Hirzel Capital, an investment management company, from 2017 to 2020. Mr. Rench holds a BBA from the Neeley School of Business at Texas Christian University in Fort Worth, Texas, and an MBA from the Cox School of Business at Southern Methodist University in Dallas, Texas. He is skilled in talent management and focused on long-term business growth, revenue, and profitability. He has strong experience leading the full spectrum of accounting, budgets, financial analysis, forecast planning, IT strategy, and reporting processes to achieve and exceed corporate financial goals. He has demonstrated expertise in developing and implementing streamlined tools and procedures to maximize departmental efficiency.
Regina Ingel
Ms. Ingel became our Vice President of Operations in March 2021. Her experience is in marketing and operations to support growth of companies across sectors. From 2016 to 2018, Ms. Ingel worked with operations in the corporate buying offices at Neiman Marcus, a large department store chain, where she worked closely with the executive team on projections, marketing and planning for the web business. Ms. Ingel also founded an event planning company in Dallas in 2019, which she grew through creative marketing and sales despite a nationwide pandemic. Ms. Ingel sold her company in early 2021 to pursue a career in the cryptocurrency marketplace and specifically as our vice president of operations.
Non-employee directors
Chuck Hastings
Mr. Hastings currently serves as Chief Executive Officer of B. Riley Wealth Management. Mr. Hastings joined B. Riley Financial in 2013 as a portfolio manager and became Director of Strategic Initiatives at B. Riley Wealth Management in 2018 and President in 2019. Prior to joining B. Riley, Mr. Hastings served as Portfolio Manager at Tri Cap LLC and was Head Trader at GPS Partners, a Los Angeles-based hedge fund, where he managed all aspects of trading and process including price and liquidity discovery and trade execution from 2005 to 2009. While at GPS Partners, Mr. Hastings was instrumental in growing the fund with the founding partners from a small start-up to one of the largest funds on the West Coast. Earlier in his career, Mr. Hastings served as a convertible bond trader at Morgan Stanley in New York. Mr. Hastings also serves as a Board member for IQvestment Holdings. Mr. Hastings holds a B.A. in political science from Princeton University. He is a recognized leader in the financial industry with more than two decades of global financial and business expertise. We believe Mr. Hastings’ experience and expertise will be of tremendous value as we pursue opportunities to leverage our initial investment and further scale our mining operations and build our co-hosting operations and enables him to be an effective board member.
Kelli McDonald
Ms. McDonald has a passion for high impact charity work in her local community as well as social and environmental causes. Ms. McDonald has been active in early childhood education since 2006. She has served as the Fundraising Chairperson and Social Media Manager for KSD NOW since 2019 and works in merchandising for an independent bookseller. In addition to work in non-profit development, early childhood education and the Literacy Project from 2017 to 2020, Ms. McDonald founded NG Gives Back — a community service and engagement program focused on the St. Louis area. She earned a Bachelor of Arts degree from The University of Wisconsin Oshkosh. We believe Ms. McDonald’s education and community outreach background bring a unique perspective to the Board and enables her to be an effective board member.
Douglas Miller
Mr. Miller has served as a member of the board of directors of three public companies over the past nine years: Telenav, Inc (NASDAQ: TNAV), CareDx, Inc. (NASDAQ: CDNA) and Procera Networks. He has chaired the Audit Committee for each of these companies, and has also served as Lead Independent Director and as chair or committee member on Compensation, Nominating and Governance and Special committees. Prior to his roles as board member, Mr. Miller served as senior vice president, chief financial officer and treasurer of Telenav, a wireless application developer specializing in personalized navigation services, from 2006 to 2012. From 2005 to 2006, Mr. Miller served as vice president and chief financial officer of Longboard, Inc., a privately held provider of telecommunications software. Prior to that, from 1998 to 2005, Mr. Miller held various management positions, including senior vice president of finance and chief financial officer, at Synplicity, Inc., a publicly traded electronic design automation company. Mr. Miller also served as chief financial officer of 3DLabs, Inc., a publicly held graphics semiconductor company, and as an audit partner at Ernst & Young LLP, a professional services organization. Mr. Miller is a certified public accountant (inactive). He holds a B.S.C. in Accounting from Santa Clara University. We believe Mr. Miller’s experience as a chief financial officer and board member of public companies gives him insight and perspective into how other boards function and enables him to be an effective board member.
Virginia Moore
Ms. Moore is the Co-founder, and CEO since 2017, of Catavento, a home textiles company based in Los Angeles. For 7 years prior to that, Ms. Moore was a partner and Vice President of Corbis Global, a 100-person architectural and engineering outsourcing firm. Earlier in her career she held positions in Marketing and Category Management with Coca-Cola, ACNielsen and Universal Studios Home Entertainment. Ms. Moore earned a Business Administration degree from Universidad Católica de Cordoba in her native Argentina and an MBA from ESADE Business School in Barcelona, Spain. Ms. Moore’s business and entrepreneurial experience brings a unique perspective to our Board and enable her to be an effective board member.
Richard Nottenburg
Dr. Nottenburg is currently on the board of directors of Cognyte Software Ltd., (NASDAQ: CGNT),a global leader in security analytics software and Verint Systems Inc. (NASDAQ: VRNT), a customer engagement company. He serves as chairman of the compensation committee of both companies. He is also a member of the board of Sequans Communications S.A. (NYSE: SQNS), a leading developer and provider of 5G and 4G chips and modules for massive, broadband and critical IoT applications where he serves on both the audit and compensation committees. Dr. Nottenburg is also Executive Partner at OceanSoundPartners LP, a private equity firm, and an investor in various early stage technology companies. Previously, Dr. Nottenburg served as President and Chief Executive Officer and a member of the board of directors of Sonus Networks, Inc. from 2008 through 2010. From 2004 until 2008, Dr. Nottenburg was an officer with Motorola, Inc., ultimately serving as its Executive Vice President, Chief Strategy Officer and Chief Technology Officer. We believe that Dr. Nottenberg’s deep experience in global technology-focused businesses and will be a valuable resource to us as we look to leverage our supply chain and scale our operations and enable him to be an effective member of the Board.
Jason Zhang
Mr. Zhang is an investor and entrepreneur in the technology sector. In 2019, Mr. Zhang founded Valuefinder, LLC, a British Virgin Island limited liability company (“Valuefinder”), which advises, or invests in, cryptoasset related companies. Prior to that Mr. Zhang served as an investment analyst at MSD Capital from 2015 to 2017. MSD Capital is a private investment firm established in 1998 to exclusively manage the assets of Michael Dell and his family. From 2017 to 2019, Mr. Zhang was an investment analyst at SCGE Management LP (Sequoia), an investment company that invests in early stage companies. At both MSD Capital and Sequoia, Mr. Zhang focused investments in startup companies, including companies involved with cryptoassets, enterprise software, consumer products and hardware. Mr. Zhang graduated from Harvard College in 2015. We believe that Mr. Zhang’s experience with startup companies and companies involved in cryptoassets is a valuable resource to us as we build and expand our operations and enable him to be an effective member of the Board.
Appointment of Officers
Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among any of our executive officers or directors.

Board of Directors Composition
Our board of directors currently consists of seven members. We will not be required to meet the corporate governance requirements of a national securities exchange but we have structured our Board composition and corporate governance in order to meet such requirements should our common stock become listed on a national securities exchange.
Each of our current directors serves until the next annual meeting of our shareholders or earlier death, resignation or removal. Despite the expiration of a director’s term, however, the director shall continue to serve until such director’s successor is elected and qualifies or until there is a decrease in the number of directors.
Director Independence
Lead Independent Director
Our Board has not yet appointed a lead independent director. Once appointed, our lead independent director is expected to provide leadership to our Board if circumstances arise in which the role of chief executive officer and chairperson of our Board may be, or may be perceived to be, in conflict, and perform such additional duties as our board of directors may otherwise determine and delegate.
Committees of the Board of Directors
Our Board has established an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which have the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our Board. Each committee operates under a written charter approved by our Board that satisfies the applicable rules of the SEC and the listing standards of the NYSE American. Copies of each committee’s charter are posted on the Investor Relations section of our website.
Audit committee
Our audit committee is comprised of Messrs. Miller and Hastings. Mr. Miller is the chairperson of our audit committee. Each audit committee member meets the requirements for independence under the current NYSE American listing standards and SEC rules and regulations. Our Board has not determined whether any of our directors qualify as “audit committee financial experts” as defined in Item 407(d) of Regulation S-K promulgated under the Securities Act. Prior to having our common stock quoted on the OTCQB, our Board will ensure that at least one member of our Audit Committee meets the requirements of the NYSE American and has accounting or related financial management expertise. This designation does not impose any duties, obligations, or liabilities that are greater than are generally imposed on members of our audit committee and our Board. Each member of our audit committee is financially literate. Our audit committee is directly responsible for, among other things:
•
selecting a firm to serve as the independent registered public accounting firm to audit our consolidated financial statements;

•
ensuring the independence of the independent registered public accounting firm;

•
discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;

•
establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•
considering the adequacy of our internal controls and internal audit function;

•
inquiring about significant risks, reviewing our policies for risk assessment and risk management, including cybersecurity risks, and assessing the steps management has taken to control these risks;

•
reviewing and overseeing our policies related to compliance risks;

•
reviewing related party transactions that are material or otherwise implicate disclosure requirements; and

•
approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

Compensation committee
Our compensation committee is comprised of Ms. McDonald, Mr. Miller and Ms. Moore. Ms. McDonald is the chairperson of our compensation committee. The composition of our compensation committee meets the requirements for independence under the current NYSE American listing standards and SEC rules and regulations. Each member of this committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act. Our compensation committee is responsible for, among other things:
•
reviewing and approving, or recommending that our Board approve, the compensation and the terms of any compensatory agreements of our executive officers;

•
reviewing and recommending to our Board the compensation of our directors;

•
administering our stock and equity incentive plans;

•
reviewing and approving, or making recommendations to our Board with respect to, incentive compensation and equity plans; and

•
establishing our overall compensation philosophy.

Nominating and corporate governance committee
Our nominating and corporate governance committee is comprised of Ms. Moore, Ms. McDonald and Mr. Hastings. Ms. Moore is the chairperson of our nominating and corporate governance committee. The composition of our nominating and corporate governance committee meets the requirements for independence under the current NYSE American listing standards and SEC rules and regulations. Our nominating and corporate governance committee is responsible for, among other things:
•
identifying and recommending candidates for membership on our Board;

•
recommending directors to serve on board committees;

•
reviewing and recommending our corporate governance guidelines and policies;

•
reviewing succession plans for senior management positions, including the chief executive officer;

•
reviewing proposed waivers of the code of business conduct and ethics for directors, executive officers, and employees (with waivers for directors or executive officers to be approved by the Board);

•
evaluating, and overseeing the process of evaluating, the performance of our Board and individual directors; and

•
advising our Board on corporate governance matters.

Board’s Role in Risk Oversight
Our Board of directors is primarily responsible for overseeing our risk management processes. Our Board, as a whole, determines our appropriate level of risk, assesses the specific risks that we face, and reviews management’s strategies for adequately mitigating and managing the identified risks. Although our board of directors administers this risk management oversight function, the committees of our Board support our Board in discharging its oversight duties and address risks inherent in their respective areas. The audit committee reviews our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our procedures and related policies with respect to risk assessment and risk management. Our audit committee also reviews matters relating to compliance, cybersecurity, and security and reports to our Board regarding such matters. The compensation committee reviews risks and exposures associated with compensation plans and programs. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our Board leadership structure supports this approach.

Board Diversity
Each year, our nominating and corporate governance committee will review, with the Board, the appropriate characteristics, skills, and experience required for the Board as a whole and its individual members. In evaluating the suitability of individual candidates, our nominating and corporate governance committee will consider factors including, without limitation, an individual’s character, integrity, judgment, potential conflicts of interest, other commitments, and diversity. While we have no formal policy regarding board diversity for our Board as a whole nor for each individual member, the nominating and corporate governance committee does consider such factors as gender, race, ethnicity and experience, area of expertise, as well as other individual attributes that contribute to the total diversity of viewpoints and experience represented on the Board.
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics that applies to all of our employees, officers, and directors. The full text of our code of business conduct and ethics is posted on the Investor Relations section of our website. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of these provisions, on our website or in public filings.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee is, or has been, our officer or employee. None of our executive officers currently serves, or during the year ended May 31, 2021 served, as a member of the Board, or as a member of the compensation or similar committee, of any entity that has one or more executive officers serving on our Board or compensation committee.
Legal Proceedings
To our knowledge, (i) no director or executive officer has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it during the past ten years; (ii) no director or executive officer has been convicted of a criminal offense or is the subject of a pending criminal proceeding during the past ten years; (iii) no director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities during the past ten years; and (iv) no director or officer has been found by a court to have violated a federal or state securities or commodities law during the past ten years.

EXECUTIVE AND DIRECTOR COMPENSATION
We are a “smaller reporting company” under applicable SEC rules and are providing disclosure regarding our executive compensation arrangements pursuant to the rules applicable to emerging growth companies, which means that we are not required to provide a compensation discussion and analysis and certain other disclosures regarding our executive compensation. The following discussion relates to the compensation of our named executive officers for fiscal year ended May 31, 2021, consisting of Wes Cummins, our Chief Executive Officer, Secretary, Treasurer, Chairman of the Board, David Rench, our Chief Financial Officer, and Regina Ingel, our Vice President of Operations.
We did not pay any compensation to any employees in the fiscal year ended May 31, 2020.
Summary Compensation Table
Name and position	Year	Salary ($)	Bonus ($)	Total ($)(a)
Wes Cummins	2021	52,083	—	52,083
CEO, President, Secretary and Treasurer	2020	—	—	—
David Rench,	2021	41,667	—	41,667
Chief Financial Officer	2020	—	—	—
Regina Ingel	2021	12,500	—	12,500
Vice President of Operations	2020	—	—	—

(a)
Amounts represent compensation for partial year service from March 2021 through May 31, 2021.

We recently increased the salaries of our named executive officers as of November 1, 2021 and granted each of them restricted stock, in each case as set forth below:
Restricted Stock Grants to Employees
Name	Shares (#)	Grant Date	Expiration Date	Vesting
Wes Cummins	3,000,000	10/20/21	10/20/31	1,500,000 vest on 4/1/22375,000 vest on each of 7/1/22, 10/1/22, 1/1/23 and 4/1/23
David Rench	1,000,000	10/20/21	10/20/31	500,000 vest on 4/1/22125,000 vest on each of 7/1/22, 10/1/22, 1/1/23 and 4/1/23
Regina Ingel	600,000	10/20/21	10/20/31	300,000 vest on 4/1/2275,000 vest on each of 7/1/22, 10/1/22, 1/1/23 and 4/1/23
Salary Increases to Employees
Name	New Salary	Effective Date
Wes Cummins	$300,000	November 1, 2021
David Rench	$240,000	November 1, 2021
Regina Ingel	$120,000	November 1, 2021
Employment Agreements and Severance Arrangements
None of our employees have employment agreements or severance arrangements.
Outstanding Equity Awards at Fiscal Year End
There were no outstanding equity awards held by our named executive officers on May 31, 2021.

Employee Benefit Plans
On October 9, 2021, our Board approved two equity incentive plans, subject to stockholder approval. The two plans consist of the 2021 Incentive Plan (the “Incentive Plan”), which provides for grants of various equity awards to our employees and consultants, and the 2021 Non-Employee Director Stock Plan (the “Director Plan” and, together with the Incentive Plan, the “Plans”), which provides for grants of restricted stock to non-employee directors and for deferral of cash and stock compensation if such deferral provisions are activated at a future date. In accordance with best practices and good governance, and requirements of many stock exchanges including Nasdaq and the NYSE American (both of which are under consideration in connection with our intention to move the listing of our common stock from the OTC), the we are seeking stockholder approval of the Plans.
The Incentive Plan
The following summary of the material features of the Incentive Plan is qualified in its entirety by reference to the Incentive Plan, a copy of which is attached as Exhibit 10.12 to the registration statement of which this prospectus forms a part.
Administration
The Compensation Committee administers the Incentive Plan. The Compensation Committee has full and exclusive discretionary power to interpret the terms and the intent of the Incentive Plan and any award agreement or other agreement or document ancillary to or in connection with the Incentive Plan, to select eligible employees and third-party service providers to receive awards (“Participants”), to determine eligibility for awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering the Incentive Plan as it may deem necessary or proper. Such authority shall include, but not be limited to, selecting award recipients, establishing all award terms and conditions, including the terms and conditions set forth in award agreements, granting awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans, service contracts or other of our arrangements, construing any ambiguous provision of the Incentive Plan or any award agreement, and, subject to stockholder or Participant approvals as may be required, adopting modifications and amendments to the Incentive Plan or any award agreement. All actions taken and all interpretations and determinations made by the Compensation Committee shall be final and binding upon Participants, us, and all other interested individuals.
The Compensation Committee may delegate its administrative duties or powers to one or more of its members or to one or more of our officers, our affiliates or subsidiaries, or to one or more agents or advisors. However, the authority to grant awards to individuals who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), cannot be delegated to anyone who is not a member of the Compensation Committee. As used in this summary, the term “Incentive Plan Administrator” means the Compensation Committee and any delegate, as appropriate.
Eligibility
Any employee of, and any third-party service provider to, us, an affiliate or a subsidiary is eligible to participate in the Incentive Plan if selected by the Incentive Plan Administrator. We are not able to estimate the number of individuals that the Incentive Plan Administrator will select to participate in the Incentive Plan or the type or size of awards that the Incentive Plan Administrator will approve. Therefore, the benefits to be allocated to any individual or to various groups of individuals are not presently determinable.
Awards
Under the Incentive Plan, if approved by stockholders, we will be able to grant nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, cash-based awards and other stock-based awards.
Options.   Options granted under the Incentive Plan may be incentive stock options (“ISOs”) or nonqualified stock options. Options entitle the Participant to purchase a specified number of shares of common stock from us at a specified option price, subject to applicable vesting conditions and such other provisions as the Incentive Plan Administrator may determine consistent with the Incentive Plan, including, without limitation, restrictions on transferability of the underlying shares. The per-share option price will be fixed by the Incentive Plan Administrator at the time the option is granted, but cannot be less than the per-share fair market value of the underlying common stock on the date of grant (or, with respect to ISOs, in the case of a holder of more than 10 percent of outstanding voting securities, 110 percent of such per share fair market value). The option price may be paid, in the Incentive Plan Administrator’s discretion, in cash or its equivalent, with shares of common stock, by a cashless, broker-assisted exercise, or a combination thereof, or any other method accepted by the Compensation Committee.
The minimum vesting period for an option is generally one year. The maximum period in which a vested option may be exercised will be fixed by the Incentive Plan Administrator at the time the option is granted but cannot exceed 10 years (five years for ISOs granted to a holder of more than 10 percent of our outstanding voting securities). The Award Agreement will set forth the extent to which a Participant may exercise the option following termination of employment. No employee may be granted ISOs that are first exercisable in a calendar year for common stock having an aggregate fair market value (determined as of the date the option is granted) exceeding $100,000.
SARs.   A stock appreciation right (“SAR”) entitles the Participant to receive an amount upon exercise equal to the excess of the fair market value of one share of common stock on the exercise date over the grant price of the SAR. SARs shall be subject to applicable vesting conditions and such other provisions as the Incentive Plan Administrator may determine consistent with the Incentive Plan, including, without limitation, mandatory holding periods for any shares received upon exercise. The grant price per SAR shall be determined by the Incentive Plan Administrator, but cannot be less than the fair market value of one share of common stock on the grant date.
The minimum vesting period for a SAR is generally one year. The maximum period in which a vested SAR may be exercised will be fixed by the Incentive Plan Administrator at the time the SAR is granted, but generally cannot exceed 10 years. The Award Agreement shall set forth the extent to which a Participant may exercise the SAR following termination of employment. The amount payable upon the exercise of an SAR may, in the Incentive Plan Administrator’s discretion, be settled in cash, common stock, or a combination thereof, or any other manner approved by the Incentive Plan Administrator.
Restricted Stock and Restricted Stock Units.   Restricted stock is common stock issued to a Participant subject to applicable vesting and other restrictions. Restricted stock units are similar to restricted stock except that no shares of common stock are actually issued to the Participant unless and until the restrictions on the award lapse. An award of restricted stock or restricted stock units will be forfeitable, or otherwise restricted, until conditions established at the time of the grant are satisfied. These conditions may include, for example, a requirement that the Participant complete a specified period of service or the attainment of certain performance objectives. Any restrictions imposed on an award of restricted stock or restricted stock units will be prescribed by the Incentive Plan Administrator.
The minimum vesting period for restricted stock and restricted stock units is generally one year. The Award Agreement shall set forth the extent to which a Participant may retain restricted stock or restricted stock units following termination of employment. Participants may be granted full voting rights with respect to restricted stock during the applicable restriction period, but will have no voting rights with respect to restricted stock units until common stock is issued in settlement thereof. Restricted stock will become freely transferrable by the Participant after all conditions and restrictions have been satisfied. Vested restricted stock units may, in the Incentive Plan Administrator’s discretion, be settled in cash, common stock, or a combination of cash and common stock or any other manner approved by the Incentive Plan Administrator.
Performance Shares and Performance Units.   A performance share award entitles a Participant to receive a payment equal to the fair market value of a specific number of shares of common stock, subject to applicable performance and vesting conditions. A performance unit award is similar to a performance share award except that a performance unit award is not necessarily tied to the value of common stock. The Incentive Plan Administrator will prescribe, as set forth in an award agreement, the performance conditions that must be satisfied during the applicable performance period for an award of performance shares or performance units to be earned. The Incentive Plan Administrator may also impose time-based vesting conditions on the payment of earned performance shares or performance units.
The minimum performance period or vesting period for performance shares and performance units is generally one year. The award agreement shall set forth the extent to which a Participant may retain performance units and performance shares following termination of employment. To the extent that performance units or performance shares are earned and vested, the obligation may be settled in cash, common stock or a combination of cash and common stock. If the award is settled in shares of common stock, the shares may be subject to additional restrictions deemed appropriate by the Incentive Plan Administrator.
Cash-Based Awards and Other Stock-Based Awards.   The Incentive Plan also allows the Incentive Plan Administrator to make cash-based awards and other stock-based awards to Participants on such terms and conditions as the Incentive Plan Administrator prescribes, including without limitation, time-based and performance-based vesting conditions. The minimum vesting period for other stock-based awards is generally one year. The award agreement shall set forth the extent to which a Participant may retain cash-based and other stock and equity-based awards following termination of employment. To the extent that any cash-based and other stock and equity-based awards are granted, they may, in the Incentive Plan Administrator’s discretion, be settled in cash or common stock.
Dividend Equivalents.   Participants may be granted dividend equivalents based on the dividends declared on shares that are subject to any award during the period between the grant date and the date the Award is exercised, vests or expires. The payment of dividends and dividend equivalents prior to an award becoming vested is prohibited, and the Incentive Plan Administrator shall determine the extent to which dividends and dividend equivalents may accrue during the vesting period.
Minimum Vesting of Stock-Based Awards
Awards granted under the Incentive Plan are generally subject to a minimum vesting period of at least one year. Awards may be subject to cliff-vesting or graded-vesting conditions, with graded vesting starting no earlier than one year after the grant date. The Incentive Plan Administrator may provide for shorter vesting periods in an award agreement for no more than five percent of the maximum number of shares authorized for issuance under the Incentive Plan.
Transferability
In general, awards available under the Incentive Plan will be nontransferable except by will or the laws of descent and distribution.
Performance Objectives
The Compensation Committee shall have full discretionary authority to select performance measures and related performance goals upon which payment or vesting of an award depends. Performance measures may relate to financial metrics, non-financial metrics, GAAP and non-GAAP metrics, business and individual objectives or any other performance metrics that the Compensation Committee deems appropriate.
The Compensation Committee may provide in any award that any evaluation of performance may include or exclude any of the following events that occurs during a performance period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the our annual report to stockholders for the applicable year, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses.
The Compensation Committee shall retain the discretion to adjust performance-based awards upward or downward, either on a formula or discretionary basis or any combination, as the Committee determines.

Change in Control
Unless otherwise provided in an award agreement or otherwise determined by the Compensation Committee, upon a Change in Control the following shall occur:
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For awards other than performance awards, a Replacement Award (that is, an award with a value and terms that are at least as favorable as the outstanding award) may be issued;

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For awards other than performance awards, if a Replacement Award is not issued and our common stock ceases to be publicly traded after the Change in Control, such awards shall be immediately vested and exercisable upon such Change in Control;

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For unearned performance awards, the award shall be (i) earned on a pro-rata basis at the higher of actual or target performance and (ii) measured as of the end of the calendar quarter before the effective date of the Change in Control, or, if the award is stock-price based, as of the effective date of the Change in Control;

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For earned but unvested performance awards, the award shall be immediately vested and payable as of the effective date of the Change in Control;

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For awards other than performance awards, if our common stock continues to be publicly traded after a Change in Control, such awards shall continue under their applicable terms, unless otherwise determined by the Compensation Committee.

Notwithstanding the forgoing, in the case of awards other than performance awards, the Compensation Committee may cancel such awards, and the award holders shall receive shares or cash equal to the difference between the amount stockholders receive for their shares pursuant to the Change in Control event and the purchase price per share, if any, under the award.
Except as may be provided in a severance compensation agreement between us and the Participant, if, in connection with a Change in Control, a Participant’s payment of any awards will cause the Participant to be liable for federal excise tax levied on certain “excess parachute payments,” then either (i) all payments otherwise due or (ii) the reduced payment amount to avoid an excess parachute payment, whichever will provide the Participant with the greater after-tax economic benefit taking into account any applicable excise tax, shall be paid to the Participant. In no event will any Participant be entitled to receive any kind of gross-up payment or reimbursement for any excise taxes payable in connection with Change in Control payments.
Share Authorization
The maximum aggregate number of shares of common stock that may be issued under the Incentive Plan is 80,000,000 shares, all of which can be issued pursuant to the exercise of incentive stock options.
In connection with any corporate event or transaction (including, but not limited to, a change in our shares or our capitalization) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin off, or other distribution of our stock or property, combination of shares, exchange of shares, dividend in kind, or other like change in capital structure, number of outstanding shares or distribution (other than normal cash dividends) to our stockholders, or any similar corporate event or transaction, the Compensation Committee, in its sole discretion, in order to prevent dilution or enlargement of Participants’ rights under the Incentive Plan, shall substitute or adjust, as applicable, the number and kind of shares that may be issued under the Incentive Plan or under particular forms of awards, the number and kind of shares subject to outstanding awards, the option price or grant price applicable to outstanding awards, and other value determinations applicable to outstanding awards. The Compensation Committee may also make appropriate adjustments in the terms of any awards under the Incentive Plan to reflect or relate to such changes or distributions and to modify any other terms of outstanding awards, including modifications of performance goals and changes in the length of performance periods.
If an award entitles the holder to receive or purchase shares of common stock, the shares covered by such award or to which the award relates shall be counted against the aggregate number of shares available for awards under the Incentive Plan as follows:

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With respect to any awards, the number of shares available for awards shall be reduced by one share for each share covered by such award or to which the award relates; and

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Awards that do not entitle the holder to receive or purchase shares and awards that are settled in cash shall not be counted against the aggregate number of shares available for awards under the Incentive Plan.

In addition, any shares related to awards which terminate by expiration, forfeiture, cancellation, or otherwise without issuance of shares shall be available again for grant under the Incentive Plan.
In no event, however, will the following shares again become available for awards or increase the number of shares available for grant under the Incentive Plan: (i) shares tendered by the Participant in payment of the exercise price of an option; (ii) shares withheld from exercised awards for tax withholding purposes; (iii) shares subject to a SAR that are not issued in connection with the settlement of that SAR; and (iv) shares repurchased by us with proceeds received from the exercise of an option.
Amendment and Termination
No award may be granted under the Incentive Plan after 10 years from the date the Incentive Plan was approved by stockholders. The Compensation Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate the Incentive Plan and any award agreement in whole or in part; provided, however, that, (i) without the prior approval of our stockholders, options or SARs issued under the Incentive Plan will not be repriced, repurchased (including a cash buyout), replaced, or re-granted through cancellation, or by lowering the option price of a previously granted option or the grant price of a previously granted SAR (except in connection with a permitted adjustment in authorized shares described above), (ii) any amendment of the Incentive Plan must comply with the rules of the primary stock exchange or trading market, if any, that our common stock is publicly traded on (the “Trading Market”), and (iii) no material amendment of the Incentive Plan shall be made without stockholder approval if stockholder approval is required by law, regulation, or Trading Market rule.
The Compensation Committee may make adjustments in the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting us or our financial statements or of changes in applicable laws, regulations, or accounting principles, whenever the Compensation Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Incentive Plan.
Notwithstanding the foregoing, no termination, amendment, suspension, or modification of the Incentive Plan or an award agreement shall adversely affect in any material way any award previously granted under the Incentive Plan, without the written consent of the Participant holding such award.
Federal Income Tax Consequences
We have been advised by counsel regarding the federal income tax consequences of the Incentive Plan. No income is recognized by a Participant at the time an option or SAR is granted. If the option is an ISO, no income will be recognized upon the Participant’s exercise of the option (except that the alternative minimum tax may apply). Income is recognized by a Participant when they dispose of shares acquired under an ISO. The exercise of a nonqualified stock option or SAR generally is a taxable event that requires the Participant to recognize, as ordinary income, the difference between the shares’ fair market value and the option price. If a Participant disposes of shares acquired under an ISO before two years after the ISO was granted, or before one year after the ISO was exercised, this is a “disqualifying disposition” and any gain recognized by the Participant upon the disposition of such shares will be taxed as ordinary income to the extent such gain does not exceed the fair market value of such shares on the date the ISO was exercised over the option price.
Income is recognized on account of the award of restricted stock and performance shares when the shares first become transferable or are no longer subject to a substantial risk of forfeiture unless the Participant makes an election to recognize income on the grant date under Section 83(b) of the Code. At the applicable time, the Participant recognizes income equal to the fair market value of the common stock.

With respect to awards of performance units, restricted stock units, and cash-based awards, a Participant will recognize ordinary income equal to any cash that is paid and the fair market value of common stock that is received in settlement of an award.
Except in the case of a disqualifying distribution of shares acquired upon the exercise of an ISO, as described above, upon the sale or other disposition of shares acquired by a Participant under the Incentive Plan, the Participant will recognize short-term or long-term capital gain or loss, depending on whether such shares have been held for more than one year at such time. Such capital gain or loss will equal the difference between the amount realized on the sale of the shares and the Participant’s tax basis in such shares (generally, the amount previously included in income by the Participant in connection with the grant or vesting of the shares or the exercise of the related option).
We generally will be entitled to claim a federal income tax deduction on account of the exercise of a nonqualified stock option or SAR or upon the taxability to the recipient of restricted stock and performance shares, the settlement of a performance unit or restricted stock unit, and the payment of a cash-based or other stock-based award (subject to tax limitations on our deductions in any year that certain remuneration paid to certain executives exceeds $1 million). The amount of the deduction is equal to the ordinary income recognized by the Participant. We will not be entitled to a federal income tax deduction on account of the grant or the exercise of an ISO unless the Participant has made a “disqualifying disposition” of the shares acquired on exercise of the ISO, in which case we will be entitled to a deduction at the same time and in the same amount as the Participant’s recognition of ordinary income. Except in the case of a disqualifying disposition of shares acquired on exercise of an ISO, a Participant’s sale or other disposition of shares acquired under the Incentive Plan should have no tax consequences for us.
The Director Plan
The following summary of the material features of the Director Plan is qualified in its entirety by reference to the Director Plan, a copy of which is attached as Exhibit 10.13 to the registration statement of which this prospectus forms a part.
Awards and Deferrals
The Director Plan permits (1) the grant of shares of common stock to each of our non-employee directors and (2) if and when authorized by the Board, the deferral by the directors of some or all of their directors’ cash retainer fee and stock compensation. The Director Plan will have a term of ten years from the date on which it is approved by stockholders.
Administration
Our Chief Financial Officer (“Director Plan Administrator”) will administer the Director Plan. The Director Plan Administrator will interpret all provisions of the Director Plan, establish administrative regulations to further the purposes of the Director Plan and take any other action necessary for the proper operation of the Director Plan. All decisions and acts of the Director Plan Administrator shall be final and binding upon all participants in the Director Plan.
Eligibility
Each of our non-employee director is eligible to be a participant in the Director Plan (a “Director”) until they no longer serve as a non-employee director. The Board currently includes six (6) non-employee directors.
Share Authorization
The maximum aggregate number of shares of common stock that may be issued under the Director Plan is 11,000,000 shares. The aggregate fair market value (determined as of the grant date) of shares that may be issued as stock compensation to a Director in any year shall not exceed $750,000, provided, however, that with respect to new directors joining the Board, the maximum amount shall be $1,000,000 for the first year, or portion thereof, of service.

In connection with the occurrence of any corporate event or transaction (including, but not limited to, a change in our shares or our capitalization) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of our stock or property, combination of shares, exchange of shares, dividend in kind, or other like change in capital structure, number of outstanding shares or distribution (other than normal cash dividends) to our stockholders, or any similar corporate event or transaction, the Director Plan Administrator, in its sole discretion, in order to prevent dilution or enlargement of the Directors’ rights under the Director Plan, shall substitute or adjust, as applicable, the number and kind of shares that may be issued under the Director Plan, the number and kind of shares subject to outstanding grants, the annual grant limits, and other value determinations applicable to outstanding grants. The Director Plan Administrator may also make appropriate adjustments in the terms of any grants under the Director Plan to reflect or relate to such changes or distributions and to modify any other terms of outstanding grants.
Grant of Shares
As of the first day of each compensation year (as defined in the Director Plan), we will, unless a different formula is selected in accordance with the last sentence of this paragraph, grant each Director a number of shares of our common stock for such year determined by (i) dividing the amount of each Director’s cash retainer for the compensation year by the fair market value of the shares on the first day of the compensation year, and (ii) rounding such number of shares up to the nearest whole share. We may revise the foregoing formula for any year without stockholder approval, subject to the Plan’s overall share limits.
Vesting of Shares
Shares granted under the Director Plan will vest on the first anniversary of the grant date unless otherwise determined by the Director Plan Administrator. Unvested shares will be forfeited when a Director’s service as a director terminates, except that (i) a Director’s unvested shares shall become fully vested upon the Director’s death or disability and (ii) a Director who elects not to stand for reelection as a Director for the following compensation year shall vest in a pro-rata portion of their outstanding grants at the annual meeting at which their service as a Director terminates.
Deferral Elections
While the deferral provision is not initially effective, at any point after the Director Plan is approved, the Board may determine that non-employee directors may defer all or part of their cash compensation (in 10% increments) into a deferred cash account, and they may defer all or part of their stock compensation (in 10% increments) into a deferred stock account. Prior to the Board’s taking action to permit deferrals under the Director Plan, no cash or stock deferrals shall be permitted. Deferred cash and stock accounts, once permitted and created, would be unfunded and maintained for record keeping purposes only, and directors wishing to defer amounts under the 2021 Directors’ Plan would be required to make their deferral elections by December 31st (or such earlier date as the Director Plan Administrator may designate) of the calendar year preceding the calendar year in which such compensation is earned or granted or, if later, within 30 days after first becoming eligible to make deferrals under the Director Plan.
Distributions of Deferrals
Distributions of deferrals under the Director Plan, once permitted, would generally be paid in a lump sum unless the Director specifies installment payments over a period up to 10 years. Deferred cash account amounts would be paid in cash, and deferred stock would be paid in whole shares of common stock. Unless otherwise elected by the Director, distributions would begin on February 15th of the year following the year in which the Director ceases to be a non-employee director. A Director could also elect to have their distributions commence on (a) the February 15th of the year following the later of the year in which they cease to be a non-employee director and the year in which they attain a specified age, or (b) the February 15th of the year following the year in which they attain a specified age, without regard to whether they are still a non-employee director.
Cash deferral accounts would be credited with earnings and losses on such basis as determined by the Board or its designee, and stock deferral accounts would be credited with additional shares equal to the value of any dividends paid during the deferral period on deferred stock. Under limited hardship circumstances, Directors could withdraw some or all of the amounts of deferred cash and stock in their deferral accounts.
Change in Control
Unless otherwise determined by the Director Plan Administrator in connection with a grant, a Change in Control shall have the following effects on outstanding awards.
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On a Change in Control in which a Director receives a replacement award with a value and terms that are at least as favorable as the Director’s outstanding awards (a “Replacement Award”), the Director’s outstanding awards shall remain outstanding subject to the terms of the Replacement Award.

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On a Change in Control in which our shares cease to be publicly traded, the Director’s outstanding awards shall become immediately vested unless the Director receives Replacement Awards.

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On a Change in Control in which our shares continue to be publicly traded, a Director’s outstanding awards shall remain outstanding and be treated as Replacement Awards.

Notwithstanding the forgoing, the Director Plan Administrator may determine that any or all outstanding awards granted under the Director Plan will be canceled and terminated upon a Change in Control, and that in connection with such cancellation and termination, the Director shall receive for each share of common stock subject to such award a cash payment (or the delivery of shares of stock, other securities or a combination of cash, stock and securities equivalent to such cash payment) equal to the consideration received by our stockholders for a share of common stock in such Change in Control.
Amendment and Termination
The Director Plan Administrator may, at any time, alter, amend, modify, suspend, or terminate the Director Plan in whole or in part; provided, however, that, without the prior approval of our stockholders, no such amendment shall increase the number of shares that may be granted to any Director, except as otherwise provided in the Director Plan, or increase the total number of shares that may be granted under the Director Plan. In addition, any amendment of the Director Plan must comply with the rules of the Trading Market, and no material amendment of the Director Plan shall be made without stockholder approval if stockholder approval is required by law, regulation, or stock exchange rule.
Federal Income Tax Consequences
With respect to shares granted under the Director Plan, unless deferred if and when the Board authorizes the deferral feature, the Director will be taxed on the fair market value of such shares at ordinary income rates at the time such shares vest or, if the Director made an election under Section 83(b), on the grant date. We will receive a corresponding deduction for the same amount at the same time.
With respect to cash or shares deferred under the Director Plan, Directors will be taxed on amounts distributed to them from their deferred cash and deferred stock accounts at ordinary income rates at the time of such distributions. We will receive a deduction for the same amounts at the same time.
Upon the sale or other disposition of shares acquired by a Director under the Director Plan, the Director will recognize short-term or long-term capital gain or loss, depending on whether such shares have been held for more than one year at such time. Such capital gain or loss will equal the difference between the amount realized on the sale of such shares and the Director’s tax basis in such shares (generally, the amount previously included in income by the Director in connection with the grant or vesting of such shares). Such sale or other disposition by a Director should have no tax consequences for us.
Other Information
The number of shares to be issued in each year is not determinable, as it varies based on the amount of stock awards determined to be paid to Directors as part of their retainer fees.

Welfare and other benefits
We provide health, dental, and vision insurance benefits to our named executive officers, on the same terms and conditions as provided to all other eligible U.S. employees except for a recently hired employee in North Dakota for whom separate benefit arrangements are being put together due to North Dakota laws.
We also sponsor a broad-based 401(k) plan intended to provide eligible U.S. employees other than our recently hired employee in North Dakota for whom all benefits are being put into place in accordance with North Dakota law, with an opportunity to defer eligible compensation up to certain annual limits. As a tax-qualified retirement plan, contributions (if any) made by us are deductible by us when made, and contributions and earnings on those amounts are generally not taxable to the employees until withdrawn or distributed from the 401(k) plan. Our named executive officers are eligible to participate in our employee benefit plans, including our 401(k) plan, on the same basis as our other employees.
Fiscal Year ended May 31, 2021 Director Compensation
None of our non-employee members of our Board who served on our Board during the year ended May 31, 2021 received compensation during the year ended May 31, 2021.
Director Compensation
We do not currently have a formal policy with respect to compensating non-employee directors for service as directors. Upon or prior to the consummation of this offering, we anticipate that directors who are not also our officers or employees will receive compensation for their service on our Board and committees thereof. The amount and form of such compensation has not yet been determined. Each non-employee director will be reimbursed for out-of-pocket expenses incurred in connection with attending Board and committee meetings.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation arrangements discussed in the sections titled “Management” and “Executive Officer and Director Compensation,” the following is a description of each transaction since June 1, 2018 and each currently proposed transaction in which:
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we have been or are to be a participant;

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the amount involved exceeded or will exceed $120,000; and

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any of our directors, executive officers, or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

During 2009, we entered into notes payable with Mr. Wesley Cummins, our chairman of the Board, chief executive officer, president, secretary and treasurer, for $220,000. The notes had accrued interest of approximately $713,000 as of May 31, 2021. On April 15, 2021, we entered into an Exchange Agreement, with Mr. Cummins and the other holders of notes, pursuant to which we agreed to exchange the Notes for shares of our common stock. On July 7, 2021, we issued 14,277,986 shares of our common stock to Mr. Cummins in satisfaction of the Exchange Agreement.
In March 2021, we executed a strategy planning and portfolio advisory services agreement (“Services Agreement”) with GMR Limited, a British Virgin Island limited liability company (“GMR”), Xsquared Holding Limited, a British Virgin Island limited liability company (“SparkPool”) and Valuefinder, a British Virgin Islands limited liability company (“Valuefinder”) and, together with GMR and SparkPool, the “Service Providers”). Jason Zhang, one of our board members, is the sole equity holder and manager, of Valuefinder and a related party. Pursuant to the Services Agreement, the Service Providers agreed to provide cryptoasset mining management and analysis and to assist us in securing difficult to obtain equipment and we agreed to issue 44,640,889 shares of our common stock to GMR or its designees, 44,640,889 shares of our common stock to SparkPool or its designees and 18,938,559 shares of our common stock to Valuefinder or its designees. Each Service Provider has provided such services to us which services commenced in June 2021. In July 2021, after clearance of our name change by FINRA and receipt of additional information from the Service Providers required by the transfer agent, the Company issued 44,640,889 shares of our common stock to each of GMR and SparkPool and 18,938,559 shares of our common stock to Jason Zhang, Valuefinder’s designee.
Mr. Cummins, our Chairman of the Board, CEO, President, Secretary and Treasurer founded, and served as CEO of, 272 Capital LP, a registered investment advisor, which he sold to B. Riley Financial, Inc. (Nasdaq: RILY) in August 2021. Following the sale, Mr. Cummins became President of B. Riley Asset Management. Mr. Cummins intends to spend at least 40 hours per week on our business.
Review, Approval, or Ratification of Transactions with Related Parties
In July 2021, we adopted a charter of the audit committee, pursuant to which all related party transactions including those between us, our directors, executive officers, majority stockholders and each of our respective affiliates or family members will be reviewed and approved by our audit committee, or if no audit committee exists, by a majority of the independent members of our Board. Our existing policies are designed to comply with applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE American.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of October 7, 2021, by:
•
each of our named executive officers;

•
each of our directors;

•
all of our directors and executive officers as a group; and

•
each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock.

We have determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated below, to our knowledge, based on information furnished to us, the persons and entities named in the table have sole voting and investment power with respect to all shares that they beneficially own, subject to applicable community property laws. Shares of common stock issuable upon conversion of our Series C Preferred Stock or Series D Preferred Stock within 60 days of October 7, 2021 are deemed to be outstanding and to be beneficially owned by the person holding the shares of restricted stock for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
We have based our calculation of the percentage ownership of our common stock before this offering on 530,790,609 shares of our common stock which includes (1) 320,381,519 shares of our common stock outstanding as of September 30, 2021, (2) 132,000,000 shares of our common stock resulting from the conversion of 666,000 outstanding shares of our Series C Preferred Stock at a conversion price of $0.13 and (3) 78,409,090 shares of our common stock resulting from the conversion of 1,380,000 shares of our Series D Preferred Stock at an assumed conversion price of $0.44, as if these conversions had occurred as of October 7, 2021. Such conversions will occur upon the effectiveness of the registration statement of which this prospectus forms a part.
		Percentage beneficially owned
Name and Address(a)	Total (Common As-if Preferred was Converted)	Before offering(1)	After offering(2)
Directors and Officers:
Wes Cummins	124,272,414(b)	23.41%	23.41%
David Rench	—	*%	*%
Chuck Hastings	2,007,000	*%	*%
Kelli McDonald	—	*%	*%
Doug Miller	—	*%	*%
Virginia Moore	3,711,818(c)	*%	*%
Richard Nottenburg	—	*%	*%
Jason Zhang	18,838,559	3.55%	3.55%
Regina Ingel	—	*%	*%
Officers and Directors	(b)
As a group (9 people)	148,929,79(c)	28.06%	28.06%
5% Holders:
Xsquared Holding Limited c/o Vistra Corporate Services Center Wikhams Cay II Tortola British Virgin Islands	44,640,889(d)	8.46%	8.46%

		Percentage beneficially owned
Name and Address(a)	Total (Common As-if Preferred was Converted)	Before offering(1)	After offering(2)
GMR Limited Trinity Chamber PO BOX 4301 Tortola British Virgin Islands	44,640,889(e)	8.46%	8.46%

*
Less than 1%.

(a)
Unless otherwise indicated, the business address of each person or entity named in the table is c/o Applied Blockchain, Inc., 3811 Turtle Creek Blvd., Suite 2100, Dallas, TX 75219.

(b)
Includes (i) 105,541,428 shares of common stock held by Cummins Family Ltd, of which Mr. Cummins is the CEO and (ii) 4,453,000 shares of common stock held by Wesley Cummins IRA Account.

(c)
Includes (i) 357,455 shares of common stock held or issuable to B. Riley Securities, Inc., of which Andrew Moore, Ms. Moore’s spouse, is the Chief Executive Officer, of which 2,645,455 shares of common stock issuable upon the conversion of 46,560 shares of Series D Preferred Stock and (ii) 136,364 shares of common stock issuable upon the conversion of 2,400 shares of Series D Preferred Stock held directly by Mr. Moore.

(d)
Xin Xu, as sole director of Xsquared Holding Limited, has voting and dispositive power over the 44,640,889 shares of our common stock held by Xsquared Holding Limited. Mr. Xu disclaims beneficial ownership of such shares.

(e)
Guo Chen, as sole director of GMR Limited, has voting and dispositive power over the 44,640,889 shares of our common stock held by GMR Limited. Mr. Chen disclaims beneficial ownership of such shares.

SELLING STOCKHOLDERS
This prospectus relates to the resale by the Selling Stockholders from time to time of up to 210,409,090 shares of our common stock, (the Registered Shares, including:
•
up to 132,000,000 shares of common stock issuable upon automatic conversion of 660,000 shares of our Series C Convertible Redeemable Preferred Stock when the registration statement of which this prospectus forms a part is declared effective by the Securities Exchange Commission, or the SEC. The shares of Series C Preferred Stock were issued in a private placement pursuant to subscription agreements entered into on April 15, 2021; and

•
up to 78,409,090 shares of common stock issuable upon automatic conversion of 1,380,000 shares of our Series D Convertible Redeemable Preferred Stock when the registration statement of which this prospectus forms a part is declared effective by the SEC. The shares of Series D Preferred Stock were issued in a private placement pursuant to subscription agreements entered into on July 30, 2021, August 24, 2021 and October 7, 2021.

The Selling Stockholders may from time to time offer and sell any or all of the Registered Shares set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Stockholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Stockholders’ interest in the Registerable Shares other than through a public sale.
The following table sets forth, as of the date of this prospectus, the names of the Selling Stockholders, the aggregate number of shares of common stock beneficially owned, the aggregate number of shares of Registered Shares that the Selling Stockholders may offer pursuant to this prospectus and the number of shares our common stock beneficially owned by the Selling Stockholders after the sale of the Registered Shares offered hereby. We have based percentage ownership on 320,381,519 shares of common stock outstanding as of October 7, 2021 plus the aggregate 210,409,090 shares which will be issued upon the automatic conversion of our Series C Preferred Stock and Series D Preferred Stock when the registration statement of which this prospectus forms a part is declared effective.
We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.
We cannot advise you as to whether the Selling Stockholders will in fact sell any or all of their Registered Shares. In addition, the Selling Stockholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Registered Shares or other shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus.
Selling Stockholder information for each additional Selling Stockholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Stockholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Stockholder and the number of shares registered on its behalf. A Selling Stockholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”
	Shares of Common Stock Beneficially owned Prior to the Sale of Registered Shares(a)(b)	Registered Shares being Offered(b)	Shares of Common Stock Beneficially Owned after the Sale of Registered Shares
Name of Selling Stockholder			Shares(c)%
Deep Field Opportunities Fund, LP	14,000,000	14,000,000	—	*
Knott Partners LP	13,481,818	13,481,818	—	*
William Herbert Hunt Trust, Estate	13,488,181	13,488,181	—	*

	Shares of Common Stock Beneficially owned Prior to the Sale of Registered Shares(a)(b)	Registered Shares being Offered(b)	Shares of Common Stock Beneficially Owned after the Sale of Registered Shares
Name of Selling Stockholder			Shares(c)%
Voss Value Master Fund, L.P.	9,600,000	9,600,000	—	*
Voss Value-Oriented Special Situations Fund	1,136,364	1,136,364	—	*
Keen Microcap Fund LP	7,368,182	7,368,182	—	*
Anson Investments Master Fund LP	7,704,545	7,704,545	—	*
Nokomis Capital Master Fund LP	5,742,364	5,742,364	—	*
AFOB FIP MS, LLC	7,868,182	7,868,182	—	*
David S. Hunt	4,500,000	4,500,000	—	*
Hunt Technology Ventures, LP	4,350,000	4,350,000	—	*
Kingdom Investments, Limited	5,000,000	5,000,000	—	*
Placid Ventures, L.P.	5,000,000	5,000,000	—	*
Bond E Oman	3,400,000	3,400,000	—	*
Granite Point Capital Master Fund, LP	4,536,364	4,536,364	—	*
Granite Point Capital Scorpion Focused Ideas Fund	4,536,364	4,536,364	—	*
Bradley L. Radoff	3,600,000	3,600,000	—	*
Harvey Master Fund, LP	3,118,452	3,118,452	—	*
Patrice McNicoll	2,881,818	2,881,818	—	*
Jimmy Baker	320,000	320,000	—	*
Star V Partners LLC	3,255,364	3,255,364	—	*
Anson East Master Fund LP	2,568,182	2,568,182	—	*
Redcap Investments LP	2,825,000	2,825,000	—	*
Lyda Hunt-Herbert Trusts – Bruce William Hunt	2,825,000	2,825,000	—	*
Kenneth R. Werner Revocable Trust	1,456,818	1,456,818	—	*
Peter Levinson	1,570,455	1,570,455	—	*
Brian Smoluch	2,643,636	2,643,636	—	*
Andrew Moore	1,256,364	1,256,364	—	*
Bryant and Carleen Riley JTWROS	1,120,000	1,120,000	—	*
Joseph R. Nardini	1,347,273	1,347,273	—	*
Harvey SMIDCAP Fund, LP	2,136,094	2,136,094	—	*
Kelleher Family Trust	2,462,498	840,000	1,622,498	*
TKL Global Investments LLC	2,102,000	800,000	1,302,000	*
Ziyao Wang	640,000	640,000	—	*
Lance Cannon	776,364	776,364	—	*
Rohan Kumar	867,273	867,273	—	*
Alan N. Forman	560,000	560,000	—	*
Bradley Silver	560,000	560,000	—	*
Daniel Ondeck	560,000	560,000	—	*
Eric Rajewski	696,364	696,364	—	*
Manuel Jesus Bueno	628,182	628,182	—	*

	Shares of Common Stock Beneficially owned Prior to the Sale of Registered Shares(a)(b)	Registered Shares being Offered(b)	Shares of Common Stock Beneficially Owned after the Sale of Registered Shares
Name of Selling Stockholder			Shares(c)%
Pinnacle Investment Group LLC	1,241,818	1,241,818	—	*
Samantha Gumenick	560,000	560,000	—	*
Terril Scott Peterson	719,091	719,091	—	*
Michael Schlotman	440,000	440,000	—	*
Andrew Russell	513,636	513,636	—	*
John C. Rijo	513,636	513,636	—	*
David J. Morton	256,818	256,818	—	*
BGBY Investments LLC	256,818	256,818	—	*
Dominic Riley	160,000	160,000	—	*
1334 Partners LP	568,182	568,182	—	*
Alexander M. McWilliams III	56,818	56,818	—	*
Allan Weine	227,273	227,273	—	*
Allison Wolford	27,727	27,727	—	*
Alta Fundamental Advisers Master LP	217,045	217,045	—	*
Andrew Aziz	56,818	56,818	—	*
Ardsley Ridgecrest Partners Fund, L.P.	227,273	227,273	—	*
Austin D. Hunt	113,636	113,636	—	*
B. Riley Securities Inc.	3,575,455	2,645,455	930,000	*
Bansbach Capital Group, LLC Louise P. Bansbach	1,704,545	1,704,545	—	*
Bitmain Delaware Holding Company, Inc.	6,818,182	6,818,182	—	*
Black Maple Capital Partners LP	2,272,727	2,272,727	—	*
Blackwell Partners LLC	1,455,682	1,455,682	—	*
Boardman Bay Master, Ltd.	795,455	795,455	—	*
Brett Chiles	45,455	45,455	—	*
Brian Herman	227,273	227,273	—	*
Cavalry Fund I LP	909,091	909,091	—	*
Cavalry Special Ops Fund, LLC	227,273	227,273	—	*
CBH Bahamas Ltd. as Trustee of the Pardiac Trust	681,818	681,818	—	*
Columbus Capital Partners, L.P.	4,545,455	4,545,455	—	*
David Bum Park	22,727	22,727	—	*
David Durkin	454,545	454,545	—	*
David G. Swank	909,091	909,091	—	*
Dawn M. Farrell	22,727	22,727	—	*
Drew Rossi	11,364	11,364	—	*
EJS Investment Holdings LLC	681,818	681,818	—	*
F2Pool Mining Inc.	11,363,636	11,363,636	—	*
Frederick Baily Dent III	454,545	454,545	—	*
James M. Clamage	56,818	56,818	—	*

	Shares of Common Stock Beneficially owned Prior to the Sale of Registered Shares(a)(b)	Registered Shares being Offered(b)	Shares of Common Stock Beneficially Owned after the Sale of Registered Shares
Name of Selling Stockholder			Shares(c)%
Jason Alabaster	18,182	18,182	—	*
John B. Berding	909,091	909,091	—	*
Jon D. and Linda W. Gruber Trust	2,272,727	2,272,727	—	*
Jonathan Talcott	56,818	56,818	—	*
Joseph Robert Nardini Jr.	27,273	27,273	—	*
Knut Grevle	56,818	56,818	—	*
Mark C. Koontz	227,273	227,273	—	*
Martin Friedman	113,636	113,636	—	*
MC Opportunities Fund LP	795,455	795,455	—	*
Michael Cavanaugh	170,455	170,455	—	*
Millbrook Consulting Group LLC	113,636	113,636	—	*
Ohsang Kwon	2,272,727	2,272,727	—	*
Pacific Capital Management LLC	568,182	568,182	—	*
Patrick Hanniford	56,818	56,818	—	*
Paul Choi	28,409	28,409	—	*
Precept Special Situation Fund, LP	2,272,727	2,272,727	—	*
Puritan Partners LLC	1,136,364	1,136,364	—	*
Richard Marks	568,182	568,182	—	*
Ryan Aceto	17,045	17,045	—	*
Spencer Gottshall	11,364	11,364	—	*
Spencer Hemplemen	227,273	227,273	—	*
Veriton Multi-Strategy Master Fund Ltd	3,409,091	3,409,091	—	*
James W. Aston	227,272	227,272	—	*
MACABA Holdings, LLC	300,000	300,000	—	*
Pangea Capital, LLC	300,000	300,000	—	*
Marshall Webb Mulligan	230,000	230,000	—	*

(a)
Assumes the effectiveness of the registration statement of which this prospectus forms a part and the automatic conversion of all shares of our Series C Preferred Stock and Series D Preferred Stock upon effectiveness.

(b)
Based on $0.13 conversion price for the Series C Preferred Stock and $0.44 for the Series D Preferred Stock, in each case pursuant to the terms of the Series C Preferred Stock and Series D Preferred Stock, as applicable and as further described under “Description of Securities”.

(c)
Assumes that the Selling Stockholders will have sold all of the securities covered by this prospectus upon the completion of the offering.

In 2009, certain affiliates of B. Riley Securities, Inc., including members of senior management, purchased preferred shares of, and funded certain loans to, us. Such shares and loans have been converted into an aggregate of approximately 21.7 million shares of our common stock. In April 2021, certain employees of B. Riley Securities, Inc. purchased an aggregate of 67,400 shares of our Series C Preferred Stock. B. Riley Securities, Inc. provided investment banking services in connection with the offering of our Series C Preferred Stock. Additionally, in July 2021, certain employees of B. Riley Securities, Inc. purchased an aggregate of 85,960 shares of our Series D Preferred Stock. B. Riley Securities, Inc. provided investment banking services in connection with the offering of our Series D Preferred Stock.
On August 4, 2021, our chairman of the Board, chief executive officer and president, Wes Cummins, sold a majority interest in 272 Capital LP, a registered investment adviser controlled by him, to B. Riley Financial, Inc. and became the CEO and President of B. Riley Capital Management, LLC. In addition, Chuck Hastings, CEO of B. Riley Wealth Management, Inc., serves on our Board and Virginia Moore, a member of the Board, is the spouse of the CEO of B. Riley Securities, Inc.

DESCRIPTION OF CAPITAL STOCK
The following descriptions are summaries of the material terms of our Articles and our Bylaws. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, our Articles and Bylaws, forms of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law.
General
We are authorized to issue 1,005,000,000 shares of capital stock, $0.001 par value per share, of which 1,000,000,000 are designated as common stock and 5,000,000 are designated as preferred stock.
Common Stock
As of October 7, 2021, there are an aggregate of 320,381,519 shares of our shares of common stock issued and outstanding. 132,000,000 shares of our common stock are reserved for issuance upon the conversion of our issued and outstanding Series C Preferred Stock and 78,409,090 shares of our common stock are reserved for issuance upon conversion of our issued and outstanding Series D Preferred Stock.
Dividend Rights
Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by our Board out of legally available funds.
Voting Rights
Each holder of our common stock is entitled to one vote for each share owned of record on all matters voted upon by stockholders, subject to any rights of our preferred stock, or series of our preferred stock, to vote together as a single class.
Liquidation Rights
In the event of our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities and the liquidation preference of any outstanding preferred stock.
Other Rights
Our common stock has no preemptive rights, no cumulative voting rights and no redemption, sinking fund or conversion provisions.
Preferred Stock
We are authorized to issue 5,000,000 shares of Preferred Stock at $0.001 par value per share. Of such shares, 70,000 were classified as Series A Convertible Preferred Stock, of which 63,491 were issued and subsequently cancelled or converted, 35,045 were classified as Series B Convertible Preferred Stock, of which 17,087 were issued and subsequently converted, 660,000 were classified as Series C Preferred Stock, all of which are issued outstanding, and 1,380,000 were classified as Series D Convertible Redeemable Preferred Stock (the “Series D Preferred Stock”), all of are issued and outstanding.
Series A Preferred Stock and Series B Preferred Stock
As of the date hereof no shares of Series A Convertible Preferred Stock and no shares of Series B Convertible Preferred Stock are outstanding.
Pursuant to their terms, shares of Series A Preferred Stock and Series B Preferred Stock issued and subsequently converted cannot be reissued.

Series C Preferred Stock
As of the date hereof 660,000 shares of Series C Preferred Stock are outstanding. The shares of Series C Preferred Stock are convertible into shares of our common stock. These shares were offered and sold to certain “accredited investors” in a private placement without registration of the shares under Rule 506 of the Securities Act and the rules and regulations promulgated thereunder.
The Series C Preferred stock ranks senior in all respects of our Series A Preferred Stock and Series B Preferred Stock (together, the “Junior Preferred Stock”) and pari passu with the Series D Preferred Stock. All Junior Preferred Stock was converted in connection with the issuance of the Series C Preferred Stock and no shares of Series A Preferred Stock or Series B Preferred Stock are outstanding.
Liquidation, Dissolution or Winding Up, Certain Mergers, Consolidations and Asset Sales
In the event of our voluntary or involuntary liquidation, dissolution or winding up or any certain events deemed to be liquidation events, before any payment is made to the holders of the Junior Preferred Stock or common stock, holders of Series C Preferred Stock will be entitled to be paid out of the funds and assets available for distribution, an amount per share equal to the “Stated Value,” or $25, plus an amount per share that is issuable as the result of accrued or unpaid Paid-in-Kind (“PIK”) dividends as defined the Certificate of Designations of the Series C Preferred Stock.
Payments to the holders of Junior Preferred Stock and common stock. After payment to the holders of Series C Preferred Stock, the remaining funds and assets available for distribution to our stockholders shall be distributed among the holders of shares of the Junior Preferred Stock according to the terms thereof and then among the holders of the shares of common stock, pro rata based on the number of shares of common shares held by each such holder.
A Significant Transaction Event shall not be considered a Deemed Liquidation Event. A “Significant Transaction Event” means a merger, share exchange, sale of all or substantially all of the assets of the corporation or other business combination, restructuring or change of control transaction, including any such transactions intended to result in us becoming subject to the reporting requirements of Section 13 of 15d of Exchange Act (or becoming a voluntary filer under the Exchange Act), a business combination intended to increase the number of our stockholders to facilitate listing or trading on a national securities exchange, the OTCQB or OTCQX (each a “Trading Market”), a business combination with a special purpose acquisition company, or a business combination with a company that is listed on a Trading Market.
Voting
Holders of Series C Preferred Stock shall vote together with holders of common stock on an as-if converted to common stock basis, except in certain circumstances when the “Requisite Holders” (meaning the holders of a majority of the Series C Preferred Stock) must approve of the action as well, such as if we were to:
•
Materially change the principal business of the corporation unless in connection with significant transaction event;

•
Except in connection with a Significant Transaction Event, sell, lease, transfer, exclusively license or otherwise dispose of all or substantially all of the assets or permit any direct/indirect subsidiary to do so, except no consent or vote of the Requisite Holders shall be required in connection with sales of mining equipment in the ordinary course of the business.

Dividends
The Series C Preferred Stockholders shall be entitled to receive dividends on an as-if converted to common stock basis, equal to, in the same form as, and when, dividends are paid on to holders of our common stock. Except as noted below, no other dividends shall be paid on Series C Preferred Stock.
PIK Dividends:   We will be required to pay a dividend in fully paid and non-assessable shares of Series C Preferred Stock (PIK Dividends) as follows:

•
Failure to File:   If we have not filed or confidentially submitted a registration statement to register the shares of common stock issuable upon conversion of Series C Preferred Stock on or before August 15, 2021, we will accrue a daily PIK Dividend equal to 10% per annum of Stated Value. The registration statement of which this prospectus forms a part satisfied this requirement;

•
Failure to be Declared Effective and to List:   If the registration statement of which this prospectus forms a part has not been declared effective by the SEC on or before December 15, 2021 and/or our common stock is not listed or traded on a Trading Market on or before December 15, 2021, we will accrue daily PIK Dividend of 12% per annum of the Stated Value or 15% per annum of the Stated Value for each day such failure continues after October 15, 2022. Such PIK Dividend shall be instead of, and not in addition to PIK Dividends pursuant to “Failure to File” above.

Termination of PIK Dividends
•
Upon the conversion (whether optional or mandatory) of the Series C Preferred Stock, our obligation to accrue PIK Dividends is terminated.

•
If, on or prior to October 15, 2021, we enter into a binding definitive agreement or binding instrument relating to a Significant Transaction Event then we will have no further obligation to accrue PIK Dividends or to pay any PIK Dividends accrued or payable through such date.

•
If we have entered into a binding definitive agreement or binding instrument relating to a Significant Transaction Event on or prior to October 15, 2021 and have consummated the significant Transaction Event on or prior to February 22, 2022, we will have no obligation to pay any PIK Dividends accrued or payable through such date.

Conversion
Automatic Conversion
On the Conversion Date, all shares of Series C Preferred Stock will be automatically converted (without payment of additional consideration) into such number of fully paid and non-assessable shares of common stock as determined by dividing the Stated Value by the Conversion Price in effect on such Conversion Date. All rights with respect to the Series C Preferred Stock will terminate on the Conversion Date.
The “Conversion Price” shall be initially equal to $0.13 per share, subject to adjustments.
We are required to reserve and keep available shares of common stock out of our authorized and unissued shares of common stock for the sole purpose of issuance upon conversion of the Series C Preferred Stock, free from preemptive rights or any other actual contingent purchase rights.
Optional Conversion
Each holder of shares of Series C Preferred Stock is entitled to convert any portion of the outstanding Series C Preferred Stock and any PIK Dividends held by such holder, without the payment of additional consideration, into such number of fully paid and non-assessable shares of common stock by dividing (A) the sum of (1) the Stated Value of all outstanding shares of Series C Preferred Stock being converted, (2) the aggregate Stated Value of all shares of Series C Preferred Stock due as PIK Dividends to such holder being converted and (3) any cash dividends accrued and payable to such holder by (B) the Conversion Price in effect on the date of conversion, as adjusted.
Mandatory Redemption
Unless prohibited by Nevada law, shares of Series C Preferred Stock shall be redeemed (a “Mandatory Redemption”) at a price equal to Stated Value of such Series C Preferred Stock, plus an amount per share equal to the Stated Value of each share of Series C Preferred Stock issuable as a result of accrued but unpaid PIK Dividends (the “Redemption Price”), if the Requisite Holders provide written notice of redemption to us on or after the October 15, 2022, which notice may only be so provided if on or after such date our common stock is not listed on a Trading Market. The date of redemption will be selected by us and occur within 30 days following the date that we receive such notice.
If we fail to redeem the Series C Preferred Stock as set forth above, PIK Dividends will continue to accrue.
Series D Preferred Stock
As of the date hereof, 1,380,000 shares of Series D Preferred Stock are issued and outstanding. The shares of Series D Preferred Stock are convertible into shares of our common stock. These shares were offered and sold to certain “accredited investors” and non-U.S. Persons in a private placement without registration of the shares under Regulation D and Regulation S of the Securities Act.
The Series D Preferred stock ranks pari passu with the Series C Preferred Stock.
Liquidation, Dissolution or Winding Up, Certain Mergers, Consolidations and Asset Sales
In the event of our voluntary or involuntary liquidation, dissolution or winding up or any Deemed Liquidation Event, before any payment is made to the holders of the common stock, holders of Series D Preferred Stock will be entitled to be paid out of the funds and assets available for distribution, an amount per share equal to the “Stated Value,” or $25, plus an amount per share that is issuable as the result of accrued or unpaid PIK Dividends as defined the Certificate of Designations of the Series D Preferred Stock.
Payments to the holders of common stock: After payment to the holders of Series D Preferred Stock and Series C Preferred Stock, the remaining funds and assets available for distribution to our stockholders shall be distributed among the holders of shares of common stock, pro rata based on the number of shares of common stock held by each such holder.
A Significant Transaction Event shall not be considered a Deemed Liquidation Event. A “Significant Transaction Event” means a merger or other business combination designed to increase the number of our stockholders in order to facilitate a listing on a Trading Market, a business combination with a special purpose acquisition company, or a business combination with a company that is listed on a Trading Market.
Voting
Holders of our Series D Preferred Stock vote together with holders of Series C Preferred Stock and holders of our common stock on an as-if converted to common stock basis, except in certain circumstances when the Requisite Holders (holders of a majority of the Series D Preferred Stock) must approve of the action as well:
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Materially change our principal business unless in connection with Significant Transaction Event;

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Except in connection with a Significant Transaction Event, sell, lease, transfer, exclusively license or otherwise dispose of all or substantially all of the assets or permit any direct/indirect subsidiary to do so, except no consent or vote of the Requisite Holders shall be required in connection with sales of mining equipment in the ordinary course of the business.

Dividends
Holders of our Series D Preferred Stock shall be entitled to receive dividends on an as-if converted to common stock basis, equal to, in the same form as, and when, dividends are paid on to holders of our common stock. Except as noted below, no other dividends shall be paid on Series D Preferred Stock.
PIK Dividends:   We will be required to pay a dividend in fully paid and non-assessable shares of Series D Preferred Stock (PIK Dividends) as follows:
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Failure to File:   If we have not filed or confidentially submitted a registration statement to register the shares of common stock issuable upon conversion of Series D Preferred Stock on or before August 15, 2021, we will accrue a daily PIK Dividend equal to 10% per annum of Stated Value;

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Failure to be Declared Effective and to List:    If the registration statement of which this prospectus is a part has not been declared effective by the SEC on or before December 15, 2021 and/or our common stock is not listed or traded on a Trading Market on or before December 15, 2021, we shall accrue daily PIK Dividend of 12% per annum of the Stated Value or 15% per annum of the Stated Value for each day such failure continues after October 15, 2022. Such PIK Dividend shall be instead of, and not in addition to PIK Dividends pursuant to “Failure to File” above.

Termination of PIK Dividends
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Upon the conversion (whether optional or mandatory) of the Series D Preferred Stock, our obligation to accrue PIK Dividends is terminated.

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If, on or prior to October 15, 2021, we enter into a binding definitive agreement or binding instrument relating to certain transactions, then we have no further obligation to accrue PIK Dividends or to pay any PIK Dividends accrued or payable through such date.

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If we have entered into a binding definitive agreement or binding instrument on or prior to October 15, 2021 and have consummated the such a transaction on or prior to February 15, 2022, we shall have no obligation to pay any PIK Dividends accrued or payable through such date.

Conversion
Automatic Conversion
On the date that an event triggers an automatic conversion, including the date on which this registration statement is declared effective by the SEC (the “Conversion Date”), all shares of Series D Preferred Stock will be automatically converted (without payment of additional consideration) into such number of fully paid and non-assessable shares of common stock as determined by dividing the Stated Value by the Conversion Price in effect on such Conversion Date. All rights with respect to the Series D Preferred Stock will terminate on the Conversion Date.
The conversion price shall be a price per share equal to the least of (i) $0.44 per share, (ii) 75% of the price per share to be sold in certain offerings, including an initial public offering, (iii) 75% of the opening public price per share in a direct listing of our common stock on a Trading Market, or (iv) 75% of the per share amount to be paid for each share of our common stock in a sale of all or substantially all of our stock or assets, in each case subject to adjustment.
We are required to reserve and keep available shares of common stock out of its authorized and unissued shares of common stock for the sole purpose of issuance upon conversion of the Series D Preferred Stock, free from preemptive rights or any other actual contingent purchase rights.
Optional Conversion
Each holder of shares of Series D Preferred Stock is entitled to convert any portion of the outstanding Series D Preferred Stock and any PIK Dividends held by such holder, without the payment of additional consideration, into such number of fully paid and non-assessable shares of common stock by dividing (A) the sum of (1) the Stated Value of all outstanding shares of Series D Preferred Stock being converted, (2) the aggregate Stated Value of all shares of Series D Preferred Stock due as PIK Dividends to such holder being converted and (3) any cash dividends accrued and payable to such holder by (B) the conversion price in effect, as adjusted.
Mandatory Redemption
Unless prohibited by Nevada law, shares of Series D Preferred Stock shall be redeemed (a “Mandatory Redemption”) at a price equal to Stated Value of such Series D Preferred Stock, plus an amount per share equal to the Stated Value of each share of Series D Preferred Stock issuable as a result of accrued but unpaid PIK Dividends (the “Redemption Price”), if the Requisite Holders provide written notice of redemption to us on or after the October 15, 2022, which notice may only be so provided if on or after such date our common stock is not listed on a Trading Market. The date of redemption will be selected by us and occur within 30 days following the date that we receive such notice.
If the we fail to redeem the Series D Preferred Stock as set forth above, PIK Dividends will continue to accrue.
Limitations on Liability and Indemnification Matters
Our amended and restated bylaws contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Nevada Revised Statute, or NRS.
Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability:
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for any breach of the director’s duty of loyalty to us or our stockholders;

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for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

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under the NRS for the unlawful payment of dividends; or

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for any transaction from which the director derives an improper personal benefit.

Our Bylaws require us to indemnify our directors and officers to the maximum extent not prohibited by the NRS and allows us to indemnify other employees and agents as set forth in the NRS. Subject to certain limitations, our amended and restated bylaws also require us to advance expenses incurred by our directors and officers for the defense of any action for which indemnification is required or permitted.
We believe that provisions of our amended and restated bylaws are necessary to attract and retain qualified directors, officers, and key employees. We also maintain directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in our amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers, or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Securities Offered in this Offering
Selling Stockholders are offering 210,409,090 shares of common stock. The description of our common stock is set forth above in this section.
Transfer Agent
The transfer agent and registrar for our common shares is Pacific Stock Transfer Company. The transfer agent’s address and phone number is: 6725 Via Austi Pkwy, Suite 300, Las Vegas, Nevada 89119, telephone number: (800) 785-7782.
Listing
Our common stock is presently quoted on the OTC Pink Market, operated by OTC Markets Group Inc., under the symbol “APLD.” At present, there is a limited market for our common stock.
We intend to apply to have our common stock quoted on the OTCQB tier of the OTC Market Group, Inc. under the symbol “APLD.” No assurance can be given that our application will be approved.

SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, shares of our common stock were quoted on the OTC Pink under the symbol “APLD.” Future sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect market prices prevailing from time to time. Further, because only a limited number of shares will be available for sale shortly after this offering due to existing contractual and legal restrictions on resale as described below, there may be sales of substantial amounts of our common stock in the public market after the restrictions lapse. This may adversely affect the prevailing market price and our ability to raise equity capital in the future.
Upon completion of this offering, 530,790,609 shares of our common stock will be outstanding. We currently have 7,703,873 shares of common stock outstanding that are unrestricted and may be readily sold by the various holders thereof. After effectiveness of this registration statement, 218,112,963 will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. The remaining 312,677,916 shares of our common stock outstanding are “restricted shares” as defined in Rule 144. Restricted shares may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144.
Rule 144
In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell such securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, the sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, the sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of the following:
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1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after this offering; or

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the average weekly trading volume of our common stock on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale and notice provisions of Rule 144 to the extent applicable.
However, because we are a shell company, a person selling restricted or control securities may not use Rule 144 unless certain conditions have been met. Rule 144(i) provides that Rule 144 may only become available for the resale of securities by a person selling restricted or control securities that were originally issued by a shell company if certain conditions are met. These conditions are: (a) that the issuer is no longer a shell company of the company; (b) that the issuer is an SEC reporter; (c) that the issuer has filed all required reports during the preceding 12 months or any shorter period during which we have been subject to reporting requirements; and (d) has filed current Form 10 information with the SEC reflecting that it is no longer a shell company.

SALE PRICE HISTORY OF OUR CAPITAL STOCK
Our common stock is presently quoted on the OTC Pink Market, operated by OTC Markets Group Inc., under the symbol “APLD.” At present, there is a limited market for our common stock.
The table below shows the high and low bid and ask prices for our common stock, for the indicated periods. This information may have little or no relation to broader market demand for our common stock and thus the opening public price and subsequent public price of our common stock on the OTCQB, if we become quoted on the OTCQB. As a result, you should not place undue reliance on these historical sales prices as they may differ materially from the opening bid price and subsequent public price of our common stock on the OTCQB. See the section titled “Risk Factors — Risks Related to Ownership of Our Common Stock — The price of our common stock may have little or no relationship to the historical sales prices of our capital stock on the OTC Pink.”
	Per Share Bid Price
	High	Low
Annual
Year Ended May 31, 2021	$2.25	$0.0071
Quarterly
Year Ended May 31, 2021
First Quarter	$0.025	$0.0071
Second Quarter	$0.03	$0.0085
Third Quarter	$0.3499	$0.0153
Fourth Quarter	$2.25	$0.14
Year Ending May 31, 2022
First Quarter	$0.6275	$2.63
As of October 22, 2021, there were approximately 131 holders of record of our common stock.
As of October 22, 2021, there were approximately 50 holders of record of our Series C Preferred Stock and 97 holders of record of our Series D Preferred stock, all of which is convertible into an aggregate of 210,490,090 shares of our common stock upon registration of the resale of such common stock. We are contractually obligated to register the resale of shares of common stock underlying our Series C Preferred Stock and Series D Preferred Stock as further explained in this prospectus under “Description of Securities.”

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR COMMON STOCK
The following summary describes the material U.S. federal income tax consequences of the ownership and disposition of our common stock acquired pursuant to in this offering. This discussion does not describe all of the tax considerations that may be relevant to a particular holder’s acquisition, ownership or disposition of the common stock such as the potential application of the alternative minimum tax or Medicare contribution tax on net investment income. In addition, this discussion does not deal with state or local taxes, U.S. federal gift, and estate tax laws, except to the limited extent provided below, or any non-U.S. tax consequences that may be relevant to holders of our common stock in light of their particular circumstances.
Special rules different from those described below may apply to certain holders that are subject to special treatment under the Internal Revenue Code of 1986 (the “Code”), such as:
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insurance companies, banks, and other financial institutions;

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tax-exempt organizations (including private foundations) and tax-qualified retirement plans;

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foreign governments and international organizations;

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broker-dealers and traders in securities;

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U.S. expatriates and certain former citizens or long-term residents of the United States;

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persons required for U.S. federal income tax purposes to conform the timing of income accruals to their financial statements under Section 451(b) of the Code;

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persons that own, or are deemed to own, more than five percent of our capital stock;

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“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

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persons who acquire our common stock through the exercise of an option or otherwise as compensation;

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persons that hold our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or integrated investment or other risk reduction strategy;

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persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes); and

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partnerships and other pass-through entities, and investors in such pass-through entities (regardless of their places of organization or formation).

Such holders are urged to consult their own tax advisors to determine the U.S. federal, state, local, and other tax consequences that may be relevant to them.
Furthermore, the discussion below is based upon the provisions of the Code, and Treasury regulations, rulings, administrative guidance, and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked, or modified, possibly retroactively, and are subject to differing interpretations which could result in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions or will not take a contrary position regarding the tax consequences described herein, or that any such contrary position would not be sustained by a court.
PERSONS CONSIDERING THE PURCHASE OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF ACQUIRING, OWNING, AND DISPOSING OF OUR COMMON STOCK IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION, INCLUDING ANY STATE, LOCAL, OR NON-U.S. TAX CONSEQUENCES OR ANY U.S. FEDERAL NON-INCOME TAX CONSEQUENCES, AND THE POSSIBLE APPLICATION OF TAX TREATIES.

If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership that holds our common stock is urged to consult its own tax advisor with regard to the U.S. federal income tax consequences of the ownership of the common stock.
For purposes of this section, a “U.S. Holder” means a beneficial owner of our common stock (other than a beneficial owner that is an entity treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes:
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a citizen or resident of the United States;

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a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; or

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an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

An individual non-U.S. citizen may, in some cases, be deemed to be a resident alien (as opposed to a nonresident alien) by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. Generally, for this purpose, all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year, are counted.
Resident aliens are generally subject to U.S. federal income tax as if they were U.S. citizens. Individuals who are uncertain of their status as resident or nonresident aliens for U.S. federal income tax purposes are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the ownership or disposition of our common stock.
A “Non-U.S. Holder” means a beneficial owner of our common stock (other than a beneficial owner that is an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.
Distributions on the common stock
We do not expect to make any distributions on our common stock in the foreseeable future. If we do make distributions on our common stock, however, such distributions made to a Non-U.S. Holder of our common stock will constitute dividends for U.S. tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a Non-U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or exchange of our common stock as described below under “— Gain on Disposition of Our Common Stock.”
Any distribution on our common stock that is treated as a dividend paid to a Non-U.S. Holder that is not effectively connected with the holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the holder maintains in the United States) will generally be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide the applicable withholding agent with a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E, or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. Such form must be provided prior to the payment of dividends and must be updated periodically. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent will then be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. Non-U.S. Holders who are eligible for a reduced rate of U.S. withholding tax under an income tax treaty, should consult with their own tax advisor to determine if they are able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

We and the applicable withholding agents generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that the holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished us (or to the applicable withholding agent). In general, such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates applicable to U.S. persons. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.
See also the section below titled “— Foreign Accounts” for additional withholding rules that may apply to dividends paid to certain foreign financial institutions or non-financial foreign entities.
Gain on disposition of our common stock
Subject to the discussions below under the sections titled “— Backup Withholding and Information Reporting,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax with respect to gain realized on a sale or other disposition of our common stock unless (i) the gain is effectively connected with a trade or business of the holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the holder maintains in the United States), (ii) the Non-U.S. Holder is a nonresident alien individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (iii) we are or have been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or the holder’s holding period in the common stock.
Non-U.S. Holders described in (i) above, will be required to pay tax on the net gain derived from the sale at the regular graduated U.S. federal income tax rates applicable to U.S. persons. Corporate Non-U.S. Holders described in (i) above may also be subject to the additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Individual Non-U.S. Holders described in (ii) above, will be required to pay a flat 30% tax on the gain derived from the sale, which gain may be offset by U.S. source capital losses (even though such holder is not considered a resident of the United States), provided such holder has timely filed U.S. federal income tax returns with respect to such losses. With respect to (iii) above, in general, we would be a United States real property holding corporation if United States real property interests (as defined in the Code and the Treasury Regulations) comprised (by fair market value) at least half of our assets. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation. However, there can be no assurance that we will not become a United States real property holding corporation in the future. Even if we are treated as a United States real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as the Non-U.S. Holder is a “qualified foreign pension fund” as defined in Section 897(l)(2) of the Code or an entity all of the interests of which are held by qualified foreign pension funds, or (i) the Non-U.S. Holder owned, directly, indirectly, or constructively, no more than five percent of our common stock at all times within the shorter of (a) the five-year period preceding the disposition or (b) the holder’s holding period and (ii) our common stock is regularly traded on an established securities market. There can be no assurance that our common stock will qualify as regularly traded on an established securities market.
U.S. federal estate tax
The estates of nonresident alien individuals generally are subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our common stock will be U.S. situs property and, therefore, will be included in the U.S. taxable estate of a nonresident alien decedent, unless an applicable estate tax treaty between the United States and the decedent’s country of residence provides otherwise. The terms “resident” and “nonresident” are defined differently for U.S. federal estate tax purposes than for U.S. federal income tax purposes. Investors are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of the ownership or disposition of our common stock.

Backup withholding and information reporting
Generally, we or certain financial middlemen must report information to the IRS with respect to any distributions we pay on our common stock, including the amount of any such distributions, the name and address of the recipient, and the amount, if any, of tax withheld, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. A similar report is sent to the holder to whom any such dividends are paid. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.
Dividends paid by us (or our paying agents) to a Non-U.S. Holder may also be subject to U.S. backup withholding tax (currently, at a rate of 24%). U.S. backup withholding tax generally will not apply to a Non-U.S. Holder who provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or otherwise establishes an exemption, provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a U.S. person.
Under current U.S. federal income tax law, U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our common stock effected by or through a U.S. office of any broker, U.S. or non-U.S., unless the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or otherwise meets documentary evidence requirements for establishing non-U.S. person status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. Information reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if the broker has actual knowledge, or reason to know, that the holder is, in fact, a U.S. person. For information reporting purposes only, certain U.S. related brokers may be treated in a manner similar to U.S. brokers.
Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.
Foreign accounts
In addition, U.S. federal withholding taxes may apply under the Foreign Account Tax Compliance Act, or FATCA, on certain types of payments, including dividends on our common stock, made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (i) the foreign financial institution agrees to undertake certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. The 30% federal withholding tax described in this paragraph cannot be reduced under an income tax treaty with the United States. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock, and also would generally apply to payments of gross proceeds from the sale or other disposition of such stock. However, under proposed U.S. Treasury Regulations, withholding under FATCA will not apply to the gross proceeds from any sale or disposition of our common stock. Withholding agents may, but are not required to, rely on the proposed Treasury Regulations until final Treasury Regulations are issued. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.
EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW, AS WELL AS TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, NON-U.S. OR U.S. FEDERAL NON-INCOME TAX LAWS SUCH AS ESTATE AND GIFT TAX.

PLAN OF DISTRIBUTION
The Selling Stockholders, which, as used herein, includes their permitted transferees, may, from time to time, sell, transfer or otherwise dispose of any or all of their Registered Shares on the OTC Pink or the OTCQB or any stock exchange, market or trading facility on which our commons stock is listed or traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.
The Selling Stockholders may use any one or more of the following methods when disposing of their Registered Shares:
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ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

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block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

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purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

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an exchange distribution in accordance with the rules of the applicable exchange;

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privately negotiated transactions;

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in underwritten transactions;

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settlement of short sales entered into after the date of this prospectus;

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through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

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broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price;

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distribution to members, limited partners or stockholders of Selling Stockholders;

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“at the market” or through market makers or into an existing market for the shares;

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a combination of any such methods of sale; and

•
any other method permitted pursuant to applicable law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell their Registered Shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer their shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of our Registered Shares, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our securities in the course of hedging the positions they assume. The Selling Stockholders may also sell their securities short and deliver these securities to close out their short positions, or loan or pledge such securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the Selling Stockholders from the sale of our Registered Shares offered by them will be the purchase price of the Registered Shares less discounts or commissions, if any. The Selling Stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of our Common Stock or Warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Stockholders.
The Selling Stockholders also may in the future resell a portion of our common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.
The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of our Registered Shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of Registered Shares may be underwriting discounts and commissions under the Securities Act. If any Selling Stockholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Stockholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Stockholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.
To the extent required, the Registered Shares to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
To facilitate an offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.
We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding. We are required to pay all fees and expenses incident to the registration of the shares of our Common Stock and Warrants to be offered and sold pursuant to this prospectus. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their sale of Registered Shares.
The Selling Stockholders may use this prospectus in connection with resales of the Registered Shares. This prospectus and any accompanying prospectus supplement will identify the Selling Stockholders, the terms of the Registered Shares and any material relationships between us and the Selling Stockholders. The Selling Stockholders may be deemed to be underwriters under the Securities Act in connection with the Registered Shares they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Stockholders will receive all the net proceeds from the resale of the Registered Shares.
A Selling Stockholder that is an entity may elect to make an in-kind distribution of the Registered Shares to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or stockholders are not affiliates of ours, such members, partners or stockholders would thereby receive freely tradable common stock pursuant to the distribution through a registration statement.

LEGAL MATTERS
The validity of the securities offered in this prospectus is being passed upon for us by a law firm located in Nevada we are in the process of engaging. Kelley Drye & Warren LLP and Wick Phillips, LLP have also acted as counsel to us in connection with this offering.

EXPERTS
The consolidated financial statements of Applied Blockchain, Inc. as of May 31, 2021 and May 31, 2020 and for the years ended May 31, 2021 and 2020, included in this prospectus and elsewhere in the registration statement have been audited by Marcum, LLP, an independent registered public accounting firm, as stated in their report. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock covered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and our common stock, we refer you to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance, we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. The SEC maintains a website that contains reports, proxy, and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.
Immediately upon the effectiveness of the registration statement of which this prospectus forms a part, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the website of the SEC referred to above. We also maintain a website at www.appliedblockchaininc.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The inclusion of our website address in this prospectus is an inactive textual reference only. The information contained in or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and investors should not rely on such information in making a decision to purchase shares of our common stock.

APPLIED BLOCKCHAIN, INC and Subsidiaries
Unaudited Consolidated Financial Statements
As of and for the Quarterly Period Ended
August 31, 2021, and 2020
and
Audited Consolidated Financial Statements
As of and for the Annual Period Ended May 31, 2021, and 2020

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
Applied Blockchain, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Applied Blockchain, Inc. (the “Company”) as of May 31, 2021 and 2020, the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended May 31, 2021, and the related notes (collectively referred to as the “ financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of May 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended May 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Marcum llp
Marcum llp
We have served as the Company’s auditor since 2021.
New York, NY
August 13, 2021

APPLIED BLOCKCHAIN, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except number of shares and par value data)
	May 31, 2021	May 31, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$11,750	$—
Prepaid expenses and other current assets		—
Total current assets	11,750	—
Deposit on equipment	3,282	—
Property and equipment, net	20	—
TOTAL ASSETS	$15,052	$—
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$249	$—
Accrued dividends	116	116
Related party notes payable	2,135	1,899
Total current liabilities	2,500	2,015
Commitments and contingencies (Note 10)
Mezzanine equity:
Series C, convertible and redeemable preferred stock, $.001 par value, 660,000 shares authorized, issued and outstanding	15,135	—
Shareholders’ equity:
Series A, convertible preferred stock, $.001 par value, authorized 70,000 shares, 27,195 issued and outstanding	$3,370	$3,370
Series B convertible preferred stock, $.001 par value, authorized 50,000 shares, 17,087 issued and outstanding	1,849	1,849
Common stock, $.001 par value, 500,000,000 shares authorized, 39,569,335 and 9,066,363 shares issued and outstanding, respectively	9	9
Additional paid in capital	13,874	13,874
Treasury stock, 36,300 shares, at cost	(62)	(62)
Accumulated deficit	(21,623)	(21,055)
Total shareholders’ equity	(2,583)	(2,015)
Total Mezzanine and shareholders’ equity	12,552	(2,015)
TOTAL LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ EQUITY	$15,052	$—
See Accompanying Notes to the Financial Statements

APPLIED BLOCKCHAIN, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
	Fiscal Year Ended
	May 31, 2021	May 31, 2020
Total Revenue	$—	$—
Costs and expenses:
Selling, General and Administrative	(331)	—
Depreciation	(1)	—
Total costs and expenses	(332)
Operating income (loss)	(332)
Other income (expense)
Interest Expense	(236)	(263)
Total Other Income (Expense)	(236)	(263)
Net Income (loss) attributable to Common Shareholders	$(568)	$(263)
Basic and Diluted net loss per share	(0.06)	(0.03)
Basic and Diluted weighted average number of shares outstanding	9,066,363	9,066,363
See Accompanying Notes to the Financial Statements

APPLIED BLOCKCHAIN INC. AND SUBSIDIARIES
Consolidated Statements of Changes in Stockholders’ Equity
For the Years Ended May 31, 2021 and 2020
(In thousands, except per share data)
	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Common Stock		Additional Paid in Capital	Treasury Stock	Accumulated Deficit	Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, May 31, 2019	27,195	$3,370	17,087	$1,849	9,066,363	$9	$13,874	$(62)	$(20,792)	$(1,752)
Net Income (Loss)	—	—	—	—	—	—	(263)	(263)
Balance, May 31, 2020	27,195	$3,370	17,087	$1,849	9,066,363	$9	$13,874	$(62)	$(21,055)	$(2,015)
Net Income (Loss)	—	—	—	—	—	—	—	—	(567)	$(567)
Balance, May 31, 2021	27,195	$3,370	17,087	$1,849	9,066,363	$9	$13,874	$(62)	$(21,622)	$(2,582)
See Accompanying Notes to the Financial Statements

APPLIED BLOCKCHAIN INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands of dollars)
	Fiscal Years Ended
	May, 31, 2021	May, 31, 2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(568)	$(263)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1	—
Accrued paid in kind interest	236	263
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	248	—
NET CASH USED BY OPERATING ACTIVITIES	(83)	—
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(20)	—
Deposit on equipment	(3,282)	—
NET CASH USED IN INVESTING ACTIVITIES	(3,302)	—
CASH FLOWS FROM FINANCING ACTIVITIES
Sale of preferred stock	16,500	—
Issuance cost for preferred stock	(1,365)	—
NET CASH PROCEEDS FROM FINANCING ACTIVITIES	15,135	—
NET INCREASE IN CASH AND CASH EQUIVALENTS	11,750	—
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	—	—
CASH AND CASH EQUIVALENTS, END OF YEAR	$11,750	$—
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$—	$—
See Accompanying Notes to the Financial Statements

1.
BUSINESS AND ORGANIZATION

Applied Blockchain, Inc. (the “Company”), is established to operate a proprietary algorithm cryptocurrency mining operation utilizing specialized computers (also known as “miners”) to solve complex cryptographic algorithms to support the Ethereum and Altcoin blockchain in exchange for cryptocurrency rewards. The Company will participate in a mining pool with SparkPool, one of the largest Ethereum mining pools available. The Company’s revenue will be generated through holding the cryptocurrency it mines and selling it in the market for its own account.
The Company was originally incorporated in Nevada in May 2001. Effective April 14, 2021, the Company’s name was changed to Applied Blockchain, Inc. from Applied Science Products, Inc. During the year ended May 31, 2021, the Company formed two subsidiaries, Shanghai Sparkly Ore Tech, Ltd and Applied Blockchain, Cayman. Shanghai Sparkly Ore Tech, Ltd is a wholly owned foreign entity in China. Applied Blockchain, Cayman entity will hold and manage the digital wallet.
2.
LIQUIDITY AND FINANCIAL CONDITION

As of May 31, 2021, the Company had approximate cash and cash equivalent of $11.7 million and working capital of $11.5 million. In July 2021, the Company raised $34.5 million funds through private stock sale. Historically the Company has incurred losses and has relied on equity financings to fund its operations. Based on analysis of cash flows, current net working capital, and expected operations revenue, the Company believes its current cash on hand is sufficient to meet its operating and capital requirement for at least next twelve months from the date these financial statements are issued.
The Company’s Series C and Series D preferred stock redemption feature is contingent on the event the Company is not able to register its common stock for trading on or after October 15, 2022 and requisite holders provide a written redemption notice. In case the Company is unsuccessful in registering its common stock and the requisite holders provide written notice to redeem stock, the Company will have to disburse $49 million cash at stated value of $25 per share. The Company does not anticipate any issues meeting these requirements and believes it will be successful in registering its common stock timely.
3.
BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation:
The accompanying consolidated financial statements of the Company include the accounts of the Company and its wholly owned and controlled subsidiaries. Consolidated subsidiaries results are included from the date the subsidiary was formed or acquired. Intercompany investments, balances and transactions have been eliminated in consolidation. The company’s consolidated operating subsidiaries include wholly owned Shanghai Sparkly Ore Technology and Applied Blockchain Limited, Cayman.
Use of estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ significantly from those estimates. The most significant accounting estimates inherent in the preparation of the Company’s financial statements include estimates associated with asset valuations, and the valuation allowance associated with the Company’s deferred tax assets.
Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less at the date of acquisition to be cash equivalents.
Fair Value of Financial Instruments
The Company accounts for financial instruments under Financial Accounting Standards Board (“FASB”) ASC 820, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements, ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:
Level 1 —
Unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2 —
Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly; and

Level 3 —
Inputs for the asset or liability that are not based on observable market data.

Observable inputs are based on market data obtained from independent sources, while unobservable inputs are based on the Company’s market assumptions. Unobservable inputs require significant management judgment or estimation. In some cases, the inputs used to measure an asset or liability may fall into different levels of the fair value hierarchy. In those instances, the fair value measurement is required to be classified using the lowest level of input that is significant to the fair value measurement. Such determination requires significant management judgment. As of May 31, 2021 and 2020, there were no financial assets or liabilities measured at fair value. The note payable is a current liability and is recorded at fair value.
Property and Equipment
Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally two years for cryptocurrency mining equipment and three years for computer related assets and office equipment. The cost of maintenance and repairs is charged to operations as incurred, whereas significant repairs are capitalized.
Income Taxes
The Company accounts for income taxes pursuant to the provision of Accounting Standard Codification (“ASC”) 740, Accounting for Income Taxes” which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. A valuation allowance is required to the extent any deferred tax assets may not be realizable.
ASC Topic 740, Income Taxes, (“ASC 740”), also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The benefit of a tax position is recognized in the financial statements in the period during which based on all available evidence, management believes it is most likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions.
ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure, and transition.
Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s consolidated financial statements.
The COVID-19 pandemic has a global reach, and many countries are introducing measures that provide relief to taxpayers in a variety of ways. In March 2020, the U.S. government enacted tax legislation containing provision to support business during the COVID-19 pandemic, including deferment of the employer portion of certain payroll taxes, refundable payroll tax credits, and technical amendments to tax depreciation methods for qualified improvement property, and adjusts business interest limitations under IRC section 163(j) from 30 percent to 50 percent. The Company will have no impact as a result of the CARES Act during the years ended May 31, 2021 and 2020.
Per Share Data
Basic net earnings (loss) per share (“EPS”) of common stock is computed by dividing the Company’s net earnings (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted EPS reflects the potential dilution that could occur if the securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. For the years ended May 31, 2021 and 2020, the Company did not have securities or contracts that were exercised or converted into common stock or resulted in the issuance of common stock.
Potentially dilutive securities are excluded from the computation of diluted net loss per share as their inclusion would be anti-dilutive and consist of the following:
Class of Stock	Common Share Conversion Ratio	Shares	May 31, 2021	May 31, 2020
Convertible Series A preferred shares	1 to 1429	27,195	38,861,655	38,861,655
Convertible Series B preferred shares	1 to 1000	17,087	17,087,000	17,087,000
Convertible and Redeemable Series preferred shares	1 to 200	660,000	132,000,000	—
Total			187,948,655	55,948,655
Recent Accounting Pronouncements
The Company continually assesses any new accounting pronouncements to determine their applicability. When it is determined that a new accounting pronouncement affects the Company’s financial reporting, the Company undertakes a study to determine the consequences of the change to its consolidated financial statements and assures that there are proper controls in place to ascertain that the Company’s consolidated financial statements properly reflect the change.
In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted.
In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and it also simplifies the diluted earnings per share calculation in certain areas. This ASU is effective for annual reporting periods beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020. This update permits the use of either the modified retrospective or fully retrospective method of transition. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements and related disclosures.

4.
PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of May 31, 2021 and 2020:
	May 31 2021	May 31 2020
Office and computer equipment	$21	$—
Total cost of property and equipment	21
Accumulated depreciation	(1)
Property and equipment, net	$20	$—
Depreciation expense totaled $1 thousand and $0 for the years ended May 31, 2021 and 2020, respectively. Depreciation is computed on the straight-line basis for the period assets are in service.
5.
RELATED PARTY NOTES PAYABLE

Related party note payable is held by the CEO of the Company. As of May 31, 2021 and 2020, the outstanding notes principal and accrued interest held by the parties is outlined below. On April 15, 2021, the Company executed an Exchange Agreement whereby outstanding debt principal and accrued interest will be converted to 30.5 million aggregate Common Stock shares at a fair value price of $.13 per share. Upon the consummation of the Exchange Agreement, the notes will be surrendered and cancelled; and all rights including rights to accrued interest due will be extinguished.
Holder	Interest Rate	Status	Principal Amount	May 31, 2021 Accrued Interest Payable	Total
Related Party	16%	Default	$220	$828	$1,048
Non-Related Party	16%	Default	250	837	1,087
Total			$470	$1,665	$2,135
Holder	Interest Rate	Status	Principal Amount	May 31, 2020 Accrued Interest Payable	Total
Related Party	16%	Default	$220	$713	$933
Non-Related Party	16%	Default	250	717	967
Total			$470	$1,429	$1,899
The notes incurred interest expense of $236 and $263 as of May 31, 2021 and 2020, respectively.
6.
INCOME TAXES

The following is a summary of the components of the provision for income taxes:
	Year ended May 31, 2021	Year ended May 31, 2020
Current expense (benefit)
Federal	$—	$—
State	—	—
Total current expense	$—	$—
Deferred expense (benefit)
Federal	$—	$—
State	—	—
Total deferred expense (benefit)	—	—
Total income tax expense (benefit)	$—	$—

Effective Tax Rate Reconciliation:
	May 31, 2021	May 31, 2020
Expected income tax expense (benefit) at U.S. statutory rate	21%	21%
State Tax Expense	0%	0%
Change in Valuation Allowance	-21%	-21%
Income Tax Expense / (Benefit)	0%	0%
Deferred income taxes reflect the temporary differences between the amounts at which assets and liabilities are recorded for financial reporting purposes and the amounts utilized for tax purposes. The primary components of the temporary differences that gave rise to the Company’s deferred tax assets and liabilities are as follows for the year ended May 31, 2021, and May 31, 2020:
	May 31, 2021	May 31, 2020
Deferred Tax Assets:
Federal Net Operating Loss	$175	$55
Valuation Allowance	(175)	(55)
Total Net Deferred Tax Assets/(Liabilities)	$—	$—
The Company had federal tax net operating losses of $568 and $263 at May 31, 2021 and 2020, respectively. The May 31, 2020 net operating loss expires in 2040 while the May 31, 2021 loss can be carried forward indefinitely.
A valuation allowance is provided when it is more likely than not that some portion or the entire net deferred tax asset will not be realized. The Company has recorded an increase in the valuation allowance of $120 and $55 as of May 31, 2021 and 2020, respectively. The Company has provided a valuation allowance for the full amount of net deferred tax assets as the realization of the deferred tax assets is determined to be not more likely than not.
The valuation allowance is primarily attributable to deferred tax assets for net operating losses that management believes are more likely than not to expire prior to being realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income of the appropriate character (i.e., capital or ordinary) during the period in which the temporary differences become deductible. Management considers, among other things, the scheduled reversals of deferred tax liabilities and the history of positive taxable income in evaluating the realizability of the deferred tax assets. Management believes that it is not likely that the results of future operations will generate sufficient taxable income to realize its deferred tax assets. Under the provisions of the Internal Revenue Code, certain substantial changes in the Company’s ownership, including a sale of the Company or significant changes in ownership due to sales of equity, may have limited, or may limit in the future, the amount of net operating loss carryforwards that could be used annually to offset future taxable income.
The Company did not have any unrecognized tax benefits for the years ended May 31, 2021, and 2020, respectively. The Company recognizes interest expense related to unrecognized tax benefits in income tax expense. The Company did not have any interest expense or expense for penalties related to unrecognized tax benefits for the reported periods.
The Company is subject to U.S. federal income tax. Tax years ending May 31, 2021 and May 31, 2020 are open to examination by the major taxing jurisdictions to which the Company is subject, as carryforward attributes generated in these years may still be adjusted upon examination by the Internal Revenue Service (IRS) or other authorities if they have or will be used in a future period. The Company is not currently under examination by the IRS or any other taxing jurisdictions for any tax years.

7.
REDEEMABLE EQUITY

Series C Convertible Redeemable Preferred Stock
In April, 2021, pursuant to the terms and conditions of a private placement agreement, the Company raised $16.5 million funds by issuing 660,000 shares of Series C Convertible Redeemable Preferred Stock.
The Company’s Series C Convertible Redeemable Preferred Stock (Series C Preferred Stock), par value $.001 per share, and stated value of $25 per share (stated value), ranks senior in all respects to Series A Preferred Stock and Series B Preferred Stock (together referred to as “Junior Stock”). Each share of Series C Preferred Stock is convertible into 200 shares of Company’s Common Stock.
Liquidation Preference:
In the event of liquidation, before any payment is made to the holders of the Junior Stock, Series C Preferred Stockholders will be paid, an amount equal to the stated value of $25 per share plus unpaid PIK dividends, defined as fully paid and non-assessable shares of Series C Preferred Stock. If funds and assets are insufficient to pay full entitled amount, shareholders will share ratably in distribution of funds and assets available in proportion to respective entitled amounts.
Dividends:
The Series C Preferred Stockholders shall be entitled to receive dividends on an as if converted to Common Stock basis, equal to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock.
Additionally, paid in kind (PIK) dividends of Series C Preferred Stock will accrue equal to the percentage of stated value as follows: i) At 10% per annum upon failure to file a registration statement to register the shares of Common Stock issuable upon conversion of Series C Preferred Stock (The Registrable Securities) on or before the four months following the original issue date, ii) At 12% per annum if registration statement has not been declared effective by the U.S. Securities and Exchange Commission on or before 8 months after the original issue date and/or the registrable securities are not listed on the Trading Market on or before the date that is 13 months after the original issue date or 15% per annum of the stated value for each day such failure continues after 18 months of original issue date. Such PIK dividend shall be instead of, and not in addition to PIK dividend per failure to file requirement, iii) At 12% per annum, if Company fails to complete the redemption option when required to do upon receiving written notice from the shareholders (see redemption criteria below).
The PIK dividends will accrue as if only one triggering event has occurred and shall cease cumulating and accruing upon the earliest to occur of a) the date of the satisfaction of the above noted conditions, and b) any conversion date or optional conversion date (defined below).
Contingent Redemption Option:
The Series C Preferred Stock are redeemable if the Company has failed to list its Common Stock on a Trading Market within 18 months and the holders of at least a majority of the outstanding shares of Series C Preferred Stock provide a written notice of redemption to the Company on or after the 18 months anniversary of the original issue date. This notice may only be provided if on or after such date the Common Stock of the Company is not listed on a Trading Market. The redemption date will be the date selected by the Company that is within 30 days following the date the Company receives such notice. The Series C Preferred Stock shall be redeemed at the redemption price of stated value of such shares plus accrued and unpaid PIK dividends.
The Company shall have no obligation to pay any accrued PIK dividends, if within 6 months of the original issue date, the Company enters into a binding definitive agreement to a Significant Transaction Event and if the Company has consummated the Significant Transaction Event within 10 months of the original issue date. A Significant Transaction Event means a merger, share exchange, sale of all or substantially all of the assets of the Company or other business combination, restructuring or change of control transaction, including such transaction intended to result in the Company becoming a voluntary filer under the Exchange Act, a business combination intended to increase the number of shareholders of the Company to facilitate listing on a Trading Market, a business combination with a special purpose acquisition company, or a business combination with a company that is listed on a Trading Market.
Conversion Options:
Each share of Series C Preferred Stock automatically converts into such number of fully paid and non-assessable shares of Common Stock at initial conversion price of $0.13, subject to adjustments, upon conversion date. The conversion date is either a) the date that the Registration Statement is declared effective by the U.S. Securities and Exchange Commission or b) the date on which a Significant Transaction Event occurs.
Each holder of Series C Preferred Stock also has the optional conversion rights to convert any portion of the outstanding shares and any PIK dividends into such number of fully paid and non-assessable shares of Common stock as determined by dividing the sum of stated value of all outstanding shares of Series C Preferred Stock being converted, accrued and unpaid PIK and cash dividends by the conversion price.
Voting Rights:
The Series C Preferred Stockholder shall vote together with Common Stockholders on an as-if converted to Common Stock basis, except for any material changes to the principal business or if the Company plans to sell, lease, transfer, exclusively license or otherwise dispose of all or substantially all of the assets, unless in connection with a Significant Transaction Event, the Company is required to obtain written consent or affirmative vote from Series C Preferred Stockholders as a separate class.
Preferred stock dividends in the amount $116,000 as of May 31, 2021 and 2020, were accrued from the date of receipt of investors’ funds.
Liquidation preferences and valuation summary table:
Class of Stock	Ranking	Liquidation Preferences
Redeemable and Convertible Series C shares	Priority 1	Cash equal to $25 per share plus accrued or unpaid Paid in Kind dividends	Ratably share in distribution of assets in proportion to preferential entitled amounts
Convertible Series A preferred shares	Priority 2	Cash equal to $100 per share plus declared or accrued and unpaid dividends	Ratably share in distribution of assets in proportion to preferential entitled amounts
Convertible Series B preferred shares	Priority 3	Cash equal to $100 per share plus declared or accrued and unpaid dividends	Ratably share in distribution of assets in proportion to preferential entitled amounts
Class of Stock	Carrying Value	Accrued Dividends	Accumulating Dividends not Declared	Liquidation Amount
Redeemable and Convertible Series C shares	$16,500,000	$—	$—	$16,500,000
Convertible Series A preferred shares	$2,719,500	$70,821	$767,500	$3,557,821
Convertible Series B preferred shares	$1,708,700	$45,279	$402,400	$2,156,379

8.
STOCKHOLDERS’ EQUITY

Common Stock
The Company is authorized to issue 500,000,000 shares of Common Stock at $.001 par value per share. As of May 31, 2021 and 2020, 9,066,363 shares of Common Stock were outstanding.

Series A Convertible Preferred Stock
Each share of Series A Convertible Preferred Stock (“Series A Preferred Stock”) has a liquidating value of $100 per share, is convertible into 1,429 shares of Common Stock of the Company (subject to adjustment) and pays a cash dividend of 8% or a dividend in kind of 10%. The dividends are accrued quarterly and are based on the original purchase price of the Series A Preferred Stock. No dividends will accrue or be paid for any fiscal quarter where shares of our common stock, on a volume weighted average price, trade in excess of $0.14.
Initially, each share of Series A Preferred Stock will have the equivalent voting rights of 1,429 shares of common stock and will vote with our existing common shareholders as a group on all matters subject to shareholder vote. However, the Series A Preferred Stock shareholders will not be able to vote on issues involving redemption or a liquidation event until there has been an affirmative vote on such issues by our common stock shareholders. In that event, they will be allowed to vote as a group with the common stock shareholders on such issues, in effect, giving them a veto right.
In the event of a liquidation of the Company, the Series A Preferred Stock will have a liquidating preference and will participate in any remaining liquidating proceeds on an as-converted basis with the common shareholders after receiving the liquidating value of their Series A Preferred Stock.
Each share of Series A Preferred Stock is convertible at the option of the holder at any time into shares of Company’s common stock by dividing the liquidation value of $100 by a conversion price of $0.07 per share of common stock. The number of shares of common stock issuable upon conversion is subject to antidilution protections if Company issues additional shares of common stock at less than $0.07 per share and upon stock splits, dividends and certain other events.
As of May 31, 2021 and 2020, the shareholders of Series A Convertible Preferred Stock had accrued dividends-in-kind of 7,675 shares and 6,274 shares, respectively. As these have not been declared as payable by the board, the shares are not listed on the company’s Statement of Changes in Stockholders’ Equity.
Series B Convertible Preferred Stock
Each share of Series B Convertible Preferred Stock (“Series B Preferred Stock”) has a liquidating value of $100 per share, is convertible into 1,000 shares of Common Stock of the Company (subject to adjustment) and pays a cash dividend of 8% or a dividend in kind of 10%. The dividends are accrued quarterly and are based on the original purchase price of the Series B Preferred Stock. No dividends will accrue or be paid for any fiscal quarter where shares of our common stock, on a volume weighted average price, trade in excess of $0.14.
Initially, each share of Series B Preferred Stock will have the equivalent voting rights of 1,000 shares of common stock and will vote with our existing common shareholders as a group on all matters subject to shareholder vote. However, the Series B Preferred Stock shareholders will not be able to vote on issues involving redemption or a liquidation event until there has been an affirmative vote on such issues by our common stock shareholders. In that event, they will be allowed to vote as a group with the common stock shareholders on such issues, in effect, giving them a veto right.
In the event of a liquidation of the Company, the Series B Preferred Stock will have a liquidating preference following that of Series A Preferred Shareholders and will participate in any remaining liquidating proceeds on an as-converted basis with the common shareholders after receiving the liquidating value of their Series B Preferred Stock.
Each share of Series B Preferred Stock is convertible at the option of the holder at any time into shares of our common stock by dividing the liquidation value of $100 by a conversion price of $0.10 per share of common stock. The number of shares of common stock issuable upon conversion is subject to antidilution protections if we issue additional shares of common stock at less than $0.10 per share and upon stock splits, dividends, and certain other events.
As of May 31, 2021 and 2020, the shareholders of Series B Convertible Preferred Stock had accrued dividends-in-kind of 4,024 shares and 3,290 shares, respectively. As these have not been declared as payable by the board, the shares are not listed on the company’s Statement of Changes in Stockholders’ Equity.

Liquidation preferences and valuation summary for the Preferred Stock:
Class of Stock	Ranking	Liquidation Preferences
Convertible Series A preferred shares	Priority 1	Cash equal to $100 per share plus declared or accrued and unpaid dividends	Ratably share in distribution of assets in proportion to preferential entitled amounts
Convertible Series B preferred shares	Priority 2	Cash equal to $100 per share plus declared or accrued and unpaid dividends	Ratably share in distribution of assets in proportion to preferential entitled amounts
Class of Stock	Carrying Value	Accrued Dividends	Accumulating Dividends not Declared	Liquidation Amount
Convertible Series A preferred shares	$2,719,500	$70,821	$767,500	$3,557,821
Convertible Series B preferred shares	$1,708,700	$45,279	$402,400	$2,156,379

9.
RELATED PARTY TRANSACTIONS

Parties are considered related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all related party transactions.
In March 2021, the Company executed a strategy planning and portfolio advisory services agreement with an entity that is controlled by a board member of the Company. Compensation for the services provided will be through issuance of 19.0 million shares of Company’ fully diluted and outstanding common stock. As of May 31, 2021, no services were provided, and no expenses were incurred pursuant to this agreement.
10.
COMMITMENTS AND CONTINGENCIES

Commitments
Service Agreement:
In March 2021, the Company entered into commitments to issue Common Stock shares to third parties in return for services to be provided during 2021 and 2022 as listed below.
Service Provider	Common Stock Shares Committed
Valuefinder	18,938,559
SparkPool	44,640,889
GMR	44,649,889
Total	108,220,337
Purchase agreements:
The Company has entered into equipment purchase agreements totaling $13.4 million, which includes $3.3 million pre- payment as of May 31, 2021. The remaining balance of $10.1 million is due to be paid through July 2022, per the payment schedule set forth in the applicable purchase agreements.
The summary of purchase agreement commitments, deposits, and expected delivery timing (remaining balances are payable in advance of shipping) is as follows:

Agreement Date*	Purchase Commitment	Deposit Paid	Expected Shipping
May 27, 2021	$4,968	$—
April 13, 2021	$8,512	$3,277	August 2021 – July 2022
Total	$13,480	3,277

*
The Company is responsible for all shipping charges incurred in connection with the delivery of the equipment.

Lease agreement:
The Company signed an office lease with the lease commencement date of June 1, 2021. The lease term of 62 months ends on October 31, 2026. Monthly rent payment schedule is:
Lease Period	Monthly Base Rent
Months 1 – 13	$25,856
Months 14 – 25	$26,525
Months 26 – 37	$27,193
Months 38 – 49	$27,862
Months 50 – 61	$28,531
Month 62 – (10/31/26)	$29,199
Claims and Litigation
From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. As of May 31, 2021 and 2020, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of the Company’s consolidated operations. There are also no legal proceedings in which any of the Company’s management or affiliates is an adverse party or has a material interest adverse to the Company’s interest.
11.
SUBSEQUENT EVENTS

Subsequent to fiscal year-end, the Company issued 30.5 million shares of common stock to settle the related party notes payable (“notes payable”) and accrued interest. As of the date of issuance of common stock, the notes payable is extinguished.
On April 15, 2021, the majority shareholders of the Series A Preferred Stock and the Series B Preferred Stock, voted together as a single class to convert their Series A and Series B Preferred Shares into Common Stock pursuant to Section 4 of the certificates of designations setting forth the terms of the Series A Preferred Stock and Series B Preferred Stock. Such provisions provide that consent of a majority of each series of Preferred Stock (the “Shareholder Consent”) triggers a mandatory conversion of all shares of such series of Preferred Stock. The issuance of all such converted or sold stock occurred on July 16, 2021 upon authorization of the Company’s name change by FINRA so that the shares would be issued under the legal name of the Company.
In July, 2021, pursuant to the terms and conditions of a private placement agreement, the company raised $32.5 million funds by issuing 1,380,000 shares of Series D Convertible Redeemable Preferred Stock.
In August, 2021, pursuant to the terms of a private placement agreement the company raised $100,000 funds by issuing an additional 4,000 shares of Series D Convertible Redeemable Preferred Stock.

APPLIED BLOCKCHAIN, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except number of shares and par value data)
Unaudited
	August 31, 2021	May 31, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$28,929	$11,750
Prepaid expenses and other current assets	164	5
Cryptoassets	437	—
Total current assets	29,530	11,755
Right of use asset, net	1,262	—
Deposit on equipment	13,577	3,277
Deposits and other assets	773	—
Property and equipment, net	5,224	20
TOTAL ASSETS	$50,366	$15,052
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$4,807	$248
Accrued dividends	—	116
Current portion of operating lease liability	168	—
Related party notes payable	—	2,135
Other current liabilities	7	—
Total current liabilities	4,982	2,500
Long-term portion of operating lease liability	1,097	—
Total liabilities	6,079	2,500
Commitments and contingencies (Note 10)
Mezzanine equity:
Series C convertible and redeemable preferred stock, $.001 par value, 660,000 shares authorized, issued and outstanding	$15,135	$15,135
Series D convertible and redeemable preferred stock, $.001 par value, 1,304,000 shares authorized, issued, and outstanding	29,902	—
Total mezzanine equity	45,037	15,135
Shareholders’ equity:
Series A convertible preferred stock, $.001 par value, authorized 70,000 shares, 0 and 27,195 shares issued and outstanding, respectively	$—	$3,370
Series B convertible preferred stock, $.001 par value, authorized 50,000 shares, 0 and 17,087 shares issued and outstanding, respectively	—	1,849
Common stock, $.001 par value, 1,000,000,000 shares authorized, 320,381,519 and 9,066,363 shares issued and outstanding	3,122	9
Additional paid in capital	40,856	13,874
Treasury stock, 36,300 shares, at cost	(62)	(62)
Accumulated deficit	(44,666)	(21,623)
Total shareholders’ equity	(751)	(2,583)
Total Mezzanine and shareholders’ equity	44,286	12,552
TOTAL LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ EQUITY	$50,366	$15,052
See Accompanying Notes to the Financial Statements

APPLIED BLOCKCHAIN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
Unaudited
	Three Months Ended
	August 31, 2021	August 31, 2020
Revenues:
Cryptocurrency mining revenue, net	$612	$—
Cost of revenues	349	—
Gross Profit	263	—
Costs and expenses:
Selling, General and Administrative	698	—
Impairment of Cryptocurrency Assets	(20)	—
Stock-based compensation for service agreement	12,337	—
Depreciation	3	—
Total costs and expenses	13.058	—
Operating income (loss)	(12,795)	—
Other income (expense):
Interest Expense	—	(72)
Gain/Loss on Extinguishment of Accounts Payable	40	—
Gain/Loss on Extinguishment of Debt	(1,342)	—
Total Other Income (Expense)	(1,302)	(72)
Net Income (loss) attributable to Common Shareholders	$(14,097)	$(72)
See Accompanying Notes to the Financial Statements

APPLIED BLOCKCHAIN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(In thousands, except per share data)
Unaudited
	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C Convertible Preferred and Redeemable Stock		Series D Convertible Preferred and Redeemable Stock		Common Stock		Additional Paid in Capital	Treasury Stock	Accumulated Deficit	Mezzanine and Shareholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance, May 31, 2021	27,195	$3,370	17,087	$1,849	660,000	$15,135	—	$—	9,066,363	$9	$13,874	$(62)	$(21,623)	$12,552
Extinguishment of Debt	—	—	—	—	—	—	—	—	30,502,970	305	3,173	—	—	3,478
Issuance of Dividends to Preferred Stock	60,822	6,082	29,772	2,979	—	—	—	—	—	—	—	—	(8,946)	116
Conversion of Preferred Stock	(88,017)	(9,452)	(46,859)	(4,828)	—	—	—	—	172,591,849	1,726	12,554	—	—	—
Service Agreement	—	—	—	—	—	—	—	—	108,220,337	1,082	11,255	—	—	12,337
Issuance of Preferred Stock	—	—	—	—	—	—	1,304,000	32,600	—	—	—	—	—	$32,600
Issuance Costs of Preferred Stock	—	—	—	—	—	—	—	(2,698)	—	—	—	—	—	$(2,698)
Net Income (Loss)	—	—	—	—	—	—	—	—	—	—	—	—	(14,097)	$(14,098)
Balance, August 31, 2021	—	$—	—	$—	660,000	$15,135	1,304,000	$29,902	320,381,519	$3,122	$40,856	$(62)	$(44,666)	$44,287
	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C Convertible Preferred and Redeemable Stock		Series D Convertible Preferred and Redeemable Stock		Common Stock		Additional Paid in Capital	Treasury Stock	Accumulated Deficit	Mezzanine and Shareholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance, May 31, 2020	27,195	$3,370	17,087	$1,849	—	$—	—	$—	9,066,363	$9	$13,874	$(62)	$(21,055)	$(2,015)
Net Income (Loss)	—	—	—	—	—	—	—	—	—	—	—	—	(72)	$(72)
Balance, August 31, 2020	27,195	$3,370	17,087	$1,849	—	$—	—	$—	9,066,363	$9	$13,874	$(62)	$(21,127)	$(2,087)
See Accompanying Notes to the Financial Statements

APPLIED BLOCKCHAIN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousand of dollars)
Unaudited
	Three Months Ended
	August 31, 2021	August 31, 2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(14,097)	$(72)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	175	—
Gain/(Loss) on extinguishment of debt	1,342	—
Gain/(Loss) on extinguishment of accounts payable	(40)	—
Impairment of cryptocurrency assets	20
Stock compensation for service agreement	12,337	—
Amortization of right of use asset	28	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(770)	—
Accounts payable and accrued liabilities	368	72
Deposits and other assets	(773)
Payment of operating leases	(25)	—
NET CASH USED BY OPERATING ACTIVITIES	(1,435)	—
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(998)	—
Deposit on equipment	(10,300)	—
NET CASH USED IN INVESTING ACTIVITIES	(11,288)	—
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of preferred stock	32,600	—
Issuance cost for preferred stock	(2,698)	—
NET CASH PROCEEDS FROM FINANCING ACTIVITIES	29,902	—
NET INCREASE IN CASH AND CASH EQUIVALENTS	17,179	—
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	11,750	—
CASH AND CASH EQUIVALENTS, END OF YEAR	$28,929	$—
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$—	$—
SUPPLEMENTAL DISCLOSURE OF NON-CASH OPERATING AND INVESTING ACTIVITIES
Right-of-use asset obtained by lease obligation	$1,291	$—
Fixed assets in accounts payable	$4,391	$—
See Accompanying Notes to the Financial Statements

APPLIED BLOCKCHAIN INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Unaudited)
1.
BUSINESS AND ORGANIZATION

Applied Blockchain, Inc. (the “Company”), operates a proprietary algorithm cryptocurrency mining operation utilizing specialized computers (also known as “miners”) to solve complex cryptographic algorithms to support the Ethereum, whose coins are referred to as Ether, and Altcoin blockchain in exchange for cryptocurrency rewards. The Company’s revenue is generated through successful rewards which can then be held and sold.
Additionally, the Company is currently building a co-hosting facility in which customers will lease space and access to electricity and in which the Company will also install its own mining equipment providing fees from customers and less expensive access to power to run the crypto mining business. The facility is expected to open during the fourth quarter of 2021.
The Company was originally incorporated in Nevada in May 2001. Effective April 14, 2021, the Company’s name was changed to Applied Blockchain, Inc. from Applied Science Products, Inc. During the year ended May 31, 2021, the Company formed two subsidiaries, Shanghai Sparkly Ore Tech, Ltd and Applied Blockchain, Cayman. Shanghai Sparkly Ore Tech, Ltd is a wholly owned foreign entity in China. Applied Blockchain, Cayman entity will hold and manage the digital wallet.
2.
LIQUIDITY AND FINANCIAL CONDITION

As of August 31, 2021, the Company had approximate cash and cash equivalent of $28.9 million and working capital of $25.3 million. In July 2021, the Company raised $32.5 million funds through private stock sale. Historically the Company has incurred losses and has relied on equity financings to fund its operations. Based on analysis of cash flows, current net working capital, and expected operations revenue, the Company believes its current cash on hand is sufficient to meet its operating and capital requirement for at least next twelve months from the date these financial statements are issued.
The Company’s Series C and Series D preferred stock redemption feature is contingent on the event the Company is not able to register its common stock for trading on or after October 15, 2022, and requisite holders provide a written redemption notice. In case the Company is unsuccessful in registering its common stock and the requisite holders provide written notice to redeem stock, the Company will have to redeem the shares at their stated value plus accrued but unpaid dividends. The Company does not anticipate any issues meeting these requirements and believes it will be successful in registering its common stock timely.
3.
BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation:
The accompanying consolidated financial statements of the Company include the accounts of the Company and its wholly owned and controlled subsidiaries. Consolidated subsidiaries results are included from the date the subsidiary was formed or acquired. Intercompany investments, balances and transactions have been eliminated in consolidation. The company’s consolidated operating subsidiaries include wholly owned Shanghai Sparkly Ore Technology and Applied Blockchain Limited, Cayman.
Use of estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ significantly from those estimates. The most significant accounting estimates inherent in the preparation of the Company’s financial statements include estimates associated with asset valuations, and the valuation allowance associated with the Company’s deferred tax assets.

APPLIED BLOCKCHAIN INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Unaudited)
Revenue Recognition
The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers. The core principle of the revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled to in exchange for those goods or services. The following five steps are applied to achieve that core principle:
•
Step 1:   Identify the contract, or contracts, with the customer;

•
Step 2:   Identify the performance obligations in the contract;

•
Step 3:   Determine the transaction price;

•
Step 4:   Allocate the transaction price to the performance obligations in the contract; and

•
Step 5:   Recognize revenue when, or as, the Company satisfies a performance obligation.

In order to identify the performance obligations in a contract with a customer, the Company must assess the promised goods or services in the contract and identify each promised good or service that is distinct. A performance obligation meets ASC 606’s definition of a “distinct” good or service (or bundle of goods or services) if both of the following criteria are met: The customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (i.e., the good or service is capable of being distinct), and the entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (i.e., the promise to transfer the good or service is distinct within the context of the contract).
If a good or service is not distinct, the good or service is combined with other promised goods or services until a bundle of goods or services is identified that is distinct.
The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer. The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both. When determining the transaction price, an entity must consider the effects of all of the following:
•
Variable consideration;

•
Constraining estimates of variable consideration;

•
The existence of a significant financing component in the contract;

•
Noncash consideration; and

•
Consideration payable to a customer.

Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. The transaction price is allocated to each performance obligation on a relative standalone selling price basis. The transaction price allocated to each performance obligation is recognized when that performance obligation is satisfied, at a point in time or over time as appropriate.
Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less at the date of acquisition to be cash equivalents.
Fair Value of Financial Instruments
The Company accounts for financial instruments under Financial Accounting Standards Board (“FASB”) ASC 820, Fair Value Measurements. This statement defines fair value, establishes a framework

APPLIED BLOCKCHAIN INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Unaudited)
for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements, ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:
Level 1 —
Unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2 —
Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly; and

Level 3 —
Inputs for the asset or liability that are not based on observable market data.

Observable inputs are based on market data obtained from independent sources, while unobservable inputs are based on the Company’s market assumptions. Unobservable inputs require significant management judgment or estimation. In some cases, the inputs used to measure an asset or liability may fall into different levels of the fair value hierarchy. In those instances, the fair value measurement is required to be classified using the lowest level of input that is significant to the fair value measurement. Such determination requires significant management judgment. As of May 31, 2021 and 2020, there were no financial assets or liabilities measured at fair value. The note payable is a current liability and is recorded at fair value.
Cryptoassets
Cryptoassets are included in current assets in the accompanying consolidated balance sheets. Cryptoassets are classified as indefinite-lived intangible assets in accordance with Accounting Standards Codification (“ASC”) 350, Intangibles — Goodwill and Other, and are accounted for in connection with the Company’s revenue recognition policy detailed above and in Footnote 5. Management will evaluate market conditions on a quarterly basis. When events or circumstance identified through this process indicate that cryptoassets may be impaired, they are tested for impairment. Impairment, if any, is recognized for the difference between the fair value of the underlying cryptoasset and the carrying amount of the cryptoasset. Fair value is measured using the quoted price of the cryptoasset at the time its fair value is being measured.
Cryptoassets awarded to the Company through its mining activities are included within the operating activities in the accompanying consolidated statements of cash flows. Gains from the sales of cryptoassets are recorded in other income (expense) in the accompanying consolidated statements of operations. The Company accounts for its gains in accordance with the first in, first out (“FIFO”) method of accounting.
Property and Equipment
Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally two years for cryptocurrency mining equipment and three years for computer related assets and office equipment. The cost of maintenance and repairs is charged to operations as incurred, whereas significant repairs are capitalized.
Lease Accounting
The Company accounts for its leases under ASC 842, Leases (“ASC 842”). Accordingly, the Company determines whether an arrangement contains a lease at the inception of the arrangement. If a lease is determined to exist, the term of such lease is assessed based on the date on which the underlying asset is made available for the Company’s use by the lessor. The Company’s assessment of the lease term reflects the non-cancelable term of the lease, inclusive of any rent-free periods and/or periods covered by early-termination options which the Company is reasonably certain of not exercising, as well as periods covered by renewal options which the Company is reasonably certain of exercising. The Company also determines lease classification as either operating or finance at lease commencement, which governs the pattern of expense recognition and the presentation reflected in the consolidated statements of operations over the lease term.

APPLIED BLOCKCHAIN INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Unaudited)
For leases with a term exceeding 12 months, a lease liability is recorded on the Company’s consolidated balance sheet at lease commencement reflecting the present value of its fixed minimum payment obligations over the lease term. A corresponding right-of-use (“ROU”) asset equal to the initial lease liability is also recorded, adjusted for any prepaid rent and/or initial direct costs incurred in connection with execution of the lease and reduced by any lease incentives received. For purposes of measuring the present value of its fixed payment obligations for a given lease, the Company uses its incremental borrowing rate, determined based on information available at lease commencement, as rates implicit in its leasing arrangements are typically not readily determinable. The Company’s incremental borrowing rate reflects the rate it would pay to borrow and incorporates the term and economic environment of the associated lease.
For the Company’s operating leases, fixed lease payments are recognized as lease expense on a straight-line basis over the lease term. For leases with a term of 12 months or less, any fixed lease payments are recognized on a straight-line basis over the lease term and are not recognized on the Company’s consolidated balance sheet as an accounting policy election. Leases qualifying for the short-term lease exception were insignificant. Variable lease costs are recognized as incurred.
Income Taxes
The Company accounts for income taxes pursuant to the provision of Accounting Standard Codification (“ASC”) 740, Accounting for Income Taxes” which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. A valuation allowance is required to the extent any deferred tax assets may not be realizable.
ASC Topic 740, Income Taxes, (“ASC 740”), also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The benefit of a tax position is recognized in the financial statements in the period during which based on all available evidence, management believes it is most likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions.
ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure, and transition.
Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s consolidated financial statements.
The COVID-19 pandemic has a global reach, and many countries are introducing measures that provide relief to taxpayers in a variety of ways. In March 2020, the U.S. government enacted tax legislation containing provision to support business during the COVID-19 pandemic, including deferment of the employer portion of certain payroll taxes, refundable payroll tax credits, and technical amendments to tax depreciation methods for qualified improvement property, and adjusts business interest limitations under IRC section 163(j) from 30 percent to 50 percent. The Company will have no impact as a result of the CARES Act during the years ended May 31, 2021 and 2020.
Recent Accounting Pronouncements
The Company continually assesses any new accounting pronouncements to determine their applicability. When it is determined that a new accounting pronouncement affects the Company’s financial reporting, the Company undertakes a study to determine the consequences of the change to its consolidated financial

APPLIED BLOCKCHAIN INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Unaudited)
statements and assures that there are proper controls in place to ascertain that the Company’s consolidated financial statements properly reflect the change.
In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted.
In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and it also simplifies the diluted earnings per share calculation in certain areas. This ASU is effective for annual reporting periods beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020. This update permits the use of either the modified retrospective or fully retrospective method of transition. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements and related disclosures.
4.
PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of August 31, 2021, and May 31, 2021:
	August 31, 2021	May 31, 2021
Cryptocurrency mining equipment	$5,181	$—
Office and computer equipment	156	21
Autos	63	—
Total cost of property and equipment	5,400	21
Accumulated depreciation	(176)	(1)
Property and equipment, net	$5,224	$20
Depreciation expense totaled $175 thousand and $1 for the quarterly period ended August 31, 2021, and May 31, 2021, respectively. Depreciation is computed on the straight-line basis for the period assets are in service.
5.   REVENUE FROM CONTRACTS WITH CUSTOMERS
The Company recognizes revenue when promised services are transferred to customers in an amount that reflects the consideration to which the Company expects to be received in exchange for those services. The Company notes all revenue during the quarter was received through cryptoasset mining.
Cryptoasset mining revenue
The Company has entered into cryptoasset mining pools by executing contracts with the mining pool operators to provide computing power to the mining pool. The contracts are terminable at any time by either party and the Company’s enforceable right to compensation only begins when the Company provides computing power to the mining pool operator. In exchange for providing computing power, the Company is entitled to a theoretical fractional share of the cryptoasset award the mining pool operator receives (less service fees to the mining pool operator which are recorded as a reduction of revenue) for successfully adding a block to the blockchain. The Company’s fractional share is based on the proportion of computing power

APPLIED BLOCKCHAIN INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Unaudited)
the Company contributed to the mining pool operator to the total computing power contributed by all mining pool participants in solving the current algorithm.
Providing computing power in cryptoasset transaction verification services is an output of the Company’s ordinary activities. The provision of providing such computing power is the only performance obligation in the Company’s contracts with mining pool operators. The transaction consideration the Company receives, if any, is noncash consideration, which the Company measures at fair value on the date received, which is not materially different than the fair value at contract inception or the time the Company has earned the award from the pools. The consideration is all variable. Because validation awards are not known until a block is placed, the consideration is constrained until the mining pool operator successfully places a block (by being the first to solve an algorithm) and the Company receives confirmation of the consideration it will receive, at which time revenue is recognized. Fair value of the cryptoasset award received is determined using the quoted price on the Company’s primary exchange of the related cryptoasset at the time of receipt.
There is currently no specific definitive guidance under GAAP or alternative accounting framework for the accounting for cryptoassets recognized as revenue or held, and management has exercised significant judgment in determining the appropriate accounting treatment. In the event authoritative guidance is enacted by the Financial Accounting Standards Board (“FASB”), the Company may be required to change its policies, which could have an effect on the Company’s consolidated financial position and results of operations.
6.
CRYPTOASSETS

As of August 31, 2021, the Company determined that impairment existed and as such, the Company recorded an impairment loss of $20 thousand to reduce the carrying cost. As of August 31, 2021, the Company’s cryptoassets consisted of approximately 148 Ether.
The following table presents a summary of cryptoasset activity during the quarterly period.
Beginning Balance – May 31, 2021	$—
Cryptoassets earned through mining	618
Mining pool operating fees	(6)
Cryptoassets sold or converted	(155)
Impairment of cryptocurrencies	(20)
Ending Balance – August 31, 2021	$437

7.
RELATED PARTY NOTES PAYABLE

A related party note payable held by the CEO of the Company was extinguished with stock issuance settlement on June 12, 2021. An exchange agreement was reached effective June 12, 2021, whereby outstanding debt principal of $470 thousand and accrued interest of $1.6 million was converted to 30.5 million aggregate Common Stock shares at a fair value price of $.125 per share for a loss on extinguishment of $1.3 million. Upon the consummation of the Exchange Agreement, the note payable was surrendered and cancelled; and all rights including rights to accrued interest due will be extinguished.
8.
REDEEMABLE EQUITY

Series C Preferred Stock
As of August 31, 2021, 660,000 shares of Series C Preferred Stock are outstanding. The shares of Series C Preferred Stock are convertible into shares of common stock. These shares were offered and sold to certain “accredited investors” in a private placement without registration of the shares under Rule 506 of the Securities Act and the rules and regulations promulgated thereunder.

APPLIED BLOCKCHAIN INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Unaudited)
Holders of Series C Preferred Stock shall vote together with holders of common stock on an as-if converted to common stock basis, except in certain circumstances, such as a material change to the principal business, or a significant transaction event defined by the certificate of designation. Series C Preferred Stock ranks pari passu with Series D Preferred Stock.
Paid-in-kind (“PIK”) Dividends will be charged at a rate of 10% per annum provided that the Company’s common stock is not listed or traded before December 15, 2021, or 12% if the registration statements has not been declared by that date. The rate will increase to 15% if these targets are not met by October 15, 2022. Dividends will be terminated upon conversion or upon the Company’s satisfaction of the listing target and registration statement target.
On the Conversion Date, all shares of Series C Preferred Stock will be automatically converted (without payment of additional consideration) into such number of fully paid and non-assessable shares of common stock as determined by dividing the Stated Value by the Conversion Price of $0.13, subject to adjustment, in effect on such Conversion Date.
The Company is required to reserve and keep available shares of common stock out of authorized and unissued shares of common stock for the sole purpose of issuance upon conversion of the Series C Preferred Stock, free from preemptive rights or any other actual contingent purchase rights. Each holder of shares of Series C Preferred Stock is entitled to convert any portion of the outstanding Series C Preferred Stock and any PIK Dividends held by such holder, without the payment of additional consideration, into such number of fully paid and non-assessable shares of common stock.
Unless prohibited by Nevada law, shares of Series C Preferred Stock shall be redeemed (a “Mandatory Redemption”) at a price equal to Stated Value of such Series C Preferred Stock, plus an amount per share equal to the Stated Value of each share of Series C Preferred Stock issuable as a result of accrued but unpaid PIK Dividends (the “Redemption Price”), if the Requisite Holders provide written notice of redemption to us on or after the October 15, 2022, which notice may only be so provided if on or after such date common stock is not listed on a Trading Market. The date of redemption will be selected by us and occur within 30 days following the date that The Company receives such notice.
If the Company fails to redeem the Series C Preferred Stock as set forth above, PIK Dividends will continue to accrue.
Series D Preferred Stock
As of the date hereof, 1,380,000 shares of Series D Preferred Stock are issued and outstanding. The shares of Series D Preferred Stock are convertible into shares of common stock. These shares were offered and sold to certain “accredited investors” and non-U.S. Persons in a private placement without registration of the shares under Regulation D and Regulation S of the Securities Act.
The Series D Preferred stock ranks pari passu with the Series C Preferred Stock.
Holders of Series D Preferred Stock shall vote together with holders of common stock on an as-if converted to common stock basis, except in certain circumstances, such as a material change to the principal business, or a significant transaction event defined by the certificate of designation.
PIK dividends will be charged at a rate of 10% per annum provided that the Company’s common stock is not listed or traded before December 15, 2021, or 12% if the registration statements has not been declared by that date. The rate will increase to 15% if these targets are not met by October 15, 2022. Dividends will be terminated upon conversion or upon the Company’s satisfaction of the listing target and registration statement target.
On the date that an event triggers an automatic conversion, including the date on which this registration statement is declared effective by the SEC (the “Conversion Date”), all shares of Series D Preferred Stock will be automatically converted (without payment of additional consideration) into such number of fully paid

APPLIED BLOCKCHAIN INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Unaudited)
and non-assessable shares of common stock as determined by dividing the Stated Value by the Conversion Price in effect on such Conversion Date. All rights with respect to the Series D Preferred Stock will terminate on the Conversion Date.
The conversion price shall be a price per share equal to the least of (i) $0.44 per share, (ii) 75% of the price per share to be sold in certain offerings, including an initial public offering, (iii) 75% of the opening public price per share in a direct listing of common stock on a Trading Market, or (iv) 75% of the per share amount to be paid for each share of common stock in a sale of all or substantially all of stock or assets, in each case subject to adjustment.
The Company is required to reserve and keep available shares of common stock out of its authorized and unissued shares of common stock for the sole purpose of issuance upon conversion of the Series D Preferred Stock, free from preemptive rights or any other actual contingent purchase rights.
Each holder of shares of Series D Preferred Stock is entitled to convert any portion of the outstanding Series D Preferred Stock and any PIK Dividends held by such holder, without the payment of additional consideration, into such number of fully paid and non-assessable shares of common stock by dividing (A) the sum of (1) the Stated Value of all outstanding shares of Series D Preferred Stock being converted, (2) the aggregate Stated Value of all shares of Series D Preferred Stock due as PIK Dividends to such holder being converted and (3) any cash dividends accrued and payable to such holder by (B) the conversion price in effect, as adjusted.
Unless prohibited by Nevada law, shares of Series D Preferred Stock shall be redeemed (a “Mandatory Redemption”) at a price equal to Stated Value of such Series D Preferred Stock, plus an amount per share equal to the Stated Value of each share of Series D Preferred Stock issuable as a result of accrued but unpaid PIK Dividends (the “Redemption Price”), if the Requisite Holders provide written notice of redemption to us on or after the October 15, 2022, which notice may only be so provided if on or after such date common stock is not listed on a Trading Market. The date of redemption will be selected by us and occur within 30 days following the date that the Company receives such notice.
If the Company fail to redeem the Series D Preferred Stock as set forth above, PIK Dividends will continue to accrue.
No dividends have been accrued for the Series C or Series D Preferred Shares.
Liquidation preferences table for Preferred Stock shown below:
Class of Stock	Ranking	Liquidation Preferences
Redeemable and Convertible Series C shares	Priority 1	Cash equal to $25 per share plus accrued or unpaid PIK dividends	Ratably share in distribution of assets in proportion to preferential entitled amounts
Redeemable and Convertible Series D shares	Priority 1	Cash equal to $25 per share plus accrued or unpaid PIK dividends	Ratably share in distribution of assets in proportion to preferential entitled amounts

APPLIED BLOCKCHAIN INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Unaudited)
Valuation summary table for Preferred Stock shown below:
Class of Stock	Carrying Value	Accrued Dividends	Accumulating Dividends not Declared	Liquidation Amount
Redeemable and Convertible Series C shares	$15,135,023	$—	$—	$16,500,000
Redeemable and Convertible Series D shares	$29,902,044	$—	$—	$32,600,000

9.
SHAREHOLDERS’ EQUITY

Common Stock
The Company is authorized to issue 500,000,000 shares of Common Stock at $.001 par value per share. As of August 31, 2021, and 2020, 320,381,519 and 9,066,363 shares of Common Stock were outstanding, respectively.
In March 2021, the Company entered into service agreements collectively with GMR Limited, Xsquared Holding Limited (“SparkPool”), and Valuefinder to provide cryptocurrency mining management, equipment and other services to assist with the mining operation of the Company during 2021 and 2022. In exchange, the Company agreed to issue Common Stock shares as shown below and included in the agreement. All shares were issued in June 2021.
Service Provider	Common Stock Shares Committed
ValueFinder	18,938,559
SparkPool	44,640,889
GMR	44,649,889
Total	108,229,337
The fair value of the share based compensation issued was calculated using the fair value of outstanding equity using the option pricing method, weighted as shown below. All shares issued under the agreed immediately.
Class of Stock	Option Pricing Fair Value	Weight
Common Stock	$0.067	25%
Conversion Price of Series C Shares	0.130	75%
	$0.114
Series A Convertible Preferred Stock
Each share of Series A Convertible Preferred Stock (“Series A Preferred Stock”) had a liquidation value of $100 per share, was convertible into 1,429 shares of Common Stock of the Company (subject to adjustment) and paid a cash dividend of 8% or a dividend in kind of 10%. The dividends were accrued quarterly based on the original purchase price of the Series A Preferred Stock.
All shares were converted effective June 12, 2021, to common shares. 46,859,000 common shares were issued in exchange for the Series A Convertible Preferred Stock.
Series B Convertible Preferred Stock
Each share of Series B Convertible Preferred Stock (“Series B Preferred Stock”) had a liquidation value of $100 per share, was convertible into 1,000 shares of Common Stock of the Company (subject to adjustment) and paid a cash dividend of 8% or a dividend in kind of 10%. The dividends were accrued quarterly based on the original purchase price of the Series B Preferred Stock.

APPLIED BLOCKCHAIN INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Unaudited)
All shares were converted effective June 12, 2021, to common shares. 46,859,000 common shares were issued in exchange for the Series B Convertible Preferred Stock.
There are $0 and $116 thousand of accrued dividends related to the Series A and B Convertible Preferred Stock as of August 31, 2021, and 2020, respectively.
10.
LEASES

As of August 31, 2021, the Company had an operating lease liability and right of use asset for its office space that expires in October 2026. As of August 31, 2020, the Company did not have any significant operating lease balances. The Company did not have any finance leases as of August 31, 2021, and May 31, 2021 Rental expense for lease payments related to operating leases is recognized on a straight -line basis over the remaining lease term.
The Company has elected the short-term lease exception and therefore, only recognized lease liabilities and right of use assets for leases longer than one year. The Company has also elected the practical expedient of not separating lease components for its real estate leases.
As of August 31, 2021, and May 31, 2021 the balance of the right of use assets were $1.2 million and $0, respectively, and the balance of the lease liability is $1.2 million and $0, respectively, for the Company’s office lease.
The calculation of these lease assets and liabilities includes minimum lease payments over the remaining lease term. Any variable lease payments are excluded from the amounts and are recognized in the period in which those obligations are incurred. Operating lease assets are included as Capital lease assets, net on the Balance Sheet. The current portion of lease liabilities are presented as Current portion of lease liability on the Balance Sheet with the remainder included as a long-term asset named Long-term portion of lease liability on the Balance Sheet.
Rent expense of $53 thousand for the quarter ended August 31, 2021 was related to operating lease expenses. No variable lease costs were incurred during the quarter. For the quarter ended August 31, 2020, no rent expense was recorded.
The operating cash flow from leases was a net outflow of $81 thousand and $0 for the quarter ended August 31, 2021, and 2020, respectively. This is reflected in the cash flow through $53 thousand of rent expense included in net income and $28 thousand of amortization of the related right-of use asset. As of August 31, 2021, additional leasing details are as follows:
Weighted-average months remaining	62.4 months

Weighted-average discount rate	12.50%
The following table represents the Company’s future minimum operating lease payments as of August 31, 2021 under ASC 842 (in thousands):
Year	Office Lease	Other Leases	Total
FY22	$233	$46	$279
FY23	317	6	323
FY24	325	—	325
FY25	333	—	333
FY26	341	—	341
Beyond	203	—	203

APPLIED BLOCKCHAIN INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Unaudited)
11.
RELATED PARTY TRANSACTIONS

Parties are considered related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all related party transactions.
In March 2021, the Company executed a strategy planning and portfolio advisory services agreement (“Services Agreement”) with GMR Limited, a British Virgin Island limited liability company (“GMR”), Xsquared Holding Limited, a British Virgin Island limited liability company (“SparkPool”) and Valuefinder, a British Virgin Islands limited liability company (“Valuefinder”) and, together with GMR and SparkPool, the “Service Providers”). Jason Zhang, a board member of the Company, is the sole equity holder and manager, of Valuefinder and a related party. Pursuant to the Services Agreement, the Service Providers agreed to provide cryptoasset mining management and analysis and to assist the Company in securing difficult to obtain equipment and the Company agreed to issue 44,640,889 shares of the Company’s common stock to GMR or its designees, 44,640,889 shares of the Company’s common stock to SparkPool or its designees and 18,938,559 shares of the Company’s common stock to Valuefinder or its designees. Each Service Provider has provided such services to the Company which services commenced in June 2021. In July 2021, after clearance of the Company’s name change by FINRA and receipt of additional information from the Service Providers required by the transfer agent, the Company issued 44,640,889 shares of the Company’s common stock to each of GMR and SparkPool and 18,938,559 shares of the Company’s common stock to Jason Zhang, Valuefinder’s designee.
The services have been accounted for at fair value of the equity instrument pursuant to ASU 2018-07, Stock Compensation (Topic 718): Nonemployee Shared-Based Payment. The value of the common shares issued as compensation was set at the valuation determined in connection with the Company’s issuance and sale of its Series C Redeemable Convertible Preferred Stock, $0.13 per share. The total value of the common shares issued pursuant to the services agreement was assigned to the services provided by the Service Providers.
12.
COMMITMENTS AND CONTINGENCIES

Commitments
Purchase Agreements
The Company has entered into equipment purchase agreements totaling $8.5 million, including $5.0 million paid through August 31, 2021. The remaining balance of $2.9 million is due to be paid through July 2022, with $2.0 million remaining to be paid in 2021 and $1.4 million to be paid in 2022, per the payment schedule set forth in the applicable purchase agreements. The machines included in the purchase agreements are expected to be delivered in the second quarter of 2021.
Claims and Litigation
From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. As of May 31, 2021, and 2020, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of the Company’s consolidated operations. There are also no legal proceedings in which any of the Company’s management or affiliates is an adverse party or has a material interest adverse to the Company’s interest.
13.
EARNINGS PER SHARE

Basic net income (loss) per share (“EPS”) of common stock is computed by dividing the Company’s net earnings (loss) by the weighted average number of shares of common stock outstanding during the

APPLIED BLOCKCHAIN INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Unaudited)
period. Diluted EPS reflects the potential dilution that could occur if the securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.
Potentially dilutive securities are excluded from the computation of diluted net loss per share as their inclusion would be anti-dilutive. Refer to Footnote 8 for details on outstanding classes of preferred shares. The table below shows the calculation for this quarter’s earnings per share:
Basic and diluted income (loss) per share:
	Quarterly Period Ended August 31,
	2021	2020
Net income (loss)	$(14,098)	$(72)
Basic and diluted weighted average number of shares outstanding	269,623,613	9,066,363
Basic and diluted net income (loss) per share	$(0.05)	$(0.01)

14.
SUBSEQUENT EVENTS

Subsequent to quarter-end, in October 2021, Applied Blockchain, Ltd. (“Applied Ltd”), a wholly owned subsidiary of the Company, entered into a Services Agreement with SparkPool pursuant to which SparkPool would provide advice to Applied Ltd. to enable Applied Ltd. to establish a GPU and ASIC pool services business. In consideration, Applied Ltd. agreed to pay a share of any revenue received by it from any third parties for GPU or ASIC pool services. The Services Agreement is effective until either party terminates it on 30 days’ prior written notice, provided that such termination does not extinguish the obligation of Applied Ltd. to pay a share of revenue received by it from any third parties for GPU or ASIC pool services.
In September 2021, the Company purchased a 40-acre parcel of land in Stutsman County, North Dakota for a purchase price of $1 million.
In October 2021, pursuant to the terms of a private placement agreement, as amended, the Company raised $1,900,000 by issuing an additional 76,000 shares of Series D Convertible Redeemable Preferred Stock.

210,409,090 Shares of Common Stock
PRELIMINARY PROSPECTUS
            , 2021
Through and including           , 2021 (25 days after the date of this prospectus), all dealers that effect transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 13.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. All of the amounts shown are estimates, except for the SEC Registration Fee. All fees shall be added by amendment.
SEC Registration Fee		$33,082.01
FINRA Filing Fee	$	[ ]
OTCQB Listing Fee	$	[ ]
Printing Fees and Expenses	$	[ ]
Accounting Fees and Expenses	$	[ ]
Legal Fees and Expenses	$	[ ]
Transfer Agent and Registrar Fees	$	[ ]
Miscellaneous Fees and Expenses	$	[ ]
Total	$	[ ]
ITEM 14.   INDEMNIFICATION OF OFFICERS AND DIRECTORS
Neither our second amended and restated articles of incorporation, nor our amended and restated bylaws, prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statutes (“NRS”). NRS Section 78.7502, provides that a corporation may indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.
NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

i

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.
Our bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the NRS, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification. We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the NRS would permit indemnification.
ITEM 15.   RECENT SALES OF UNREGISTERED SECURITIES
During the past three years, we have issued securities in the following transactions, each of which was exempt from the registration requirements of the Securities Act:
1.
On March 19, 2021, the Company and certain consultants entered into a Services Agreement pursuant to which the consultants agreed to provide specified services to the Company and the Company agreed to issue shares of common stock to each consultant in connection with the closing of the offering of Series C Preferred Stock by the Company. In satisfaction of the Company’s obligations under the Services Agreement, upon FINRA’s processing of the Company’s name change and receipt of additional information from the service providers required by the transfer agent, on July 16, 2021, the Company issued an aggregate of 108,220,162 common shares to the consultants pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

2.
On April 15, 2021, the holders of a majority of the shares of the Company’s Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, voted to convert their Series A Convertible Preferred Stock and Series B Convertible Preferred Stock which caused a mandatory conversion of all such Series A Convertible Preferred Stock and Series B Convertible Preferred Stock. As a result of the mandatory conversion, and upon FINRA’s processing of the Company’s name change and receipt of additional information from the service providers required by the transfer agent, on July 2, 2021, the Company issued an aggregate of 172,591,850 shares of common stock. The conversions were undertaken pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act.

3.
Also on April 15, 2021, the Company and certain holders of the Company’s notes entered into an Exchange Agreement pursuant to which the Company exchanged all such notes for an aggregate of 18,938,528 shares of the Company’s common stock. Upon FINRA’s processing of the Company’s name change and receipt of additional information from the service providers required by the transfer agent, the exchange was undertaken on July 7, 2021 pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act.

4.
On July 16, 2021, upon FINRA’s processing of the Company’s name change and receipt of additional information from the service providers required by the transfer agent and pursuant to the terms and conditions of a private placement agreement, the Company sold 660,000 shares of Series C Convertible Redeemable Preferred Stock, par value $0.001 per share (“Series C Preferred Stock”), for $16.5 million. The Company’s Series C Preferred Stock has a stated value of $25 per share. The Series C Preferred Stock was issued without registration based on the exemption from registration provided under Regulation D of the Securities Act. B. Riley Securities, Inc. acted as placement agent in connection with the offering of the Company’s Series C Preferred Stock.

5.
On July 30, 2021, pursuant to the terms and conditions of a private placement agreement, the Company issued an aggregate of 1,300,000 shares of Series D Convertible Redeemable Preferred Stock, par value $0.001 per share (“Series D Preferred Stock”), for $32.5 million. The Company’s

Series D Preferred Stock has a stated value of $25 per share. The Series D Preferred Stock was issued without registration based on the exemptions from registration provided under Regulation D and Regulation S of the Securities Act. B. Riley Securities, Inc. acted as placement agent in connection with the offering of the Company’s Series D Preferred Stock.
6.
On August 24, 2021, pursuant to the terms and conditions of a private placement agreement, the Company issued an additional 100,000 shares of Series D Preferred Stock for $100,000. The Company’s Series D Preferred Stock has a stated value of $25 per share. The Series D Preferred Stock was issued without registration based on the exemptions from registration provided under Regulation D of the Securities Act. B. Riley Securities, Inc. acted as placement agent in connection with the offering of the Company’s Series D Preferred Stock.

7.
On October 7, 2021, pursuant to the terms and conditions of a private placement agreement, the Company issued an additional 76,000 shares of Series D Preferred Stock for $1,900,000. The Company’s Series D Preferred Stock has a stated value of $25 per share. The Series D Preferred Stock was issued without registration based on the exemptions from registration provided under Regulation D of the Securities Act. B. Riley Securities, Inc. acted as placement agent in connection with the offering of the Company’s Series D Preferred Stock.

ITEM 16.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
The following exhibits are filed with this registration statement.
Exhibit No.	Description
3.1*	Second Amended and Restated Articles of Incorporation, as amended from time to time
3.2*	Amended and Restated Bylaws, as amended from time to time
4.1*	Registration Rights Agreement, dated April 15, 2021, by and between the Company and B. Securities, Inc., for the benefit of B. Riley Securities, Inc. and the Investors
4.2*	Registration Rights Agreement, dated July 30, 2021, by and between the Company and B. Securities, Inc., for the benefit of B. Riley Securities, Inc. and the Investors
4.3*	Right of First Refusal and Co-Sale Agreement, dated as of April 15, 2021, by and between the Company, the Key Holders and Investors
4.4*	Right of First Refusal and Co-Sale Agreement, dated as of July 30, 2021, by and between the Company, the Key Holders and Investors
5.1**	Opinion
10.1*	Services Agreement, dated March 19, 2021, by and among the Company, GMR Limited, Xsquared Holding Limited, and Valuefinder
10.2*	Master Professional Services Agreement between Ulteig Engineers, Inc. and APLD Hosting, LLC
10.3*	Non-Fixed Price Sales and Purchase Agreement, dated April 13, 2021, between Bitmain Technologies Limited and the Company
10.4*	Coinmint Colocation Mining Services Agreement dated as of June 15, 2021 by and between Coinmint, LLC and the Company
10.5#	Service Framework Agreement, dated July 5, 2021, by and between APLD Hosting, LLC and JointHash Holding Limited
10.6#	Amended and Restated Electric Services Agreement, dated September 13, 2021, by and between APLD Hosting, LLC and [Redacted]
10.7*	Sublease Agreement, dated as of May 19, 2021, by and between the Company and Encap Investments L.P.
10.8#	Service Framework Agreement, dated July 5, 2021, by and between APLD Hosting, LLC and Bitmain Technologies Limited
10.9#	Master Hosting Agreement, dated as of September 20, 2021, by and between APLD Hosting, LLC and F2Pool Mining, Inc.
10.10#	Master Hosting Agreement, dated as of October 12, 2021, by and between APLD Hosting, LLC and Hashing LLC.

Exhibit No.	Description
10.11	Services Agreement, effective as of October 12, 2021, by and among Applied Blockchain, LTD and Xsquared Holding Limited.
10.12†	2021 Incentive Plan
10.13†	2021 Non-Employee Director Stock Plan
21*	Subsidiaries
23.1*	Consent of Marcum, LLP
23.2	Consent of Marcum, LLP
23.3**	Consent (included in Exhibit 5.1)
24.1*	Power of Attorney (contained in the signature page of the original filing of this Registration Statement on Form S-1)

*
Previously filed with the original filing of this Registration Statement on Form S-1.

**
To be filed by amendment.

#
Portions of this exhibit have been omitted pursuant to Rule 601(b)(10) of Regulation S-K. The omitted information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

†
Management Compensatory Arrangement

ITEM 17.   UNDERTAKINGS
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes:
(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, Texas on November 2, 2021.
APPLIED BLOCKCHAIN, INC.
By:	/s/ Wes Cummins Name: Wes Cummins Title: Chief Executive Officer, Secretary, Treasurer, Chairperson of the Board and Director (Principal Executive Officer)
By:	/s/ David Rench Name: David Rench Title: Chief Financial Officer (Principal Financial and Accounting Officer)
Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to registration statement has been signed by the following persons in the capacities and on the dates indicated.
Person	Capacity	Date
/s/ Wes Cummins Wes Cummins	Chairperson of the Board and Director (Principal Executive Officer)	November 2, 2021
* Chuck Hastings	Director	November 2, 2021
* Kelli McDonald	Director	November 2, 2021
* Doug Miller	Director	November 2, 2021
* Virginia Moore	Director	November 2, 2021
* Richard Nottenburg	Director	November 2, 2021
* Jason Zhang	Director	November 2, 2021

* By:
/s/ Wes Cummins

Wes Cummins
Attorney-In-Fact

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